     As filed with the Securities and Exchange Commission on June 8, 2004.
                            Registration No. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               -------------------

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                           CAMCO FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                              6035                            51-0110823
--------------------------------     ----------------------------            -------------------
   (State or other jurisdiction      (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                               6901 Glenn Highway
                              Cambridge, Ohio 43725
                                 (740) 435-2020
               ---------------------------------------------------
               (Address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

        MR. RICHARD C. BAYLOR           KIMBERLY J. SCHAEFER, ESQ.
        Camco Financial Corporation     Vorys, Sater, Seymour and Pease LLP
        6901 Glenn Highway              221 E. Fourth Street
        Cambridge, Ohio 43725           Suite 2000, Atrium Two
        (740) 435-2020                  Cincinnati, Ohio 45202
                                        (513) 723-4068

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and all other conditions to the consummation of the transactions have been satisfied or waived.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

    Title of each
 class of securities        Amount to be           Proposed maximum             Proposed maximum          Amount of
  to be registered         registered (1)       offering price per unit         aggregate price (2)    registration fee
-----------------------  ------------------     -----------------------       ----------------------   ----------------
Common Stock, $1.00      325,000 shares of                N/A                      $701,380.10              $88.86
par value per share      Common Stock

-------------------------------
(1) Based upon the maximum number of shares of common stock that the Registrant may be required to issue in the transaction, calculated as the product of (i) 178,019 (half of the aggregate number of shares of London Financial Corporation expected to be outstanding when the transaction is consummated) and (ii) an exchange ratio of 1.82565 shares of the Registrant's common stock for each share of London Financial, which such ratio takes into account adjustments pursuant to the Merger Agreement based upon fluctuations in the Registrant's stock price.

(footnotes continued on next page)

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the Registrant's common stock to be exchanged in the transaction, computed, in accordance with Rule 457(f), as the product of (i) $15.22 (the book value of a London Financial share on May 31, 2004) and (ii) 356,037, the aggregate number of shares of London Financial expected to be outstanding when the transaction is consummated, less $4,717,503, the amount of cash to be paid by the Registrant to shareholders of London Financial.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          LONDON FINANCIAL CORPORATION
                               2 EAST HIGH STREET
                               LONDON, OHIO 43140
                                 (740) 852-0787

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON _________ ___, 2004

      Notice is hereby given that the special meeting of shareholders of London Financial Corporation will be held on ________________, 2004 at __:___ _.m., Eastern Time, at _____________________________, London, Ohio. A joint prospectus/proxy statement and proxy card for the special meeting are enclosed. The special meeting will be held for the purpose of considering and voting upon the following matters:

      1. To approve and adopt an agreement and plan of merger, dated as of March 26, 2004, by and among London Financial Corporation, The Citizens Bank of London, Camco Financial Corporation and Advantage Bank, as amended, and the transactions contemplated by that amended agreement, including the merger of London Financial into Camco and the merger of Advantage Bank into Citizens Bank, and the exchange of each outstanding share of London Financial, no par value per share, into the right to receive $26.50, 1.56342 shares of Camco common stock or a combination of cash and Camco common stock; and

      2. Such other business incident to the conduct of the special meeting as may properly come before the special meeting and any adjournment or postponement of the special meeting, including adjournment of the special meeting to allow for additional solicitation of shareholder votes in order to obtain the required vote to approve and adopt the merger agreement and to approve the transactions contemplated by the merger agreement.

      The board of directors of London Financial has established _____________, 2004, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. Only record holders of London Financial common shares as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

THE LONDON FINANCIAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MATTERS PROPOSED.

                                             By Order of the Board of Directors,

                                             John J. Bodle, President

_______________, 2004

         PROSPECTUS                         PROXY STATEMENT
CAMCO FINANCIAL CORPORATION                 LONDON FINANCIAL
 for the issuance of up to                    CORPORATION
325,000 Shares of Common Stock    for the Special Meeting of Shareholders

      On March 26, 2004, Camco Financial Corporation, Advantage Bank, London Financial Corporation, and The Citizens Bank of London executed a merger agreement that provides, as amended, for the merger of London Financial into Camco and the merger of Advantage Bank into Citizens Bank. For tax purposes, it is intended that the acquisition of London Financial by Camco will qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

      We cannot complete the merger unless the holders of at least [178,019] London Financial shares, which is a majority of the issued and outstanding London Financial shares, adopt the merger agreement. The London Financial board of directors has scheduled a special meeting for London Financial shareholders to vote on the merger agreement. The date, time and place of the special meeting are as follows:

                                   INSERT DATE
                                   INSERT TIME
                                 INSERT LOCATION

      If we complete the merger, each London Financial shareholder will have the option to receive (i) $26.50 in cash, (ii) 1.56342 shares of Camco common stock, subject to possible adjustment, or (iii) a combination of cash and Camco shares, in exchange for each London Financial share owned immediately before we complete the merger.

      Camco shares are listed on The Nasdaq National Market under the symbol "CAFI." On [INSERT DATE], the date before we printed this prospectus/proxy statement, Camco shares closed at [INSERT PRICE/SHARE]. Based on that [INSERT PRICE/SHARE] price, 1.56342 shares of Camco would be valued at [INSERT PRICE], and the total value of the Camco stock a London Financial shareholder would receive for each London Financial share, if the shareholder were to receive no cash, would equal [INSERT VALUE]. The exchange ratio, and thus the value, may be increased under certain circumstances set forth in the merger agreement.

      This prospectus/proxy statement provides detailed information about the merger. We encourage you to read this entire document carefully.

      AN INVESTMENT IN THE COMMON STOCK OF CAMCO INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF THESE RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE [INSRT PAGE#] OF THIS DOCUMENT.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE CAMCO STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CAMCO STOCK IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      This prospectus/proxy statement is dated [INSERT DATE], and is first being mailed to shareholders of London Financial on or about [INSERT DATE].

                      REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Camco from documents that it has filed with the Securities and Exchange Commission but has not included in or delivered with this document. If you write or call Camco, we will send you these documents, excluding exhibits, without charge. You can contact Camco at:

            Camco Financial Corporation
            6901 Glenn Highway
            Cambridge, Ohio 43725
            Attention:  Mark A. Severson
            (740) 435-2020

      Only limited financial information is provided in this prospectus/proxy statement about London Financial. You may obtain a copy of London Financial's financial statements for the fiscal years ended September 30, 2003 and 2002, by requesting them by phone or in writing to:

            London Financial Corporation
            2 East High Street
            London, Ohio  43140
            Attention: John J. Bodle
            (740) 852-0787

      TO PERMIT TIMELY DELIVERY, PLEASE BE SURE WE RECEIVE YOUR REQUEST FOR DOCUMENTS BY ______, 2004. We will mail the documents you request by first class mail by the next business day after we receive your request. See "Where you can find more information" on page ______ for more information about the documents referred to in this prospectus/proxy statement.

                                TABLE OF CONTENTS

Summary............................................................................................      1
Comparative stock prices and dividends.............................................................      7
Selected consolidated financial data of Camco......................................................      9
Selected consolidated financial data of London Financial...........................................     11
Comparative per share data.........................................................................     13
Sources of information.............................................................................     14
Risk factors.......................................................................................     14
  You may receive a form of consideration different from the form of consideration you elect.......     14
  Fluctuation in the market price of Camco stock will affect the value of the shares of Camco
   stock to be received by London Financial shareholders...........................................     14
  Camco may fail to realize the anticipated benefits of the merger.................................     15
  Changes in interest rates could reduce Camco's income............................................     15
Forward looking statements.........................................................................     16
Regulatory approvals required......................................................................     17
The special meeting of London Financial shareholders...............................................     17
  Time, date and place.............................................................................     17
  Purpose of the meeting...........................................................................     17
  Shares outstanding and entitled to vote; record date.............................................     17
  Votes required...................................................................................     18
  Voting and solicitation and revocation of proxies................................................     18
Dissenters' Rights.................................................................................     19
The parties to the merger agreement................................................................     21
  Camco............................................................................................     21
  London Financial.................................................................................     22
The merger.........................................................................................     22
  Background and reasons for the merger............................................................     22
  Opinion of Keefe, Bruyette & Woods, Inc..........................................................     25
  Recommendation of the board of directors of London Financial.....................................     30
  Merger consideration.............................................................................     30
  Exchange of certificates evidencing London Financial shares......................................     31
  Employee Matters.................................................................................     32
  Representations, warranties and covenants........................................................     32
  Conduct of business pending the merger...........................................................     33
  Conditions.......................................................................................     35
  Effective time...................................................................................     36
  Termination and amendment........................................................................     36
  Interests of directors and officers..............................................................     37
Resale of Camco common shares......................................................................     38
Material federal income tax consequences...........................................................     39
Accounting treatment...............................................................................     41
Description of Camco shares........................................................................     41
  Authorized stock.................................................................................     41
  Special meetings.................................................................................     41
  Preemptive rights................................................................................     41
  Voting rights....................................................................................     41
  Board of directors...............................................................................     41
  Anti-takeover Provisions in Camco's Certificate of Incorporation and Bylaws......................     42
Comparison of rights of holders of Camco shares and holders of London Financial shares.............     44
  Authorized stock.................................................................................     44

  Director nominations.............................................................................     44
  Anti-takeover provisions.........................................................................     44
  Anti-takeover statutes...........................................................................     45
Legal matters......................................................................................     47
Experts............................................................................................     47
Where you can find more information................................................................     47

ANNEX A Agreement and Plan of Merger dated March 26, 2004, by and among Camco
        Financial Corporation, Advantage Bank, London Financial Corporation and The Citizens Bank of London, and Amendment to Agreement and Plan of Merger dated May 17, 2004.

ANNEX B Opinion of Keefe, Bruyette & Woods, Inc., updated as of _____________,
        2004.

ANNEX C Rights of dissenting shareholders, Ohio General Corporation Law Section
        1701.85.

                                     SUMMARY

      This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this document to fully understand the merger. To obtain more information, see "Where you can find more information" on [INSERT PAGE #]. Page references are included in this summary to direct you to a more complete description of topics discussed in this document.

THE PARTIES ([INSERT PAGE #])

Camco Financial Corporation/Advantage Bank
6901 Glenn Highway
Cambridge, Ohio 43725
(740) 435-2020

      Camco is a savings and loan holding company organized under Delaware law in 1970. Through its wholly-owned subsidiaries, Advantage Bank and Camco Title Insurance Agency, Inc., Camco is engaged in the financial services business in Ohio, Kentucky and West Virginia.

      Advantage Bank is an Ohio savings bank. It was incorporated in 1885 as The Cambridge Loan and Building Company, and renamed Advantage Bank in June 2001 when Camco consolidated its four other subsidiary banks into the renamed Advantage Bank. Advantage Bank has its principal office in Cambridge, Ohio, 19 branch offices and 5 loan production offices located in Ohio, Kentucky and West Virginia.

London Financial Corporation/The Citizens Bank of London
2 East High Street
London, Ohio 43140
740-852-0787

      London Financial is an Ohio corporation that was formed in 1995 in connection with the conversion of The Citizens Bank of London from a mutual savings and loan association to a stock savings and loan association. The principal business of London Financial is holding all of the issued and outstanding shares of Citizens Bank.

      Citizens Bank, an Ohio bank, was formed in 1891 as a savings and loan association, converted into an Ohio bank in 1999, and conducts business from its office in London, Ohio. Citizens Bank is engaged in the business of making first mortgage loans, commercial loans and secured and unsecured consumer loans, and accepting deposits in its primary lending area.

THE MERGER ([INSERT PAGE #])

      The merger agreement, as amended, provides for the merger of London Financial into Camco, and the subsequent merger of Advantage Bank into Citizens Bank, with the resulting bank adopting the name "Advantage Bank." The mergers cannot be completed unless at least [178,019] London Financial shares, which is a majority of the issued and outstanding London

Financial shares, approve the merger. The merger agreement and an amendment with respect to the merger of the banks are attached to this document as Annex A, and are incorporated in this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER ([INSERT PAGE #])

      If the merger is completed, each London Financial shareholder will have the option to receive (i) $26.50 in cash, (ii) 1.56342 shares of Camco common stock, subject to possible adjustment, or (iii) a combination of cash and Camco shares, in exchange for each London Financial share owned. On [INSERT DATE], the date before we printed this prospectus/proxy statement, Camco shares closed at [INSERT PRICE/SHARE] on Nasdaq. Based on that [INSERT PRICE/SHARE] price,
1.56342 shares of Camco stock would be valued at [INSERT PRICE], and the total value of Camco stock a London Financial shareholder would receive for each London Financial share, if the shareholder receives no cash, would equal [INSERT VALUE]. The exchange ratio, and thus the value, may be increased under certain circumstances set forth in the merger agreement.

      The number of shares of Camco stock that each London Financial shareholder electing Camco stock will receive in exchange for each London Financial share may be adjusted, depending upon the average market value of a share of Camco stock during the fifteen consecutive trading days ending five trading days immediately preceding the closing date. Therefore, the total value of the merger consideration will depend upon the value of a share of Camco stock during that measuring period. If the average market value of a share of Camco stock during the measuring period is between $14.41 and $19.49, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal 1.56342 shares. If the average market value of a share of Camco stock during the measuring period is less than $14.41, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal $22.52 divided by the average value of a Camco share during the measuring period. For example, if the average value of a Camco share during the measuring period is $14.00, then London Financial shareholders will receive 1.60857 ($22.52/$14.00) shares of Camco stock in exchange for each London Financial share held. If the average market value of a share of Camco stock during the measuring period is greater than $19.49, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal $30.47 divided by the average value of a Camco share during the measuring period. For example, if the average value of a Camco share during the measuring period is $20.00, then London Financial shareholders will receive 1.5235 ($30.47/$20.00) shares of Camco stock in exchange for each London Financial share held.

      Under the merger agreement, London Financial shareholders who elect to receive Camco shares as consideration, and would be entitled to receive a fractional interest in a Camco share, will receive instead an amount of cash equal to the fractional interest in the Camco share multiplied by $26.50.

      The merger agreement further provides that in order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, the aggregate value of Camco shares to be issued in connection with the merger, based upon the market value of Camco shares at the end of trading on the business day immediately preceding the effective time of the merger, may not be less than 45% of the total consideration to be paid to London Financial shareholders in the merger (the sum of the aggregate cash consideration - which is equal to $26.50 per share multiplied by 50% of the outstanding London Financial Shares - and the aggregate value of Camco shares to be received by London Financial shareholders as consideration in the merger). If the aggregate value of Camco shares to be issued in connection with the merger would be less than 45% of the total consideration to be paid to London Financial shareholders in the merger, then the number of Camco shares that London Financial shareholders will receive in exchange for each London Financial share will be increased so that the aggregate value of Camco shares to be issued to London Financial shareholders in connection with the merger is equal to 45% of the total consideration to be paid to London Financial shareholders in the merger.

ALLOCATION OF CAMCO SHARES AND CASH AMONG LONDON FINANCIAL SHAREHOLDERS ([INSERT PAGE #])

      Under the merger agreement, the aggregate cash consideration to be paid to London Financial shareholders will equal $26.50 multiplied by 50% of the total number of London Financial shares outstanding at the effective time of the merger.

      If the number of London Financial shares subject to elections to receive cash consideration, which includes all dissenting shares, multiplied by $26.50, plus the total cash to be paid in lieu of fractional Camco shares, is less than the aggregate cash consideration required under the merger agreement, then each London Financial shareholder so electing will receive cash consideration. The London Financial shares of those London Financial shareholders who did not make an election, and, if necessary, those London Financial shareholders electing to receive Camco shares as consideration, will then be exchanged for cash, on a pro rata basis, such that the total cash consideration paid to London Financial shareholders is equal to the aggregate cash consideration required under the merger agreement. The remainder of the London Financial shares will be exchanged for Camco shares.

      If the product of (a) the number of London Financial shares subject to elections to receive cash consideration multiplied by (b) $26.50, plus the cash to be paid in lieu of fractional Camco shares, is greater than the aggregate cash consideration to be paid under the merger agreement, then the cash consideration will be allocated among those London Financial shareholders electing to receive cash consideration on a pro rata basis such that the total cash consideration paid to London Financial shareholders is equal to the aggregate cash consideration to be paid under the merger agreement. The remainder of the London Financial shares will be exchanged for Camco shares.

ELECTION PROCEDURE ([INSERT PAGE #])

      No later than eight calendar days following the effective time of the merger, the exchange agent will mail to you an election form. Each election form will permit you to (i) elect to receive cash in exchange for your London Financial shares, (ii) elect to receive Camco shares in exchange for your London Financial shares, (iii) elect to receive a combination of cash and Camco shares in exchange for your London Financial shares, or (iv) indicate that you make no election. All election forms, along with your stock certificates representing London Financial shares, must be properly completed and actually received by the exchange agent by 5:00 p.m., Eastern Time, on the day designated on the election form, which will be approximately the 20th day following the date of mailing of the election form.

BACKGROUND AND REASONS FOR THE MERGER ([INSERT PAGE #])

      The London board of directors considered several alternatives in an effort to increase shareholder value. After weighing the viable options against expenses that would be incurred to effect them, the London board of directors decided to pursue a merger. London engaged Keefe, Bruyette & Woods and Keller & Company, Inc., to assist in the process. After extensive deliberations and the review of several indications of interest, London's board of directors determined that Camco's offer was in the best interests of London's shareholders.

RISK FACTORS ([INSERT PAGE #])

      There are several risks associated with an investment in Camco stock, represented by the adoption of the merger agreement, including the fluctuation of the value of the Camco stock you may receive and the potential that Camco may not realize all of the anticipated benefits of the mergers. Please consider these risks carefully before deciding how you will vote.

VOTE OF MANAGEMENT OWNED SHARES ([INSERT PAGE #])

      As of the record date, directors and executive officers of London Financial collectively owned approximately 35% of the outstanding London Financial common shares, not including shares subject to outstanding options. All of the directors and two non-director executive officers of London Financial have entered into voting agreements with Camco pursuant to which they have agreed to vote all of their shares in favor of the adoption and approval of the merger agreement.

RECOMMENDATIONS TO SHAREHOLDERS ([INSERT PAGE #])

      The board of directors of London Financial believes that the merger is in the best interests of London Financial and its shareholders and unanimously recommends that you vote "For" the proposal to approve and adopt the merger agreement.

OPINION OF FINANCIAL ADVISORS ([INSERT PAGE #])

      In deciding to approve the merger, the London Financial board of directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., dated March 26, 2004, that the per share merger consideration was fair to London Financial shareholders from a financial point of view. The opinion, updated as of _______, 2004, is attached as Annex B to this prospectus/proxy statement. We encourage you to read the opinion.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ([INSERT PAGE #])

      London Financial shareholders may recognize a gain or a loss upon the receipt of cash and/or Camco shares to be received in the merger. The actual income tax consequences for each London Financial shareholder may be different, and you should contact your tax advisor.

INTERESTS OF DIRECTORS AND OFFICERS ([INSERT PAGE #])

      Some of the directors and officers of London Financial and Citizens Bank have interests in the merger that are different from, or in addition to, their interests as shareholders of London Financial. These interests include the following:

      - At the completion of the merger, each outstanding option under the London Financial Corporation 1997 Stock Option and Incentive Plan that has not been exercised will be converted into the right to receive a cash payment equal to the product of $16.50 times the number of shares of London Financial subject to the option. The directors and executive officers of London Financial have, in the aggregate, options to acquire 32,095 London Financial shares.

      - At the completion of the merger, all of the management recognition plan awards that were made to London Financial directors and executive officers and which have not been earned and distributed, totaling 1,917 London Financial shares, and cash in the aggregate amount of approximately [$1,897] will become immediately earned and distributed.

      - Current employees of London Financial or Citizens Bank who are employed by Camco or Advantage Bank after the merger will be covered by Camco's employee benefit plans.

      - John J. Bodle, the President of London Financial and Citizens Bank, has an employment agreement with London Financial and Citizens Bank entitling him to a payment if his employment is terminated in connection with a change in control of London Financial or Citizens Bank, which sum of $278,400 will be paid at the completion of the merger. Mr. Bodle is expected to execute an employment agreement with Advantage Bank pursuant to which Mr. Bodle will receive a monthly salary of $1,400 until October 31, 2005, and group health, life and disability benefits until April 30, 2007.

      - Steven C. Adams, Executive Vice President of Citizens Bank, has an employment agreement with London Financial and Citizens Bank entitling him to a payment if his employment is terminated or changed in certain ways in connection with a change in control of London Financial or Citizens Bank, which sum of $183,640 will be paid at completion of the merger. Mr. Adams is expected to execute an employment agreement with Advantage Bank pursuant to which Mr. Adams will receive an annual salary of $96,000 and benefits for one year.

      - For three years after the merger is completed, Camco will indemnify and provide liability insurance for the directors and executive officers of London Financial for acts occurring prior to completion of the merger.

      - Each of the directors of London Financial will be appointed to an advisory board of Advantage Bank, for which such director will receive $1,000 for each Advisory Board meeting attended.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT ([INSERT PAGE #])

      Camco and London Financial may agree to terminate the merger at any time before the consummation of the merger, even if the London Financial shareholders have voted to approve the merger. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

      -     By the mutual written consent of Camco and London Financial;

      - By either Camco or London Financial if the merger is not consummated on or before December 26, 2004;

      - By either Camco or London Financial if any event occurs which would preclude satisfaction of certain conditions set forth in the merger agreement; or

      - By London Financial if it executes a definitive agreement in connection with, or closes, an acquisition transaction whereby some person or entity other than Camco will acquire all or a material amount of the assets, or any equity securities, of London Financial, or London Financial and such other person or entity will enter into a merger, consolidation or business combination.

      We may amend the merger agreement in writing at any time before or after the London Financial shareholders adopt the merger agreement. If the London Financial shareholders have already adopted the merger agreement, however, we will not amend the merger agreement without shareholder approval if the amendment would have a material adverse effect on the shareholders.

TERMINATION FEES ([INSERT PAGE #])

      London Financial must pay to Camco a termination fee of $450,000 if London Financial enters into or closes an acquisition transaction with a company other than Camco at any time prior to the expiration of 12 months after the merger agreement has been terminated.

SPECIAL MEETING OF LONDON FINANCIAL SHAREHOLDERS ([INSERT PAGE #])

      The London Financial special meeting of shareholders will take place at 2
E. High Street, London, Ohio, on [INSERT DATE]. If you owned London Financial common shares on [INSERT RECORD DATE], you are entitled to vote at the special meeting. The holders of at least [178,019] shares, which is a majority of the issued and outstanding London Financial shares, must vote in favor of the resolution to adopt the merger agreement.

DISSENTERS' RIGHTS ([INSERT PAGE #])

      Ohio law provides London Financial shareholders with dissenters' rights in the merger. This means that if you strictly comply with the procedures under Ohio law, you have the right to receive payment for your shares of London Financial based upon an independent determination of their fair cash value. In addition to the summary of dissenters' rights on [INSERT PAGE #], a copy of the provisions of Ohio law regarding dissenters' rights is attached to this prospectus/proxy statement as Annex C.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

      Camco common stock is listed on The Nasdaq National Market System under the symbol "CAFI." London Financial common stock is not listed on an exchange or The Nasdaq Stock Market.

      As of [INSERT DATE], there were [INSERT # OF SHARES] shares of Camco common stock outstanding and held by approximately [INSERT # OF SHAREHOLDERS] holders of record. As of [INSERT DATE], there were [356,037] shares of London Financial common stock outstanding and held by approximately [200] holders of record.

      The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of Camco common stock and the quarterly cash dividends per share declared by Camco and London Financial with respect to their common shares.

                                                  Camco                           London Financial
                                 ------------------------------------------      ------------------
                                    Market price
                                 -----------------         Cash dividends          Cash dividends
  Quarter ended                   High       Low         Declared per share      declared per share
-------------------              ------     ------       ------------------      ------------------
March 31, 2004                   $17.62     $16.40            $ 0.145                 $ 0.07

December 31, 2003                 18.39      17.06              0.145                   0.07
September 30, 2003                18.23      15.90              0.145                   0.07
June 30, 2003                     17.00      15.00              0.140                   0.07
March 31, 2003                    17.08      14.21              0.140                   0.07

December 31, 2002                 14.30      12.95              0.135                   0.07
September 30, 2002                14.75      13.13              0.135                   0.07
June 30, 2002                     14.61      13.00              0.130                   0.07
March 31, 2002                    13.35      12.10              0.125                   0.07

      On ___________, 2004, the last trading day prior to the public announcement of the execution of the merger agreement, the last sales price of Camco common stock was $_____ per share. On _________, 2004, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the last sales price of Camco common stock was $_____ per share. The market price of shares of Camco common stock is subject to fluctuation. As a result, London Financial shareholders are urged to obtain current market quotations.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF CAMCO

      The tables below contain information regarding the financial condition and earnings of Camco for the three years ended December 31, 2003, based on the audited consolidated financial statements of Camco that are incorporated into this document by reference, and the three months ended March 31, 2004, based on its unaudited consolidated financial statements for those periods that are incorporated into this document by reference. In the opinion of Camco management, Camco has made all adjustments in the unaudited financial statements necessary for a fair presentation of consolidated financial condition and results of operations.

                                                                                        At December 31,
                                                              ------------------------------------------------------------------
                                             At March 31,        2003           2002          2001            2000        1999
                                          -----------------   ----------     ----------    ----------      ----------   --------
                                                2004
                                          -----------------
                                             (Unaudited)                                (In thousands)
CAMCO CONSOLIDATED
STATEMENT OF FINANCIAL CONDITION
DATA:

Total amount of :
   Assets                                    $1,057,023       $1,039,151     $1,083,240    $1,102,652      $1,037,856   $813,482
   Interest-bearing deposits in other
       financial institutions                    18,140           30,904         36,807        89,299           4,916        247
   Investment securities available
       for sale - at market                      28,928           27,008         38,789           305             309        273
   Investment securities held to
      maturity - at cost                          1,128            1,130          5,368        18,872          16,672     16,864
   Mortgage-backed securities
       available for sale - at market            93,324           77,916         97,332         6,975           9,850      6,475
   Mortgage-backed securities held
       to maturity - at cost                      6,193            7,704         20,000        30,765           5,273      5,944
   Loans receivable - net (1)                   820,700          805,082        796,958       871,446         930,672    726,225
   Deposits                                     669,046          671,274        694,072       730,075         632,288    461,787
   FHLB advances and other
       borrowings                               283,280          262,735        276,276       258,850         313,471    279,125
   Stockholders' equity -
       substantially restricted                  92,993           92,543         98,601        95,171          78,750     62,609

--------------------------
(1)   Includes loans held for sale.

                                                                                       Year ended December 31,
                                      Three months ended         -------------------------------------------------------------------
                                        March 31, 2004              2003           2002           2001         2000          1999
                                      ------------------         ----------     ----------     ----------    ----------   ----------
                                         (Unaudited)
CAMCO CONSOLIDATED
STATEMENT OF EARNINGS DATA:

Total interest income                     $ 12,729                 $ 54,875       $ 66,002       $ 74,372      $ 75,671     $ 51,093
Total interest expense                       6,658                   31,237         38,556         48,433        49,609       29,907
                                          --------                 --------       --------       --------      --------     --------
Net interest income                          6,071                   23,638         27,446         25,939        26,062       21,186
Provision for losses on loans                  255                    1,446          1,169            759           568          247
                                          --------                 --------       --------       --------      --------     --------
Net interest income after
  provision for losses on loans              5,816                   22,192         26,277         25,180        25,494       20,939
Other income                                 1,536                   11,411         10,100          7,153         5,536        5,190
General, administrative and
  other expense                              5,870                   22,404         21,682         18,948        19,530       17,113
                                          --------                 --------       --------       --------      --------     --------
Restructuring credits related to
  charter consolidation                          -                        -           (112)             -             -            -
FHLB advance prepayment
  fees                                           -                    1,292              -              -             -            -
Earnings before federal income
   taxes                                     1,482                    9,907         14,807         12,435        11,500        9,016
Federal income taxes                           448                    3,051          4,802          3,891         3,848        3,076
                                          --------                 --------       --------       --------      --------     --------
Net earnings                              $  1,034                 $  6,856       $ 10,005       $  8,544      $  7,652     $  5,940
                                          ========                 ========       ========       ========      ========     ========
Earnings per share:
  Basic                                   $   0.14                 $   0.92       $   1.27       $   1.20      $   1.11     $   1.04
  Number of shares used to
  calculate basic earnings per
  share                                  7,345,340                7,491,977      7,908,786      7,096,960     6,915,154    5,730,829
  Diluted                                      .14                      .91           1.25           1.19          1.10         1.02
  Number of shares used to
  calculate diluted earnings
  per share                              7,414,616                7,566,367      8,005,880      7,190,506     6,957,431    5,834,391

                                                                                        Year ended December 31,
                                         At or for the three months    ---------------------------------------------------------
                                           ended March 31, 2004 (1)     2003          2002       2001         2000         1999
                                         --------------------------    ------        ------     ------       ------       ------
OTHER DATA:

Return on average assets (2)                                    .40%      .65%          .92%       .80%         .83%         .82%
Return on average equity (2)                                   4.45      7.17         10.33       9.83        10.83         9.68
Average equity to average assets (2)                           8.99      9.01          8.86       8.13         7.64         8.46
Dividend payout ratio (3)                                    103.57     61.96         41.34      40.00        43.24        44.37

--------------------------
(1)   Annualized where applicable.

(2) Ratios are based upon the mathematical average of the balances at the beginning and the end of the year.

(3)   Represents dividends per share divided by basic earnings per share.

            SELECTED CONSOLIDATED FINANCIAL DATA OF LONDON FINANCIAL

      The tables below contain information regarding the financial condition and earnings of London Financial for the three years ended September 30, 2003, based on the audited consolidated financial statements of London Financial that are incorporated into this document by reference, and the six months ended March 31, 2004, based on its unaudited consolidated financial statements. In the opinion of London Financial management, London Financial has made all adjustments in the unaudited financial statements necessary for a fair presentation of consolidated financial condition and results of operations.

                                                                        At September 30,
                                                              ----------------------------------
                                         At March 31, 2004     2003       2003            2001
                                         -----------------    -------    -------         -------
                                            (Unaudited)               (In thousands)
LONDON FINANCIAL CONSOLIDATED
STATEMENT OF FINANCIAL CONDITION
DATA:

Total amount of:
    Assets                                    $54,112         $58,921    $52,996         $48,194
    Interest-bearing deposits in other
       financial institutions                   2,698           1,393      1,336           2,142
    Investment securities available
       for sale - at market                         -               -          -              68
    Mortgage-backed securities held
       to maturity-at cost                        412             495        757           1,105
    Loans receivable - net                     47,603          52,584     47,040          42,566
    Deposits                                   43,956          44,443     44,695          41,239
    FHLB advances and other
       Borrowings                               4,500           9,000      2,000           1,000
    Shareholders' equity -
       substantially restricted                 5,421           5,210      6,085           5,684


                                            Six months ended
                                             March 31, 2004                  Year ended September 30,
                                            ----------------       ------------------------------------------
                                              (Unaudited)            2003            2002              2001
                                                                   --------        --------          --------
                                                                      (In thousands, except per share data)
LONDON FINANCIAL CONSOLIDATED
STATEMENT OF EARNINGS DATA:

Total interest income                           $ 1,448            $  3,080        $  3,192          $  3,710
Total interest expense                              479               1,161           1,460             1,888
                                                -------            --------        --------          --------
Net interest income                                 969               1,919           1,732             1,822
Provision for loan losses                            30                  60              60                60
                                                -------            --------        --------          --------
Net interest income after provision for
  loan losses                                       939               1,859           1,672             1,762
Non-interest income                                  73                 170             139               124
Non-interest expense                                717               1,334           1,188             1,203
                                                -------            --------        --------          --------
Earnings before federal income taxes                295                 695             623               683
Federal income taxes                                101                 237             212               231
                                                -------            --------        --------          --------
Net earnings                                    $   194            $    458        $    411          $    452
                                                =======            ========        ========          ========
Earnings per share:
   Basic                                        $  0.54            $   1.16        $   0.97          $   1.06
   Diluted                                      $  0.51            $   1.15        $   0.96          $   1.06
   Number of shares used to calculate
    earnings per share:
       Basic                                    356,037             395,046         425,530           427,627
       Diluted                                  380,781             399,081         427,422           427,627


                                                                    Year ended September 30,
                                        At or for the six months    ------------------------
                                        ended March 31, 2004 (1)     2003     2002     2001
                                        ------------------------    ------   -------   -----
OTHER DATA:
Return on average assets (2)                                0.69%     0.83%     0.81%   0.95%
Return on average equity (2)                                7.30      7.94      6.98    8.20
Average equity to average assets (2)                        9.41     10.40     11.63   11.64
Dividend payout ratio (3)                                  25.93     24.14     28.87   25.47

--------------------------
(1)   Annualized where applicable.

(2) Ratios are based upon the mathematical average of the balances at the beginning and the end of the year.

(3)   Represents dividends per share divided by basic earnings per share.

                           COMPARATIVE PER SHARE DATA

      Presented below are the book value per share and net earnings per share of
(a) Camco on a historical basis, (b) London Financial on a historical basis, (c) Camco on a pro forma basis and (d) London Financial on an equivalent pro forma basis, adjusted to reflect the completion of the merger as of the beginning of each of the periods indicated. The information in the following table is not necessarily indicative of the results which actually would have been obtained if we had completed the merger before the periods indicated.

                                                               Three months ended                     Year ended
                                                                 March 31, 2004                 December 31, 2003 (1)
                                                               ------------------               ---------------------
CAMCO HISTORICAL
Earnings per share:
   Basic                                                            $  0.14                            $  0.92
   Diluted                                                             0.14                               0.91
Book value per share                                                  12.65                              12.62
Cash dividends paid per share                                         0.145                               0.57

LONDON FINANCIAL HISTORICAL
Earnings per share:
   Basic                                                            $  0.19                            $  1.16
   Diluted                                                             0.19                               1.15
Book value per share                                                  15.21                              14.63
Cash dividends paid per share                                           .07                               0.28

CAMCO PRO FORMA
Earnings per share:
   Basic                                                            $  0.14                            $  0.92
   Diluted                                                             0.14                               0.92
Book value per share                                                  12.73                              12.70
Cash dividends paid per share                                         0.140                               0.54

LONDON FINANCIAL PRO FORMA EQUIVALENT (2)
Earnings per share:
   Basic                                                            $  0.22                            $  1.44
   Diluted                                                             0.22                               1.43
Book value per share                                                  19.90                              19.86
Cash dividends paid per share                                          0.22                               0.85

---------------------
(1) London Financial earnings per share and dividends per share are for the fiscal year ended September 30, 2003.

(2) The pro forma equivalent items are calculated by multiplying the Camco pro forma amounts by the exchange ratio of 1.56342.

                             SOURCES OF INFORMATION

      Camco and Advantage Bank provided all information in this prospectus/proxy statement relating to them, and London Financial and Citizens Bank provided all information in this prospectus/proxy statement relating to them. Each party is responsible for the accuracy of its information.

      YOU SHOULD RELY ONLY ON THE INFORMATION WHICH IS CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                                  RISK FACTORS

      In considering how to vote on the merger agreement, you should consider carefully all of the information contained in this document, especially the following factors.

YOU MAY RECEIVE A FORM OF CONSIDERATION DIFFERENT FROM THE FORM OF CONSIDERATION YOU ELECT.

      The consideration to be received by London Financial shareholders in the merger is subject to the requirements that the total cash consideration paid must be the product of $26.50 multiplied by 50% of the outstanding London Financial shares. The merger agreement contains proration and allocation methods to achieve this result. If you elect to receive all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in the form of Camco stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. If you elect a combination of cash and Camco stock, you may not receive the exact allocation you request.

FLUCTUATION IN THE MARKET PRICE OF CAMCO STOCK WILL AFFECT THE VALUE OF THE SHARES OF CAMCO STOCK TO BE RECEIVED BY LONDON FINANCIAL SHAREHOLDERS.

      If the merger is completed, each London Financial shareholder will have the option to receive (i) $26.50 in cash, (ii) 1.56342 shares of Camco common stock, subject to possible adjustment, or (iii) a combination of cash and Camco shares, in exchange for each London Financial share owned. On [INSERT DATE], the date before we printed this prospectus/proxy statement, Camco shares closed at [INSERT PRICE/SHARE] on Nasdaq. Based on that [INSERT PRICE/SHARE] price,
1.56342 shares of Camco stock would be valued at [INSERT PRICE], and the total value of Camco stock a London Financial shareholder would receive for each London Financial share, if the shareholder receives no cash, would equal [INSERT VALUE].

      The number of shares of Camco stock that each London Financial shareholder may elect to receive in exchange for each London Financial share may be adjusted, depending upon the average market value of a share of Camco stock during a measuring period prior to closing. Therefore, the total value of the merger consideration will depend upon the value of a share of Camco stock during the measuring period, which is the fifteen consecutive trading days ending five trading days immediately preceding the closing date. If the average market value of a share of Camco stock during the measuring period is between $14.41 and $19.49, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each

London Financial share will equal 1.56342 shares. If the average market value of a share of Camco stock during the measuring period is less than $14.41, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal $22.52 divided by the average value of a Camco share during the measuring period.

      If the average market value of a share of Camco stock during the measuring period is greater than $19.49, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal $30.47 divided by the average value of a Camco share during the measuring period. A reduction in the market value of the Camco stock after the end of the measuring period and before the closing of the merger will result in a reduction of the market value of the Camco stock received by London Financial's shareholders.

      Moreover, London Financial shareholders will not receive their merger consideration until several weeks after the closing of the merger and, in fact, will not know during that time whether they are receiving cash, stock or some combination of both. During the post-closing period during which London Financial shareholders will be given an opportunity to elect the form of consideration they would like to receive and while allocations are determined by Camco, the market price of Camco stock may fall. You will not be able to sell your Camco stock to avoid losses resulting from any decline in the trading prices of Camco stock during this period.

      On the day the merger closes, the market price of a share of Camco stock may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you, or on the date of the special meeting of shareholders of London Financial. Therefore, you cannot be assured of receiving any specific market value of Camco stock on the date of the closing of the merger.

CAMCO MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

      Camco and London Financial may not be able to integrate their operations without encountering difficulties, including the loss of key employees and customers, the disruption of ongoing business or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Camco and London Financial, each of the Camco and the London Financial boards of directors considered enhanced earnings opportunities. There can be no assurance, however, that any enhanced earnings will result from the merger.

CHANGES IN INTEREST RATES COULD REDUCE CAMCO'S INCOME.

      Camco's net income depends to a great extent on the difference between the interest rates earned on interest-earning assets, such as loans and investment securities, and the interest rates paid on interest-bearing liabilities, such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Camco's control, including general economic conditions and the policies of various governmental and regulatory agencies. Changes in interest rates influence the volume of loan originations, the generation of deposits, the yield on loans and investment securities and the cost of deposits and borrowings. Fluctuations in these areas may adversely affect Camco.

                           FORWARD LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Camco and London Financial after the merger and those statements proceeded by, followed by or that otherwise include the terms "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although Camco and London Financial believe, in making such statements, that their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated depending on a variety of factors. These risks and uncertainties include, without limitation:

      - expected cost savings from the merger are not fully realized or realized within the expected time frame;

      - revenues following the merger are lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger are greater than expected;

      - competition among depository and other financial services companies increases significantly;

      - costs or difficulties related to the integration of Camco and London Financial are greater than expected;

      - general economic or business conditions are less favorable than expected;

      -     adverse changes occur in the securities market; and

      - legislation or regulatory requirements or changes adversely affect the businesses in which Camco is engaged.

      You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of Camco and London Financial, and could cause those results to be substantially different from those expressed in any forward-looking statements. Camco and London Financial do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.

                          REGULATORY APPROVALS REQUIRED

      Camco has submitted applications to the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions and the Board of Governors of the Federal Reserve System seeking approval of the merger. We anticipate that those regulatory authorities will approve the merger. Camco and London Financial are not aware of any basis for disapproving the merger, but there can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger to Camco and London Financial that, had such condition or requirement been known, neither Camco nor London Financial, in its reasonable judgment, would have entered into the merger agreement.

              THE SPECIAL MEETING OF LONDON FINANCIAL SHAREHOLDERS

TIME, DATE AND PLACE

      The London Financial special meeting of shareholders will be held at [INSERT TIME], on [INSERT DATE], at 2 E. High Street, London, Ohio.

PURPOSE OF THE MEETING

      At the special meeting of shareholders, you will be asked to consider and vote upon the following resolution:

      RESOLVED, that the Agreement and Plan of Merger, dated March 26, 2004, by and among Camco Financial Corporation, Advantage Bank, London Financial Corporation and The Citizens Bank of London, as amended by an Amendment to Agreement and Plan of Merger dated May 17, 2004, copies of which are attached to the prospectus/proxy statement of Camco Financial Corporation and London Financial Corporation, dated [INSERT DATE], and the transactions contemplated thereby, including the merger of London Financial Corporation into Camco Financial Corporation, be, and they hereby are, approved and adopted.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

      Only shareholders of record on [INSERT DATE], will be entitled to notice of and to vote at the special meeting of shareholders. At the close of business on [INSERT DATE], there were [356,037] London Financial shares issued and outstanding and entitled to vote. The London Financial shares were held of record by approximately [200] shareholders. Each London Financial share entitles the holder to one vote on all matters properly presented at the special meeting of shareholders.

VOTES REQUIRED

      The holders of a majority of the outstanding London Financial shares, or [178,019] shares, must vote in favor of the merger agreement. As of [INSERT DATE], the directors and executive officers of London Financial and Citizens Bank and the affiliates of such directors and executive officers had sole or shared voting power, in the aggregate, with respect to [123,536] London Financial common shares, or [35%] of the outstanding London Financial shares, not including shares subject to options. The directors and two non-director executive officers of London Financial and Citizens Bank have agreed to vote 119,433 London Financial shares for the adoption of the merger agreement.

      Each share of London Financial is entitled to one vote on the proposal. A quorum, consisting of the holders of over 50% of the outstanding London Financial common shares, must be present in person or by proxy at the special meeting before any action can be taken. Under Ohio law, only votes cast in favor of a proposal count as being voted for the proposal. Therefore, abstentions and broker non-votes will have the effect of a vote against the adoption of the merger agreement.

      If any other matters incident to the conduct of the special meeting are properly brought before the special meeting for consideration, including a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card enclosed herewith in accordance with their best judgment. However, no proxy that is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting to solicit further proxies for such proposal.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

      Each copy of this prospectus/proxy statement mailed to London Financial shareholders was accompanied by a form of proxy for use at the special meeting of shareholders. This proxy is solicited by the London Financial board of directors. Whether or not you attend the special meeting, the London Financial board of directors urges you to use the enclosed proxy. If you have executed a proxy, you may revoke it at any time before the special meeting by:

      - filing a written notice of revocation with the Secretary of London Financial, at 2 East High Street, London, Ohio 43140;

      - executing and returning a later-dated proxy received by London Financial prior to a vote being taken at the special meeting; or

      - attending the special meeting and giving notice of revocation in person.

      Your attendance at the special meeting will not, by itself, serve as a revocation of a proxy.

      If you are a London Financial shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares at the special meeting in person.

      We do not expect any matter other than the merger agreement to be brought before the London Financial special meeting of shareholders. The persons named as proxies will act at the direction of the London Financial board of directors in voting on any other matters that properly come before the special meeting.

      London Financial will pay its expenses incurred in connection with preparing and mailing this prospectus/proxy statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the London Financial board of directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of London Financial. London Financial will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of London Financial common shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of London Financial common shares entitled to vote at the special meeting of shareholders.

                               DISSENTERS' RIGHTS

      The following is a summary of the steps that you must take if you wish to exercise dissenters' rights with respect to the merger. This description is not complete. You should read Section 1701.85 of the Ohio General Corporation Law for a more complete discussion of the procedures. That section is attached as Annex C to this document. IF YOU FAIL TO TAKE ANY ONE OF THE REQUIRED STEPS, YOUR DISSENTERS' RIGHTS MAY BE TERMINATED UNDER OHIO LAW. If you are considering dissenting, you should consult your own legal advisor.

      To exercise dissenters' rights, you must satisfy five conditions:

      - you must be a London Financial shareholder of record on [INSERT RECORD DATE];

      - you must not vote your London Financial shares in favor of the merger;

      - you must deliver a written demand for the fair cash value of the dissenting shares within 10 days of the date on which the vote is taken;

      - if London Financial requests, you must send your stock certificates to London Financial within 15 days of the request so that a legend may be added stating that a demand for fair cash value has been made; and

      - if you do not reach an agreement as to the fair cash value of your shares with London Financial, you must file a complaint in court for determination of the fair cash value.

      All demands should be sent to London Financial, 2 East High Street, London, Ohio 43140, Attention: John J. Bodle.

      "Fair cash value" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. Fair cash value is determined as of the day before the special meeting, excluding any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same as, or lower than the market value of London Financial shares on the date of the merger. In no event will the fair cash value be in excess of the amounts specified in the dissenting shareholder's demand.

      The following is a more detailed description of the conditions you must satisfy to perfect your dissenters' rights:

      - You must be the record holder of the dissenting shares as of [INSERT RECORD DATE]. If you have a beneficial interest in London Financial shares that are held of record in the name of another person, you must cause the shareholder of record to follow the required procedures.

      - You must not vote in favor of the merger agreement. This requirement is satisfied if:

            - you submit a properly executed proxy with instructions to vote "against" the adoption of the merger agreement or to "abstain" from the vote; or

            - you do not return a proxy or you revoke a proxy and you do not cast a vote at the special meeting in favor of the adoption of the merger agreement.

            IF YOU VOTE IN FAVOR OF THE MERGER AGREEMENT, YOU WILL LOSE YOUR DISSENTERS' RIGHTS. IF YOU SIGN A PROXY AND RETURN IT BUT DO NOT INDICATE A VOTING PREFERENCE ON THE PROXY, THE PROXY WILL BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND WILL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS.

      - You must file a written demand with London Financial on or before the 10th day after the day on which the London Financial shareholders approved the merger. London Financial will not inform you of the expiration of the 10-day period. The written demand must include your name and address, the number of dissenting shares and the amount you claim as the fair cash value of those shares. Voting against the merger does not constitute a written demand as required under Ohio law.

      - If London Financial requests, you must submit your certificates for dissenting shares to London Financial within 15 days after it sends its request so that a legend may be placed on the certificates, indicating that demand for cash value was made. The certificates will be returned to you by London Financial. London Financial intends to make this request to dissenting shareholders.

      - You must file a petition with the court if you do not reach an agreement with London Financial as to the fair cash value of your shares. You must file the petition with the Court of Common Pleas of Madison County, Ohio, for a determination of the fair cash value of the dissenting shares within three months after service of your demand to London Financial for fair cash value. The court will determine the fair cash value per share. The costs of the proceeding, including reasonable compensation to appraisers, will be assessed as the court considers equitable.

      Your right to receive the fair cash value of your dissenting shares will terminate if:

      -     the merger does not become effective;

      -     you fail to make a timely written demand on London Financial;

      - you do not, upon request of London Financial, surrender your London Financial certificates in a timely manner;

      -     you withdraw your demand, with the consent of London Financial; or

      - London Financial and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not timely filed a complaint.

      Camco will not be required to complete the merger if the holders of more than 10% of the outstanding London Financial shares exercise dissenters' rights.

                       THE PARTIES TO THE MERGER AGREEMENT

CAMCO

      Camco is a savings and loan holding company that was organized under Delaware law in 1970. Camco owns all of the issued and outstanding shares of Advantage Bank and Camco Title Insurance Agency, Inc. Camco has grown from $22.4 million in consolidated assets in 1970 to [INSERT DOLLAR VALUE] in consolidated assets at [INSERT DATE]. This rate of growth is largely attributable to the acquisitions of Marietta Savings Bank in 1973, First Federal Savings Bank of Washington Court House in 1988, First Federal Bank for Savings in 1996, Germantown Federal Savings Bank in 1998, Westwood Homestead Savings Bank in 2000 and Columbia Federal Savings Bank in 2001. In connection with this merger, Camco has applied to the Federal Reserve for approval to become a financial holding company so that it may operate the resulting Ohio bank and Camco Title.

      In June 2001, Camco completed a restructuring through which all of Camco's five separate bank charters merged into Cambridge Savings Bank, which was renamed Advantage Bank. Advantage Bank is a full-service provider of financial products with a main office, 19 branches, and 5 loan production offices throughout Ohio, northeastern Kentucky and northwestern West Virginia. Advantage Bank's primary lending activities include the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in Advantage Bank's primary market areas. Advantage Bank also originates mortgage loans on multifamily properties and nonresidential properties, and originates a variety of consumer loans and commercial loans.

LONDON FINANCIAL

      London Financial is an Ohio corporation that was formed in 1995. The only business of London Financial is holding the shares of its subsidiary, Citizens Bank, which makes first mortgage loans, commercial loans and consumer loans and accepts deposits from its only office in London, Ohio.

                                   THE MERGER

      If the holders of at least a majority of the London Financial shares adopt the merger agreement, if all necessary regulatory approvals are received and if all conditions to the completion of the merger are satisfied or waived, the acquisition of London Financial and Citizens Bank will be accomplished through a two-step process. First, London Financial will merge into Camco, with Camco being the surviving holding company. Second, Advantage Bank will merge into Citizens Bank, with Citizens Bank being the surviving bank and adopting the name "Advantage Bank."

BACKGROUND AND REASONS FOR THE MERGER

      CAMCO. Camco's strategic plan is to deliver a wide array of financial products and services through its divisions, which operate under the direction of management personnel who maintain close ties to the communities they serve. Since adopting the holding company structure in 1970, Camco has expanded over the years through several acquisitions of financial institutions.

      In pursuing growth, Camco has paid particular attention to opportunities in geographic areas contiguous to its existing markets, which include portions of central, southwestern and southeastern Ohio, and the corridor from Marietta to Canton, Ohio, which runs along I-77. Camco also has banking locations in northeastern Kentucky and loan production offices in western West Virginia.

      The merger provides Camco the opportunity to strengthen its presence in the central Ohio market. Camco management believes that the economic diversity of the central Ohio market will lessen the impact on Camco's net earnings in the event of an economic downturn in any individual industry or market.

      With the recent consolidation of Camco's five bank charters into Advantage Bank, Camco's integrated "Advantage Banking" program offers an additional opportunity to expand the lending and deposit relationships London has obtained with its existing customer base and to attract new customers. Camco believes it will be able to maintain and strengthen the relationships that London has fostered with the local community while providing the additional management and administrative support necessary to expand the range of products and services that London branches currently offer. As Camco determined that the commercial bank charter of Citizens Bank would be more consistent with the business plan of Advantage Bank than Advantage's current savings bank charter, the parties to the merger agreement agreed to merge Advantage Bank into Citizens Bank.

      LONDON. A bank holding company incorporated under the laws of the State of Ohio, London Financial owns all of the issued and outstanding common shares of Citizens Bank, a bank incorporated under the laws of the State of Ohio. In March 1996, London Financial acquired all of the common shares issued by Citizens Bank upon its conversion from a mutual savings and loan association to a stock savings and loan association. Since its formation, London Financial's activities have been limited primarily to holding the common shares of Citizens Bank.

      In their periodic long-range planning, the directors usually considered whether London Financial could continue to increase shareholder value in an increasingly competitive environment resulting in part from significant technological changes, the proliferation of alternative deposit products, independent mortgage lenders and an array of financial services permitted to be sold by financial institutions under recent legislation. In an effort to increase shareholder value, Citizens Bank completed a charter conversion from a state-chartered savings and loan association to a state-chartered commercial bank in 1999. The charter conversion permitted Citizens Bank to increase its commercial lending to small businesses and agricultural concerns.

      After the charter conversion, Citizens Bank became an important agricultural lender for Madison and surrounding counties. Nevertheless, the directors searched for other ways to remain competitive and to increase shareholder value. The addition of various products and services was considered and discussed in relation to such competition, but the directors determined that many such products were too expensive to implement effectively. London Financial also considered such possibilities as the opening of additional branches and the further diversification of the loan portfolio. Such possibilities were rejected, however, on the basis that the substantial expense of implementation and the additional credit risk could not be justified as a material increase in shareholder value was unlikely in the foreseeable future.

      As the directors pondered the future, they decided in the fall of 2003 that they should retain a financial advisor to advise the directors on alternatives. In November 2003, representatives of Keefe, Bruyette & Woods presented to the directors an analysis of the steps necessary as an independent entity to remain competitive and to enhance shareholder value, as well as the potential alternatives to remaining independent, including merger possibilities. Following the lengthy consideration of such analysis, as well as the various other matters previously considered by the directors, the board of directors decided to engage Keefe, Bruyette & Woods and Keller & Company as financial advisors to advise the board of directors in the pursuit of the possibility of a merger with another financial institution.

      At a meeting of the board of directors in December 2003, London Financial's advisors reviewed with the directors information on more than 20 companies that might be interested in a merger with London Financial. After such review, the directors authorized the London Financial advisors to contact 21 of such companies. Of the companies contacted, 20 expressed an interest in considering a possible merger, signed confidentiality agreements and received books of information about London Financial as prepared by the London Financial advisors. Of the companies receiving the books, six submitted non-binding indications of interest, including Camco.

      On February 6, 2004, the board of directors met with the London Financial advisors to discuss the six indications of interest. The advisors provided the directors with information on the proposals, including financial and market analyses and additional relevant information. Based upon the information and analysis, the board of directors concluded that the indications of interest of Camco and two of the other companies were clearly preferable to the other three proposals in terms of price and other factors. Accordingly, the directors decided to invite Camco and the other two preferred companies to perform a due diligence examination of London Financial, including a review of its books and records, and the board of directors of London Financial reviewed publicly available and other information about Camco and the other two companies.

      On February 27, 2004, the board of directors again met with London Financial's advisors to review the final non-binding proposals of Camco and the two other companies. The Camco proposal provided for an exchange of London Financial common shares for a purchase price to be paid in a combination of cash and common shares of Camco. The amount of cash would be fixed at $25.50 at the time an agreement was executed and would equal 25% of the total consideration. In addition, the number of shares of Camco to be received for each share of London Financial would be fixed at the time an agreement was executed at a $25.50 value, although it would be subject to adjustment under certain circumstances, and would equal 75% of the total consideration. The total value of the purchase price would, therefore, be subject to the movement of the Camco stock price until the closing, but the fixed cash component would limit the extent of the volatility of the purchase price. The directors noted that the historic market price of Camco stock had been relatively stable in the past few years and approximately equaled Camco's peers on the basis of multiples of book value and earnings.

      One of the two other final indications of interest involved a mix of 60% stock, 40% cash, valued at approximately $25.25. While subject to the same market fluctuation risks as the Camco offer, the multiples at which the proponent's stock was trading were significantly above peer levels on both a book value and earnings basis. Moreover, the market price of the stock had increased substantially during the past year. The directors were concerned, therefore, that if the multiples returned to normal peer ranges, the value of the consideration could fall dramatically. The directors decided to focus, therefore, on the third final indication of interest and Camco.

      The third final indication of interest was for $25.50 in cash. Although the certainty of 100% cash was attractive, the directors wanted to find a way to give the shareholders a choice between equity and cash if they could provide shareholders with a higher nominal value from Camco.

      Accordingly, the directors asked Camco to increase the value of the cash and stock component of its proposal to $26.50 and to increase the percentage of the cash component from

25% to 50% of the total consideration. When Camco agreed to such increases, London Financial and Camco negotiated the terms and conditions of the merger agreement and its exhibits between February 28 and March 26, 2004. After discussing a draft of the agreement on March 11, 2004, the boards of directors of London Financial and Citizens Bank met on March 26, 2004, with London Financial advisors and legal counsel to discuss the final agreement, its exhibits and the contemplated transaction. Included in the review was a detailed analysis by Keefe, Bruyette & Woods of the financial terms of the agreement. Following extensive discussion, Keefe, Bruyette & Woods stated that, as of March 26, 2004, the financial consideration provided in the merger agreement was fair to the shareholders of London Financial from a financial point of view. The directors then unanimously agreed that the transaction negotiated with Camco would be in the best interests of the London Financial shareholders and voted unanimously to approve the merger agreement.

      The foregoing discussion of the information and factors considered by the board of directors is not exhaustive but constitutes the material factors considered by the board of directors. In reaching its determination to approve and recommend the merger agreement, the directors did not assign any relative or specific weight to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm's length negotiations between representatives of London Financial and Camco.

      THE BOARD OF DIRECTORS OF LONDON FINANCIAL UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

      On November 11, 2003, the London Financial board of directors met with representatives from Keefe, Bruyette & Woods for a strategic planning session to discuss recent trends in the banking industry and the prospects for London Financial. The London Financial directors discussed the changes that had occurred in the market for publicly traded banks in recent quarters and the difficult strategic issues facing banking institutions and, in particular, smaller institutions like London Financial. The directors also considered increased competition, new technology and the decreasing pool of potential acquirors as a result of consolidation in the thrift and banking industry. At this meeting, Keefe, Bruyette & Woods also reviewed the then current merger market, the various pricing methods, a range of values for London Financial based on these pricing methods, and a review of other successful strategies that other institutions have implemented.

      London Financial retained Keefe, Bruyette & Woods to evaluate London Financial's strategic alternatives as part of a shareholder enhancement program and to review and evaluate any specific proposals for a strategic alliance that might be received regarding an alliance with London Financial. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank holding companies. The London Financial board of directors selected Keefe, Bruyette & Woods on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger.

      Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the shareholders of London Financial. Keefe, Bruyette & Woods delivered its opinion to the London directors that, as of March 26, 2004, the merger consideration was fair, from a financial point of view, to the shareholders of London Financial. No limitations were imposed by the London Financial board of directors upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion in this prospectus/proxy statement of the summary of its opinion to the London Financial board of directors and to the reference to the entire opinion attached hereto as Annex B.

      THE FULL TEXT OF THE KEEFE, BRUYETTE & WOODS OPINION, WHICH IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KEEFE, BRUYETTE & WOODS, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF KEEFE, BRUYETTE & WOODS SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

      In rendering its opinion, Keefe, Bruyette & Woods (i) reviewed the merger agreement; (ii) reviewed London Financial's annual reports to shareholders for the years ended September 30, 2001, 2002 and 2003; (iii) reviewed London Financial's proxy statements for the years ended September 30, 2001, 2002 and 2003; (iv) reviewed London Financial's unaudited financial statements for the quarter ended December 31, 2003; (v) discussed with senior management and the board of directors of London Financial the current position and prospective outlook for London Financial; (vi) considered historical quotations, levels of activity and prices of recorded transactions in London Financial's common shares; (vii) reviewed the financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of comparably situated banks; and (viii) performed other analyses which Keefe, Bruyette & Woods considered appropriate.

      ANALYSIS OF RECENT COMPARABLE ACQUISITION TRANSACTIONS. In rendering its opinion, Keefe, Bruyette & Woods analyzed certain comparable merger and acquisition transactions of bank deals, comparing the acquisition price relative to book value, tangible book value, latest twelve months earnings, and premium to core deposits. The analysis included a comparison of the low, median and high of the above ratios for representative pending acquisitions since March 31, 2003, where the selling institution had an asset size less than $125 million. As a result of these transaction criteria, the following selling banks were used in analyzing comparable transactions:

First Western Bank      FNB Bancshares, Inc.       AEA Bancshares, Inc.
Metro Bancorp, Inc.     Security Bancshares, Inc.  Lost Pines Bancshares, Inc.
Pend Oreille Bancorp    Hacienda Bank              Snyder National Bank
Valley Bancorp, Inc.    Pioneer Bankshares, Inc.   Town & Country Bank of Ozarks
Horizon Bank & Trust    Malden Bancorp, Inc.       Canaan National Bancorp, Inc.
Wewahitchka State Bank

      The transaction analysis resulted in a range of values for London Financial based upon comparable bank merger and acquisition transactions. Keefe, Bruyette & Woods derived the median pricing metrics of the comparable group and summarized the results of comparative bank merger and acquisition transactions and compared the range of values to the consideration to be received by London Financial shareholders. The comparable bank merger and acquisition statistics are as follows:

                                                                       PRICE TO       PRICE TO LAST          CORE
                                                 PRICE TO              TANGIBLE         12 MONTHS           DEPOSIT
                                                BOOK RATIO            BOOK RATIO        EARNINGS            PREMIUM
                                                    (%)                  (%)               (X)                (%)
                                                -----------           ----------      -------------       -----------
LOW VALUE                                              78.9                 80.7               14.3               3.9
MEDIAN VALUE                                          175.6                176.7               20.8              10.1
HIGH VALUE                                            235.3                235.3               29.4              13.8

$26.50 CAMCO OFFER                                    187.0                192.7               21.1              14.7

      Keefe, Bruyette & Woods viewed the comparable group as the most appropriate in deriving a comparable transaction value based on London Financial's size and earnings. Keefe, Bruyette & Woods viewed as being statistically significant for purposes of comparison the fact that the query based on the above criteria produced sixteen transactions with reported pricing metrics in the comparable group. Keefe, Bruyette & Woods viewed the four resulting metrics (price to book value, price to tangible book value, price to last twelve months earnings and core deposit premium) from the comparable transactions on a median basis as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

      Given that the value of the consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is greater than the median value of the range of comparable bank transactions for price to book value, price to tangible book value, price to latest twelve month earnings, and core deposit premium basis, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to London Financial and its shareholders of the consideration to be paid in the merger.

      DISCOUNTED CASH FLOW ANALYSIS. Keefe, Bruyette & Woods performed a discounted cash flow analysis of the forecasted financial performance of London Financial using a base case scenario whereby earnings grew at its historical 12.5% per annum from Year 1 to Year 5. Keefe, Bruyette & Woods applied transaction multiples to earnings of 19.0x, 20.0x, 20.8x, 21.0x and 22.0x. The terminal multiple range is based on the terminal earnings multiple of completed transactions similar to this transaction. The combined cash flows and terminal value were then discounted back to present values using different discount ranges ranging from 10.3% to 12.3%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of London Financial common shares taking into consideration such factors as current long-term interest rates, market capitalization size, earnings and liquidity of the shares. The results of Keefe, Bruyette & Woods' analysis are set forth in the following table:

                              Sensitivity Analysis
                                Terminal Multiple

Discount Rate         19.0x     20.0x     20.8x      21.0x      22.0x
-------------       --------   -------   -------    --------   -------
         12.3%      $  23.12   $ 24.12   $ 25.08    $  25.29   $ 26.38
         11.8%      $  23.74   $ 24.86   $ 25.75    $  25.97   $ 27.09
         11.3%      $  24.38   $ 25.53   $ 26.44    $  26.67   $ 27.82
         10.8%      $  25.04   $ 26.22   $ 27.16    $  27.39   $ 28.57
         10.3%      $  25.72   $ 26.93   $ 27.90    $  28.14   $ 29.35

      Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods determined that the change-in-control present value of the London Financial common shares ranged from $23.12 to $29.35 per share. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is in the middle part of the range derived from the discounted cash flow analysis, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to London Financial and its shareholders of the consideration to be paid in the merger.

      The discounted cash flow analysis of London Financial does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

      DIVIDEND DISCOUNT ANALYSIS. Keefe, Bruyette & Woods performed an analysis that estimated the 5-year stream of after-tax dividend flows of London Financial under various circumstances, assuming London Financial's projected dividend stream and that London Financial performed in accordance with the historical earnings whereby earnings grew at 12.5% per annum from Year 1 to Year 5. A range of terminal values was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends per share (i.e., cash flows per share) that London Financial would generate through Year 5 and (2) the present value of the terminal value on a per share basis, which is a representation of the ongoing value at a specified time in the future of London Financial common shares.

      In calculating a terminal value of London Financial common shares, Keefe, Bruyette & Woods applied multiples of 14.0x, 15.0x, 17.0x, and 18.0x to Year 5 forecasted earnings per share. The terminal multiple range is based on the earnings multiple of similar publicly traded banks of similar asset size. The combined cash flows and terminal value were then discounted back to present values using different discount percentages ranging from 10.3% to 12.3%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of London Financial common shares taking into consideration such factors as current long term interest rates, market capitalization size, earnings and liquidity of the shares. The results of Keefe, Bruyette & Woods' analysis are set forth in the following table:

                              Sensitivity Analysis
                                Terminal Multiple

Discount Rate      14.0x       15.0x     15.0x     17.0x      18.0x
-------------     -------    --------   -------   -------    --------
         12.3%    $ 17.62    $  18.77   $ 18.77   $ 21.09    $  22.25
         11.8%    $ 17.99    $  19.18   $ 19.18   $ 21.55    $  22.73
         11.3%    $ 18.38    $  19.59   $ 19.59   $ 22.02    $  23.23
         10.8%    $ 18.78    $  20.02   $ 20.02   $ 22.50    $  23.74
         10.3%    $ 19.19    $  20.46   $ 20.46   $ 22.99    $  24.26

      Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods determined that the stand-alone present value of the London Financial common shares ranged from $17.62 to $24.26 per share. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is above the range derived from the dividend discount analysis, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to London Financial and its shareholders of the consideration to be paid in the merger.

      The dividend discount analysis of London Financial does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

      Based on the above analyses, Keefe, Bruyette & Woods concluded that the consideration was fair, from a financial point of view, to shareholders of London Financial. This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independent of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods' analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

      In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by London Financial. In its review, with the consent of the London Financial board of directors, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of London Financial.

      The fairness opinion of Keefe, Bruyette & Woods is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any shareholder of London Financial as to how such shareholder should vote with respect to the merger.

      Keefe, Bruyette & Woods is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

      In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and London Financial. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

      Keefe, Bruyette & Woods will receive a fee of $85,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this prospectus/proxy statement, Keefe, Bruyette & Woods has received $40,000 of such fee; the remainder of the fee is due at the closing of the transaction. London Financial has also agreed to reimburse Keefe, Bruyette & Woods for all reasonable out-of-pocket expenses and disbursements, which will not exceed $3,000, incurred in connection with its engagement and to indemnify Keefe, Bruyette & Woods and its affiliates and their respective directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF LONDON FINANCIAL

      The board of directors of London Financial unanimously recommends that the London Financial shareholders vote FOR the adoption of the merger agreement. The board of directors believes that the terms of the merger are fair to, and in the best interests of, London Financial's shareholders.

MERGER CONSIDERATION

      At the effective time of the merger, each London Financial share will be converted into the right to receive (i) $26.50 in cash, (ii) 1.56342 shares of Camco Financial Corporation common stock, subject to possible adjustment, or
(iii) a combination of cash and Camco shares, and all London Financial shares will be cancelled and extinguished. Based on the [356,037] London Financial common shares issued and outstanding on [INSERT DATE], the total number of shares of Camco stock to be issued to London Financial shareholders would be approximately [INSERT # OF SHARES]. Based on the number of shares of Camco stock issued and outstanding on [INSERT DATE], the total number of outstanding shares of Camco stock after the merger would be [INSERT # OF SHARES], of which [INSERT % OF SHARES] would be held by the former London Financial shareholders.

      On [INSERT DATE], the date before we printed this prospectus/proxy statement, Camco shares closed at [INSERT PRICE/SHARE] on Nasdaq. Based on that [INSERT PRICE/SHARE] price, 1.56342 shares of Camco stock would be valued at [INSERT PRICE], and the total value of Camco stock a London Financial shareholder would receive for each London Financial share, if such shareholder receives no cash, would equal [INSERT VALUE].

      On the day the merger closes, the market price of a share of Camco stock may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you, or on the date of the special meeting of shareholders of London Financial. Therefore, you cannot be assured of receiving any specific market value of Camco stock on the date of the closing of the merger.

      The number of shares of Camco stock that each London Financial shareholder electing Camco stock will receive in exchange for each London Financial share may be adjusted, depending upon the average market value of a share of Camco stock during a measuring period prior to closing. Therefore, the total value of the merger consideration will depend upon the value of a share of Camco stock during the measuring period, which is the fifteen consecutive trading days ending five trading days immediately preceding the closing date. If the average market value of a share of Camco stock during the measuring period is between $14.41 and $19.49, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal 1.56342 shares. If the average market value of a share of Camco stock during the measuring period is less than $14.41, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal $22.52 divided by the average value of a Camco share during the measuring period. For example, if the average value of a Camco share during the measuring period is $14.00, then London Financial shareholders will receive 1.60857 ($22.52/$14.00) shares of Camco stock in exchange for each London Financial share held. If the average market value of a share of Camco stock during the measuring period is greater than $19.49, then the number of shares of Camco stock that London Financial shareholders will receive in exchange for each London Financial share will equal $30.47 divided by the average value of a Camco share during the measuring period. For example, if the average value of a Camco share during the measuring period is $20.00, then London Financial shareholders will receive 1.5235 ($30.47/$20.00) shares of Camco stock in exchange for each London Financial share held.

      Camco will not issue fractional shares in the merger. Each London Financial shareholder who otherwise would be entitled to receive a fraction of a share of Camco stock will receive cash in an amount equal to the fractional Camco share interest to which such holder would otherwise be entitled multiplied by $26.50.

EXCHANGE OF CERTIFICATES EVIDENCING LONDON FINANCIAL SHARES

      After the merger is effective, Camco's exchange agent will mail to you a form letter of transmittal containing instructions for surrendering your London Financial stock certificates. When you surrender your certificates for cancellation, together with a properly executed letter of transmittal, you will be entitled to receive (i) $26.50 in cash, (ii) 1.56342 shares of Camco common stock, subject to possible adjustment, or (iii) a combination of cash and Camco shares. Until you surrender your certificates, Camco will not pay you any cash consideration or any dividends or other distributions and your rights as a shareholder of Camco will be suspended. No interest will be paid or accrued on any cash constituting merger consideration (including the cash in lieu of fractional shares) and unpaid dividends and distributions, if any, payable to holders of certificates for London Financial shares.

      If you have lost or misplaced your London Financial stock certificate(s), you should immediately call [INSERT NAME OF COMPANY OR PERSON AND PHONE #]. [INSERT NAME OF COMPANY OR PERSON] will mail to you instructions for replacing the lost certificate(s).

EMPLOYEE MATTERS

      Each Citizens Bank employee whose employment is not specifically terminated will become an employee of Camco or its resulting bank subsidiary, which will be named Advantage Bank. Each Citizens Bank employee who becomes an employee of Camco or Advantage Bank will be eligible to participate in Camco or Advantage Bank employee plans, on the same basis as any newly-hired employee of Camco or Advantage Bank. Service with London Financial or Citizens Bank will be treated as service with Camco or Advantage Bank to determine eligibility to participate, vesting and entitlement to benefits, but not for purposes of benefit accrual under each Camco or Advantage Bank employee plan. Each employee of Citizens Bank who does not have an employment agreement or severance agreement with Citizens Bank and who Camco or its subsidiaries elect not to hire or elect to terminate will be paid a severance payment equal to the product of one week of the employee's salary multiplied by the number of years of that employee's service to Citizens Bank, with a maximum payment equal to 6 months' salary, plus payment for accrued and unused vacation time in accordance the vacation policy of Citizens Bank.

REPRESENTATIONS, WARRANTIES AND COVENANTS

      Camco, Advantage Bank, London Financial and Citizens Bank have each made representations and warranties in the merger agreement regarding:

      -     corporate organization,

      -     authority and capitalization,

      -     regulatory reports and filings,

      -     financial condition,

      -     past conduct of business,

      -     taxes,

      -     legal proceedings,

      -     employment matters, and

      -     environmental matters.

      In addition, London Financial and Citizens Bank have made representations and warranties regarding:

      -     investments,

      -     properties,

      -     material contracts,

      -     insurance,

      -     permits and licenses,

      -     employee benefit plans, and

      -     other matters.

      London Financial may not solicit or initiate any proposals or offers from any person regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, London Financial or Citizens Bank, except as required by the good faith exercise of the fiduciary duties of the board of directors of London Financial. London Financial must pay to Camco a termination fee of $450,000 if London Financial enters into or closes an acquisition transaction with any person or entity other than Camco at any time prior to the expiration of 12 months after the termination of the merger agreement.

      London Financial and Citizens Bank have also agreed to do the following immediately before completion of the merger to the extent such actions are permitted by law and are consistent with generally accepted accounting principles:

      -     terminate the London Financial employee stock ownership plan;

      - take certain accounting actions to conform Citizens Bank's loan, accrual and reserve policies to Camco's policies; and

      - recognize the expenses of the merger and any restructuring charges related to or to be incurred in connection with the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

      During the period between March 26, 2004, and the completion of the merger, London Financial and Citizens Bank have agreed to conduct their business only in the ordinary and usual course, unless Camco agrees otherwise in writing. In addition, London Financial and Citizens Bank have agreed not to:

      - sell, transfer, mortgage, pledge, or subject to any lien or otherwise encumber any material amount of assets, except in the ordinary course of business;

      - make any capital expenditure that individually or in the aggregate exceeds $2,500;

      - declare or pay any dividends on London Financial shares, other than quarterly cash dividends not in excess of $.07 per share;

      - purchase, redeem, retire or otherwise acquire any London Financial shares;

      - issue any London Financial shares, other than pursuant to existing options or management recognition plan awards;

      - amend their articles of incorporation, code of regulations, constitution or bylaws;

      - acquire any stock or other interest in any other entity, with certain exceptions in the ordinary course of business;

      - except as provided in the merger agreement, adopt or amend in any material respect any employee or director benefit plan, severance plan or collective bargaining agreement or make any contributions, awards or distributions under any employee benefit plan that is not consistent with past practice;

      - except as otherwise provided in the merger agreement, enter into or amend any employment contract with any of their employees, increase the compensation payable to any employee or director, or any relative of an employee or director, or become obligated to increase such compensation;

      - incur or pay any material obligation or liability, other than liabilities and obligations incurred in the ordinary course of business;

      - borrow or agree to borrow any funds or directly guarantee or agree to guarantee any obligations of others, except for amounts that may be prepaid at any time without penalty and deposit taking in the ordinary course of business;

      - originate or issue a commitment to originate any loan secured by one- to four-family residential real estate or nonresidential real estate in an amount of $250,000 or more;

      - establish any new lending programs or make any policy changes concerning who may approve loans;

      - enter into any securities transactions for their own account or purchase or otherwise acquire any investment security for their own account other than U.S. Government and agency obligations;

      - increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner consistent with past practices and prevailing rates in Citizens Bank's market;

      - foreclose upon or otherwise take title or possession of any real property without first obtaining a Phase I Environmental Report that indicates that the property is free of pollutants, contaminants or hazardous or toxic materials; provided, however, that Citizens Bank will not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain pollutants, contaminants or other waste materials; or

      -     agree to take any of the actions described above.

CONDITIONS

      Camco, Advantage Bank, London Financial and Citizens Bank may complete the merger only if:

      - the merger agreement is adopted by the holders of a majority of the outstanding London Financial shares;

      - the parties receive regulatory approvals from the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions and the Federal Reserve;

      -     no governmental authority prohibits consummation of the merger;

      - the Camco shares to be issued in the merger have been registered with the Securities and Exchange Commission and are approved for listing on Nasdaq; and

      - legal counsel has provided an opinion with respect to the federal income tax consequences of the merger.

      In addition, Camco and Advantage Bank will not be required to complete the merger unless the following conditions are satisfied:

      - all of London Financial's and Citizens Bank's representations and warranties in the merger agreement are true in all material respects, including the lack of material adverse changes with respect to London Financial since December 31, 2003;

      - London Financial and Citizens Bank have satisfied, in all material respects, their obligations in the merger agreement;

      - London Financial's shareholders' equity at the time of the merger is at least $5,297,000, exclusive of expenses related to the merger and reserves, accruals and charges taken or established by London Financial or Citizens Bank at the request of Camco, realized or unrealized gains or losses on securities classified as available for sale in London Financial's audited financial statements, and dividends paid in accordance with the merger agreement; and

      - the holders of 10% or less of the outstanding London Financial shares have dissented.

      London Financial and Citizens Bank will not be required to complete the merger unless the following conditions are satisfied:

      - all of Camco's and Advantage Bank's representations and warranties in the merger agreement are true in all material respects, including the lack of material adverse changes with respect to Camco since December 31, 2003;

      - Camco and Advantage Bank have satisfied, in all material respects, their obligations in the merger agreement; and

      - London Financial receives an opinion from its financial advisors reasonably acceptable to London Financial, dated as of the closing date, that the consideration to be received by London Financial shareholders in the merger is fair from a financial point of view.

         Camco and London Financial may waive any of the conditions unless the waiver is prohibited by law.

EFFECTIVE TIME

      Following the satisfaction or waiver of all conditions in the merger agreement, we will file Certificates of Merger as soon as practicable with Ohio's Secretary of State and Delaware's Secretary of State in order to complete the merger. We anticipate that we will complete the merger in [INSERT MONTH] 2004.

TERMINATION AND AMENDMENT

      Camco and London Financial may agree to terminate the merger at any time before the consummation of the merger, even if the London Financial shareholders have voted to approve the merger. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

      -     by the mutual written consent of Camco and London Financial;

      - by either Camco or London Financial if the merger is not consummated on or before December 26, 2004;

      - by either Camco or London Financial if any event occurs which would preclude satisfaction of certain conditions set forth in the merger agreement; or

      - by London Financial if it executes a definitive agreement in connection with, or closes, an acquisition transaction whereby some person or entity other than Camco will acquire all or a material amount of the assets, or any equity securities, of London Financial, or London Financial and such other person or entity will enter into a merger, consolidation or business combination.

      In the event that the merger agreement is terminated, the merger agreement will become void and have no effect, except that the provisions of the merger agreement relating to confidentiality of information and payment of expenses will survive the termination. Notwithstanding the foregoing, no party to the merger agreement will be released from any liabilities or damages arising out of its breach of any provision of the merger agreement.

      The merger agreement may be amended in writing at any time before or after the London Financial shareholders adopt the merger agreement. If the London Financial shareholders have already adopted the merger agreement, however, we will not amend the merger agreement without their approval if the amendment would materially adversely affect the shareholders. If necessary, London Financial will seek approval at a subsequent meeting of shareholders.

INTERESTS OF DIRECTORS AND OFFICERS

      Directors and officers of London Financial and Citizens Bank have interests in the merger in addition to their interests solely as London Financial shareholders.

      PAYMENT FOR STOCK OPTIONS. At the completion of the merger, each outstanding option to purchase London Financial shares will be converted automatically into the right to receive a cash payment from Camco in an amount equal to the number of vested and unexercised shares subject to such option multiplied by $16.50.

      ACCELERATION OF MANAGEMENT RECOGNITION PLAN AWARDS. At the completion of the merger, all of the management recognition plan awards that were made to London Financial directors and executive officers and which have not been earned and distributed, totaling 1,917 London Financial shares, and cash in the aggregate amount of approximately $1,897 will become immediately earned and distributed.

      EMPLOYEE BENEFIT PLANS. All employees of London Financial or Citizens Bank immediately prior to completion of the merger who are employed by Camco or Advantage Bank immediately following the merger will be covered by Camco's employee benefit plans.

      Before the completion of the merger, London Financial will terminate the London Financial employee stock ownership plan. All amounts accrued on the financial statements of London Financial as ESOP expense will be paid by the ESOP trustee to London Financial to reduce the outstanding balance of the current exempt loan from London Financial to the ESOP. All London Financial shares held by the ESOP trustee at the completion of the merger will be exchanged by the ESOP trustee for the per share merger consideration. The trustee will dispose of shares held in the suspense account of the ESOP for the purpose of retiring the ESOP loan. Any shares and other assets remaining in the suspense account following the repayment of the loan in full will be allocated as promptly as possible by the ESOP trustee to participants in accordance with the allocation provisions of the ESOP and applicable law. It is the intent of London Financial and Camco that the ESOP be terminated concurrently with the completion of the merger and that the distribution be made as soon after completion of the merger as possible. No distribution will be made until a final determination letter is received from the IRS.

      CHANGE IN CONTROL PAYMENTS AND EMPLOYMENT AGREEMENTS. John J. Bodle, the President of London Financial and Citizens Bank, has an employment agreement with London Financial and Citizens Bank entitling him to a payment if his employment is terminated in connection with a change in control of London Financial or Citizens Bank. Mr. Bodle is expected to execute an employment agreement with Advantage Bank pursuant to which Mr. Bodle will receive a monthly salary of $1,400 until October 31, 2005, and group health, life and disability benefits until April 30, 2007. He will also be paid at the completion of the merger a lump sum payment of $278,400 in consideration of the termination of his employment agreement with London Financial and Citizens Bank.

      Steven C. Adams, Executive Vice President of Citizens Bank, has an employment agreement with London Financial and Citizens Bank entitling him to a payment if his employment is terminated or changed in certain ways in connection with a change in control of London Financial or Citizens Bank. Mr. Adams is expected to execute an employment agreement with Advantage Bank pursuant to which Mr. Adams will receive an annual salary of $96,000 and benefits for one year. Mr. Adams will also be paid at completion of the merger a lump sum payment of $183,640 in consideration for the termination of his employment agreement with London Financial and Citizens Bank.

      INDEMNIFICATION AND INSURANCE. For a period of three years after the merger is completed, Camco will indemnify the current and former officers and directors of London Financial for their acts and omissions occurring prior to the completion of the merger to the extent permitted by Camco's certificate of incorporation and bylaws or the articles of incorporation and code of regulations of London Financial. There will be no indemnification for claims against Camco, its subsidiaries, London Financial or Citizens Bank arising out of or in connection with the merger. Camco has also agreed to (i) extend its directors' and officers' liability insurance to cover the directors and officers of London Financial and Citizens Bank for three years following the completion of the merger or (ii) add a rider to its existing directors' and officers' liability insurance policy to cover the acts and omissions of London Financial and Citizens Bank's officers and directors and to continue the rider for three years.

      ADVISORY BOARD. Each of the directors of London Financial will be appointed to an advisory board of Advantage Bank for a one-year term, for which such director will receive $1,000 for each quarterly advisory board meeting attended. Each London Financial director will execute a non-compete agreement with a one-year term.

RESALE OF CAMCO COMMON SHARES

      Camco has registered the Camco stock to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Camco shares will be freely transferable, except for Camco common stock received by persons who may be deemed to be affiliates of London Financial. The term "affiliate" is defined in Rule 145 under the Securities Act and generally includes executive officers and directors. London Financial affiliates may not sell their Camco common stock, except (a) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act or (b) pursuant to an effective registration statement under the Securities Act covering their Camco common stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      Camco and London Financial have not sought, and do not intend to seek, a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. The opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Camco, as to certain of the expected federal income tax consequences of the merger is set forth as an exhibit to the registration statement of which this prospectus/proxy statement is a part and supports the following discussion of the anticipated federal income tax consequences of the merger to shareholders of London Financial. The opinion is based in part upon certain factual assumptions and upon certain factual representations made by Camco and London Financial, which representations Vorys, Sater, Seymour and Pease LLP has relied upon and has assumed to be true, correct and complete. If such representations are inaccurate, the opinion could be adversely affected. In addition, the opinion assumes that the amount of cash that will be paid to holders of London Financial common shares who perfect dissenters' rights will not materially exceed $26.50 per share. Opinions of tax counsel are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. This discussion is based on current law. Future legislative, judicial or administrative interpretations, which may be retroactive, could alter or modify the statements set forth in this discussion. This discussion does not address, among other matters:

      -     state, local, or foreign tax consequences of the merger;

      - the tax consequences to London Financial shareholders who hold their shares of London Financial other than as a capital asset, who hold their shares in a hedging transaction or as part of a straddle or conversion transaction or who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, and dealers in stocks and securities;

      - the tax consequences to London Financial shareholders who received their shares upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation; and

      - the tax consequences to the holders of options to acquire shares of London Financial.

      Assuming that the merger is consummated in accordance with the merger agreement, it is anticipated that the following federal income tax consequences will occur:

      - The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Camco and London Financial each will be a "party to the reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

      - No gain or loss will be recognized by Camco or London Financial as a result of the merger.

      - The tax basis of the assets of London Financial in the hands of Camco will be the same as the tax basis of such assets in the hands of London Financial immediately prior to the merger.

      - The holding period of the assets of London Financial to be received by Camco will include the period during which such assets were held by London Financial.

      - A London Financial shareholder receiving solely Camco shares in exchange for such shareholder's London Financial shares (not including any cash received in lieu of fractional Camco shares) will recognize no gain or loss upon the receipt of such Camco shares.

      - A London Financial shareholder receiving solely cash in exchange for such shareholder's London Financial shares (as a result of such shareholder's dissent to the merger or election to receive the cash consideration for all of such shareholder's London Financial shares), will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder's London Financial shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

      - A London Financial shareholder receiving both cash and Camco shares in exchange for such shareholder's London Financial shares (not including any cash received in lieu of fractional Camco shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional Camco shares). For purposes of determining the character of this gain, such London Financial shareholder will be treated as having received only Camco shares in exchange for such shareholder's London Financial shares, and as having immediately redeemed a portion of such Camco shares for the cash received (excluding cash received in lieu of fractional Camco shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Internal Revenue Code (to the extent of London Financial's current or accumulated earnings and profits), the gain will be capital gain if the London Financial shares are held by such shareholder as a capital asset at the time of the merger.

      - A London Financial shareholder receiving cash in lieu of fractional Camco shares will recognize gain or loss as if such fractional Camco shares were distributed as part of the merger and then redeemed by Camco, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

      - The tax basis of the Camco shares received by a London Financial shareholder pursuant to the merger will be the same as the tax basis of the London Financial shares surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of gain, if any, recognized on the exchange.

      - The holding period of the Camco shares received by a London Financial shareholder will include the period during which the London Financial shares surrendered in exchange therefor were held, provided the London Financial shares are a capital asset in the hands of the London Financial shareholder at the time of the merger.

      The foregoing discussion is intended only as a summary and is not a complete analysis or listing of all potential federal income tax consequences of the merger. London Financial shareholders are urged to consult their tax advisors concerning the United States federal, state, local and foreign tax consequences of the merger to them.

ACCOUNTING TREATMENT

      The merger will be treated as a purchase for accounting purposes. Accordingly, Camco will record the assets and liabilities of London Financial on its books at fair value. The excess, if any, of the fair value of the liabilities assumed and consideration paid over the fair value of the assets received will be assigned to specific and unidentified intangible assets. The resulting intangible assets will not be amortized, but will be tested for impairment as prescribed under SFAS No. 142, "Goodwill and Intangible Assets."

                           DESCRIPTION OF CAMCO SHARES

AUTHORIZED STOCK

      Camco's authorized capital stock consists of 14,900,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 share.

      The Camco board of directors is authorized to issue, without stockholder approval, the preferred shares and to fix the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The issuance of preferred shares and any conversion rights that may be specified by the board of directors for the preferred shares could adversely affect the voting power of holders of the common shares. In addition, if the purchase price of the preferred shares is less than the book value of the common shares, the book value of the common shares could be adversely affected. No preferred shares will be issued in connection with the merger, and the board of directors has no present intention to issue any preferred shares.

SPECIAL MEETINGS

      Special meetings of stockholders of Camco may be called only by the president or by a majority of the board of directors of Camco.

PREEMPTIVE RIGHTS

      The Camco certificate of incorporation does not grant preemptive rights to the holders of Camco stock. Under Delaware law, preemptive rights do not exist unless they are specifically granted by the corporation's certificate of incorporation.

VOTING RIGHTS

      Camco stockholders are entitled to cast one vote per Camco share held on all matters submitted to stockholders for their approval. The certificate of incorporation does not provide for cumulative voting in the election of directors.

BOARD OF DIRECTORS

      Camco's bylaws provide for a classified board of directors divided into three classes and elected for three-year terms. Pursuant to the bylaws, the number of directors is currently fixed at nine. Therefore, it would take two annual elections to replace a majority of the board. The bylaws require that any stockholder nomination for the election of directors must be submitted in writing, containing specific information regarding the nominee, by the sixtieth day before the first anniversary of the most recent annual meeting.

      Vacancies on Camco's board may be filled by a majority of the directors then in office. If a majority of the directors then in office constitutes less than a majority of the board, any stockholders holding at least 10% of Camco's stock may ask the Delaware Court to order an election to fill the vacancy and replace directors selected by those directors in office.

      Camco's certificate of incorporation authorizes the removal of a director for cause by a vote of not less than 80% of Camco's shares.

ANTI-TAKEOVER PROVISIONS IN CAMCO'S CERTIFICATE OF INCORPORATION AND BYLAWS

      Camco's certificate of incorporation and bylaws contain provisions that could deter or prohibit non-negotiated changes in the control of Camco. Camco's certificate of incorporation requires the approval of the holders of (i) at least 80% of Camco's outstanding shares of voting stock, and (ii) at least a majority of Camco's outstanding shares of voting stock, not including shares held by a "Substantial Stockholder," to approve certain "Business Combinations" as defined below, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of Camco must, subject to certain exceptions, be approved by the vote of the holders of a majority of Camco's outstanding voting shares. The increased voting requirements in Camco's certificate of incorporation apply in connection with Business Combinations involving a "Substantial

Stockholder," except in cases where the proposed transaction has been approved by three-fourths of the members of Camco's board of directors, provided that a majority of the members on the board are continuing directors (a continuing director being defined as a person who was (i) a member of the board on May 26, 1987, (ii) elected by the stockholders or appointed by the board after May 26, 1987, and prior to the date as of which the Substantial Stockholder in question became a Substantial Stockholder, or (iii) designated as a continuing director prior to his or her initial election or appointment as a director by three-fourths of the board if and only if a majority of the board at the time of appointment consisted of continuing directors).

      The term "Substantial Stockholder" is defined to include any individual, corporation, partnership or other entity, except for Camco or a subsidiary of Camco, that owns beneficially or controls, directly or indirectly, 15% or more of the outstanding voting stock of Camco. A "Business Combination" is defined to include:

      - any merger or consolidation of Camco or a subsidiary of Camco with or into any Substantial Stockholder or with or into any other corporation which, after such merger or consolidation, would be an Affiliate of a Substantial Stockholder, as defined in Camco's certificate of incorporation;

      - any sale, lease, exchange, mortgage, transfer, pledge or other disposition of all or a substantial part of the assets of Camco, or of a subsidiary of Camco, to any Substantial Stockholder (the term "substantial part" is defined to include more than 10% of Camco's total assets);

      - the adoption of any plan or proposal for the liquidation or dissolution of Camco, if, as of the record date for the determination of stockholders who are entitled to vote on the plan or proposal, any person is a Substantial Stockholder;

      - the issuance or transfer of Camco Equity Securities, as defined in Camco's certificate of incorporation, that have an aggregate value equaling or exceeding 60% of Camco's stockholders' equity to a Substantial Stockholder in exchange for cash, securities or other property; or

      - any reclassification of the securities of Camco, any recapitalization of Camco or any reorganization, merger, or consolidation of Camco that has the effect of increasing, directly or indirectly, a Substantial Stockholder's proportionate share of outstanding shares of any class of equity securities of Camco or a subsidiary of Camco.

      In view of the various provisions of Camco's certificate of incorporation, the aggregate share ownership by the directors and officers of Camco may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat it. The board of directors of Camco believes that these provisions are in the best interests of Camco's stockholders because they encourage prospective acquirers to negotiate a proposed acquisition with the directors. These provisions could, however, adversely affect the market value of Camco's stock or deprive stockholders of the opportunity to sell their shares for premium prices.

COMPARISON OF RIGHTS OF HOLDERS OF CAMCO SHARES AND HOLDERS OF LONDON FINANCIAL SHARES

      As a result of the merger, the shareholders of London Financial, if electing to receive Camco shares as consideration in the merger, will become stockholders of Camco at the effective time of the merger. There are certain differences between the rights of Camco stockholders and the rights of London Financial shareholders arising from the distinctions between the Camco certificate of incorporation and bylaws and the London Financial articles of incorporation and code of regulations and the differences between Delaware and Ohio law. However, the rights of the holders of Camco stock and those of holders of London Financial shares are similar in most material aspects. The differences are described below.

AUTHORIZED STOCK

      The Camco certificate of incorporation authorizes 14,900,000 shares of common stock and 100,000 shares of preferred stock. The London Financial articles of incorporation authorize 5,000,000 common shares and no preferred shares.

DIRECTOR NOMINATIONS

      Camco stockholders generally must submit director nominations by the sixtieth day before the first anniversary of the most recent annual meeting. London Financial shareholders generally must submit director nominations by the December 1st preceding the annual meeting, which generally is held on the fourth Thursday in January.

ANTI-TAKEOVER PROVISIONS

      Certain provisions of the Camco certificate of incorporation and Camco bylaws, which we have outlined above, could deter or prohibit changes in majority control of the board of directors or non-negotiated acquisitions of control of Camco.

      The following is a discussion of provisions of the London Financial articles of incorporation and code of regulations that could deter or prohibit changes in majority control of the board of directors or non-negotiated acquisitions of control of London Financial.

      BOARD OF DIRECTORS. Certain provisions of London Financial's articles of incorporation and code of regulations will impede changes in control of the board of directors of London Financial. The regulations provide that the board of directors is to be divided into two classes, as nearly equal in number as possible, which shall be elected for staggered two-year terms.

      London Financial's regulations provide that a director may be removed with or without cause by the affirmative vote of 75% of the shares entitled to elect directors in place of the director being removed. The regulations further provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

      Neither Camco nor London Financial permits cumulative voting in the election of directors.

      LIMITATIONS ON CALL OF MEETINGS OF SHAREHOLDERS. London Financial's regulations provide that meetings of shareholders may only be called by London Financial's chairman of the board; President or, in the case of the President's absence, death or disability, the vice president authorized to exercise the authority of the president; the secretary; the directors; or the holders of 25% of all outstanding shares.

      INCREASED VOTING REQUIREMENT FOR CERTAIN MATTERS. London Financial's articles of incorporation provide that the affirmative vote of holders of 75% of the voting power will be required to adopt any of the following matters if the board of directors recommends against it:

      -     an amendment to the articles of incorporation of London Financial;

      -     an amendment to the code of regulations of London Financial;

      -     a change in the number of directors by action of the shareholders;

      - an agreement of merger or consolidation that provides for the merger or consolidation of London Financial with or into one or more other corporations;

      - a combination or majority share acquisition that involves the issuance of shares of London Financial and requires shareholder approval;

      - the sale, exchange, transfer or other disposition of all, or substantially all, of the assets of London Financial; or

      -     the dissolution of London Financial.

ANTI-TAKEOVER STATUTES

      Certain state laws make a change in control of Camco and London Financial more difficult, even if desired by the holders of the majority of the Camco or London Financial shares. The Delaware anti-takeover statutes that govern Camco differ substantially from the Ohio statutes that govern London Financial.

      DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law imposes limits on the ability of persons who acquire more than 15% of the outstanding stock of a Delaware corporation, such as Camco, to effect a merger with or acquisition of such corporation for three years after the person's acquisition of stock of the corporation. Such a transaction may be effected, generally, if

      - the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans);

      - the Board of Directors of the corporation pre-approves the transaction; or

      - the transaction is subsequently approved by the corporation's Board of Directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the interested stockholder).

      OHIO CONTROL SHARE ACQUISITION STATUTE. The Ohio Revised Code provides in
Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed "control share acquisition." A control share acquisition is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

      -     one-fifth or more, but less than one-third of the voting power;

      -     one-third or more, but less than a majority of the voting power; or

      -     a majority or more of the voting power.

      Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The control share acquisition statute does not apply to a corporation whose articles of incorporation or regulations so provide. London Financial has not opted out of the application of the control share acquisition statute.

      OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an "issuing public corporation" and an "interested shareholder" for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An interested shareholder is a person who owns 10% or more of the shares of the corporation. An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares. After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

      -     the board of directors approves the transaction;

      - the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

      - the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

      Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. London Financial has not taken any corporate action to opt out of the Ohio merger moratorium statute.

                                  LEGAL MATTERS

      Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the shares of Camco common stock to be issued to the London Financial shareholders in connection with the merger have been duly authorized and, if issued pursuant to the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware. Vorys, Sater, Seymour and Pease LLP also has delivered an opinion regarding the federal income tax consequences of the merger to Camco, London Financial and the London Financial shareholders.

                                     EXPERTS

      The consolidated financial statements of Camco at December 31, 2003, that are incorporated by reference in this prospectus/proxy statement have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing in Camco's 2003 Annual Report to shareholders. The financial statements have been incorporated in reliance upon the report of Grant Thornton LLP and given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      Camco has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the Camco shares to be issued to London Financial shareholders in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this document information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

      In addition, Camco files reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You can read and copy the Registration Statement and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by Camco, at the following location:

           Securities and Exchange Commission's Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

      Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330. CAMCO IS AN ELECTRONIC FILER, AND THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE FOLLOWING WEB ADDRESS: (HTTP://WWW.SEC.GOV). SUCH REPORTS CAN ALSO BE FOUND ON CAMCO'S WEBSITE (HTTP://WWW.ADVANTAGEBANK.COM/SITE/CAMCO.HTML).

      The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus/proxy statement, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus/proxy statement, except for any information superseded by information contained in later-filed documents incorporated by reference in this prospectus/proxy statement. You should read the information relating to the companies contained in this prospectus/proxy statement and the information in the documents incorporated by reference.

      This document incorporates by reference the documents listed below that Camco has previously filed with the Securities and Exchange Commission and any future filings made by it with the Securities and Exchange Commission before the special meeting of shareholders under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Commission Filings (File No. 0-25196)                               Period/Date
-------------------------------------                               -----------
Annual Report on Form 10-K                             Year ended December 31, 2003
Quarterly Report on Form 10-Q                          Quarter ended March 31, 2004
Current Reports on Form 8-K                            Filed on January 26, March 25, March 29,
                                                       April 29, and May 3, 2004

      YOU CAN RECEIVE THE DOCUMENTS INCORPORATED BY REFERENCE (WITHOUT EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS PROSPECTUS/PROXY STATEMENT) WITHOUT CHARGE BY CALLING OR WRITING THE FOLLOWING
PERSON:

      Camco Financial Corporation
      6901 Glenn Highway
      Cambridge, Ohio  43725
      Attention:  Mark A. Severson
      (740) 435-2020

      PLEASE REQUEST DOCUMENTS BY ___________, 2004. YOU MAY ALSO OBTAIN COPIES OF THE DOCUMENTS FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH ITS WEBSITE AT THE ADDRESS PROVIDED ABOVE.

      Following the merger, Camco will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 MARCH 26, 2004

                                  BY AND AMONG

                          CAMCO FINANCIAL CORPORATION,

                                 ADVANTAGE BANK,

                          LONDON FINANCIAL CORPORATION

                                       AND

                           THE CITIZENS BANK OF LONDON

                                TABLE OF CONTENTS

                                                                                                             PAGE
ARTICLE ONE -- THE MERGER......................................................................                1

     1.01.        Corporate Merger.............................................................                1
     1.02.        Effective Time...............................................................                2
     1.03.        Effects of the Corporate Merger..............................................                2
     1.04.        Bank Merger..................................................................                2
     1.05.        Structure of Combination.....................................................                2

ARTICLE TWO -- CONVERSION OF SHARES, SURRENDER OF CERTIFICATES.................................                3

     2.01.        Conversion of London Shares..................................................                3
     2.02.        Election and Exchange and Payment Procedures.................................                4
     2.03.        Dissenting London Shares.....................................................               10
     2.04.        Anti-Dilution Provisions.....................................................               11
     2.05.        Camco Shares.................................................................               11
     2.06.        Tax Consequences.............................................................               11

ARTICLE THREE -- REPRESENTATIONS AND WARRANTIES OF LONDON AND CITIZENS.........................               11

     3.01.        Corporate Status.............................................................               11
     3.02.        Capitalization of London.....................................................               13
     3.03.        Capitalization of Citizens...................................................               14
     3.04.        Corporate Proceedings........................................................               15
     3.05.        Authorized and Effective Agreement...........................................               15
     3.06.        Financial Statements of London...............................................               16
     3.07.        Absence of Undisclosed Liabilities...........................................               16
     3.08.        Absence of Changes...........................................................               16
     3.09.        Loan Documentation...........................................................               17
     3.10.        Allowance for Loan Losses....................................................               17
     3.11.        Reports and Records..........................................................               17
     3.12.        Taxes   .....................................................................               18
     3.13.        Property and Title...........................................................               19
     3.14.        Legal Proceedings............................................................               19
     3.15.        Regulatory Matters...........................................................               19
     3.16.        No Conflict..................................................................               20
     3.17.        Brokers, Finders and Others..................................................               20
     3.18.        Employment Agreements........................................................               20
     3.19.        Employee Benefit Plans.......................................................               21
     3.20.        Compliance with Laws.........................................................               23
     3.21.        Insurance....................................................................               24
     3.22.        Governmental and Third-Party Proceedings.....................................               24
     3.23.        Contracts....................................................................               25
     3.24.        Environmental Matters........................................................               25
     3.25.        London Information...........................................................               26
     3.26.        CRA Compliance...............................................................               26
     3.27.        Ownership of Camco Shares....................................................               27
     3.28.        Fairness Opinion.............................................................               27

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF CAMCO AND ADVANTAGE..........................               27

     4.01.        Corporate Status.............................................................               27
     4.02.        Corporate Proceedings........................................................               28
     4.03.        Capitalization of Camco......................................................               28

     4.04.        Authorized and Effective Agreement...........................................               29
     4.05.        No Conflict..................................................................               29
     4.06.        SEC Filings..................................................................               30
     4.07.        Financial Statements of Camco and Advantage..................................               30
     4.08.        Allowance for Loan Losses....................................................               30
     4.09.        Brokers, Finders and Others..................................................               31
     4.10.        Governmental and Third-Party Proceedings.....................................               31
     4.11.        Absence of Undisclosed Liabilities...........................................               31
     4.12.        Absence of Changes...........................................................               32
     4.13.        Reports and Records..........................................................               32
     4.14.        Taxes   .....................................................................               32
     4.15.        Legal Proceedings............................................................               33
     4.16.        Regulatory Matters...........................................................               33
     4.17.        Compliance with Laws.........................................................               33
     4.18.        Environmental Matters........................................................               34
     4.19.        Books and Records............................................................               35
     4.20.        Ownership of London Shares...................................................               35

ARTICLE FIVE -- FURTHER COVENANTS OF LONDON AND CITIZENS.......................................               35

     5.01.        Operation of Business........................................................               35
     5.02.        Notification.................................................................               39
     5.03.        Acquisition Proposals........................................................               40
     5.04.        Delivery of Information......................................................               40
     5.05.        Affiliates Compliance with the Securities Act................................               40
     5.06.        Voting Agreement.............................................................               40
     5.07.        No Control...................................................................               41
     5.08.        Termination of Benefit Plans.................................................               41
     5.09.        Accounting Policies..........................................................               41

ARTICLE SIX -- FURTHER COVENANTS OF CAMCO......................................................               41

     6.01.        Access to Information........................................................               41
     6.02.        Employees; Employee Benefits.................................................               42
     6.03.        Exchange Listing.............................................................               42
     6.04.        Notification.................................................................               43
     6.05.        Officers' and Directors' Indemnification.....................................               43
     6.06.        Advisory Board...............................................................               44

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES............................................               44

     7.01.        Cooperative Action...........................................................               44
     7.02.        Press Releases...............................................................               44
     7.03.        Registration Statements; Proxy Statement; London Meeting.....................               45
     7.04.        Regulatory Applications......................................................               46
     7.05.        Coordination of Dividends....................................................               47
     7.06.        Termination of London ESOP...................................................               47
     7.07.        Confidentiality..............................................................               48

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES........................               49

     8.01.        Conditions to the Obligations of Camco and Advantage.........................               49
     8.02.        Conditions to the Obligations of London and Citizens.........................               50
     8.03.        Mutual Conditions............................................................               51

ARTICLE NINE -- CLOSING .......................................................................               52

     9.01.        Closing .....................................................................               52
     9.02.        Closing Deliveries Required of Camco and Advantage...........................               52
     9.03.        Closing Deliveries Required of London and Citizens...........................               53

ARTICLE TEN -- NON SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.......................               53

     10.01.       Non-Survival of Representations, Warranties and Covenants....................               53

ARTICLE ELEVEN -- TERMINATION..................................................................               54

     11.01.       Termination..................................................................               54
     11.02.       Effect of Termination........................................................               54

ARTICLE TWELVE -- MISCELLANEOUS................................................................               55

     12.01.       Notices .....................................................................               55
     12.02.       Counterparts.................................................................               55
     12.03.       Entire Agreement.............................................................               56
     12.04.       Successors and Assigns.......................................................               56
     12.05.       Captions.....................................................................               56
     12.06.       Governing Law................................................................               56
     12.07.       Payment of Fees and Expenses.................................................               56
     12.08.       Amendment....................................................................               56
     12.09.       Waiver  .....................................................................               56
     12.10        No Third-Party Rights........................................................               57
     12.11.       Waiver of Jury Trial.........................................................               57
     12.12.       Severability.................................................................               57

                            GLOSSARY OF DEFINED TERMS

      The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Acquisition Transactions"                                   --       Section 5.03
"Advantage"                                                  --       Preamble
"Advantage Real Estate Collateral"                           --       Section 4.18
"Aggregate Cash Consideration"                               --       Section 2.01(c)
"Agreement"                                                  --       Preamble
"Average"                                                    --       Section 2.01(b)
"Bank Merger"                                                --       Preamble
"Bank Merger Agreement"                                      --       Preamble
"BHCA"                                                       --       Section 3.01(a)
"Cash Election Shares"                                       --       Section 2.02(b)
"Camco"                                                      --       Preamble
"Camco Exchange"                                             --       Section 2.02(f)
"Camco Filed SEC Documents"                                  --       Section 4.11
"Camco Financial Statements"                                 --       Section 4.07
"Camco Shares"                                               --       Preamble
"Camco Stock Option Plans"                                   --       Section 4.03(a)
"Camco Stock Options"                                        --       Section 4.03(a)
"Camco's Counsel"                                            --       Section 7.01
"Cash Election Shares"                                       --       Section 2.02(b)
"CERCLA"                                                     --       Section 3.24
"Citizens"                                                   --       Preamble
"Citizens Real Estate Collateral"                            --       Section 3.24
"Closing"                                                    --       Section 9.01
"Closing Date"                                               --       Section 9.01
"Code"                                                       --       Preamble
"Compensation and Benefit Plans"                             --       Section 3.19(a)
"Consultants"                                                --       Section 3.19(a)
"Continuing Employees"                                       --       Section 6.02(a)
"Corporate Merger"                                           --       Preamble
"Costs"                                                      --       Section 6.05(a)
"CRA"                                                        --       Section 3.26
"DGCL"                                                       --       Section 1.01
"Directors"                                                  --       Section 3.19(a)
"DOL"                                                        --       Section 3.19(a)
"Effective Time"                                             --       Section 1.02
"Election Deadline"                                          --       Section 2.02(b)
"Election Form"                                              --       Section 2.02(b)
"Employees"                                                  --       Section 3.19(a)
"Environmental Law"                                          --       Section 3.24
"ERISA"                                                      --       Section 3.19(a)
"ERISA Affiliate"                                            --       Section 3.19(c)
"ESOP Loan"                                                  --       Section 5.08(b)
"ESOP Participants"                                          --       Section 7.06(b)
"Exchange Act"                                               --       Section 3.19(b)
"Exchange Agent"                                             --       Section 2.02(a)
"Exchange Fund"                                              --       Section 2.02(e)
"Exchange Ratio"                                             --       Section 2.01(b)
"FDIC"                                                       --       Section 3.01(b)
"Final Determination Letter"                                 --       Section 7.06(e)
"GAAP"                                                       --       Section 3.06

"Governmental Authority"                                     --       Section 3.16
"HOLA"                                                       --       Section 4.01(a)
"Hazardous Substances"                                       --       Section 3.24
"IRS"                                                        --       Section 3.12
"Indemnified Party"                                          --       Section 6.05(a)
"Information"                                                --       Section 7.07
"Loan Assets"                                                --       Section 3.09
"Loan Documentation"                                         --       Section 3.09
"London"                                                     --       Preamble
"London Balance Sheet Date"                                  --       Section 3.06
"London Certificate"                                         --       Section 2.02(b)
"London Disclosure Schedule"                                 --       Article Three
"London Dissenting Share"                                    --       Section 2.03
"London ESOP"                                                --       Section 3.19(b)
"London Financial Statements"                                --       Section 3.06
"London Meeting"                                             --       Section 3.04(c)
"London MRP"                                                 --       Section 3.02(a)
"London Real Properties"                                     --       Section 3.13
"London Shares"                                              --       Preamble
"London Stock Option Plan"                                   --       Section 3.02(a)
"London Stock Options"                                       --       Section 2.01(e)
"London's Counsel"                                           --       Section 7.01
"London's Financial Advisors"                                --       Section 3.17
"material"                                                   --       Section 3.01(c)
"material adverse effect"                                    --       Section 3.01(c)
"Nasdaq"                                                     --       Section 4.10
"No-Election Shares"                                         --       Section 2.02(b)
"ODFI"                                                       --       Section 3.01(b)
"OGCL"                                                       --       Section 1.01
"OTS"                                                        --       Section 4.13
"Officers"                                                   --       Section 3.19(a)
"PCBs"                                                       --       Section 3.24
"Pension Plan"                                               --       Section 3.19(b)
"Per Share Cash Consideration"                               --       Section 2.01(a)(ii)
"Per Share Stock Consideration"                              --       Section 2.01(a)(i)
"Proxy Statement"                                            --       Section 7.03(a)
"Reallocated Cash Shares"                                    --       Section 2.02(c)(i)
"Reallocated Stock Shares"                                   --       Section 2.02(c)(ii)
"Registration Statement"                                     --       Section 7.03(a)
"Regulatory Authorities"                                     --       Section 3.15
"Rule 145 Affiliates"                                        --       Section 5.05
"SEC"                                                        --       Section 3.03
"Securities Act"                                             --       Section 3.19(b)
"Stock Election Shares"                                      --       Section 2.02(b)
"Subsidiary"                                                 --       Section 3.03
"Surviving Corporation"                                      --       Section 1.01
"Tax"                                                        --       Section 3.12
"Tax Returns"                                                --       Section 3.12
"Updated London Disclosure Schedule"                         --       Section 5.02

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of March 26, 2004, is made and entered into by and among Camco Financial Corporation, a Delaware corporation ("CAMCO"); Advantage Bank, an Ohio savings bank ("ADVANTAGE"); London Financial Corporation, an Ohio corporation ("LONDON"); and The Citizens Bank of London, an Ohio bank ("CITIZENS").

                              W I T N E S S E T H:

            WHEREAS, the Boards of Directors of London, Citizens, Camco and Advantage have each determined that it is in the best interests of their respective corporations and shareholders for London to merge with and into Camco (the "CORPORATE MERGER") followed by the merger of Citizens with and into Advantage (the "BANK MERGER"), upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement and the Bank Merger Agreement to be entered into by and between Advantage and Citizens, the form of which is attached hereto as Exhibit A (the "BANK MERGER AGREEMENT"); and

            WHEREAS, the Boards of Directors of London, Citizens, Camco and Advantage have each approved this Agreement and the consummation of the transactions contemplated hereby; and

            WHEREAS, as a result of the Corporate Merger, in accordance with the terms of this Agreement, London will cease to have a separate corporate existence, and shareholders of London will receive from Camco in exchange for each common share, without par value, of London ("LONDON SHARES"), (a) $26.50 in cash, or (b) 1.56342 shares of common stock, $1.00 par value, of Camco ("CAMCO SHARES"), or (c) a combination of cash and Camco Shares, as determined in accordance with the terms of this Agreement; and

            WHEREAS, for federal income tax purposes, it is intended that the Corporate Merger contemplated by this Agreement qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

            NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, Camco, Advantage, London and Citizens, intending to be legally bound hereby, agree as follows:

                                   ARTICLE ONE
                                   THE MERGER

            1.01. CORPORATE MERGER

            Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), London shall merge with and into Camco in accordance with the Ohio General Corporation Law (the "OGCL") and the Delaware General Corporation Law (the "DGCL"). Camco shall be the continuing and surviving corporation in the Corporate Merger, shall continue to exist under the laws of the State of Delaware, and shall be the only one of Camco and London to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term "SURVIVING CORPORATION" refers to Camco immediately after the Effective Time. As a result of the Corporate Merger, the outstanding London Shares and London's treasury shares shall be converted or cancelled in the manner provided in Article Two.

            1.02. EFFECTIVE TIME

            The Corporate Merger shall become effective upon the latest of the following: (a) the filing of the appropriate certificate of merger with the Ohio Secretary of State, (b) the filing of the appropriate certificate of merger with the Delaware Secretary of State or (c) such time thereafter as is agreed to in writing by Camco and

London and so provided in the certificates of merger filed as set forth above. The date and time at which the Corporate Merger shall become effective is referred to in this Agreement as the "EFFECTIVE TIME."

            1.03. EFFECTS OF THE CORPORATE MERGER

            At the Effective Time:

            (a) the certificate of incorporation of Camco as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation;

            (b) the bylaws of Camco as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation; and

            (c) the Corporate Merger shall have the effects prescribed in the OGCL and DGCL.

            1.04. BANK MERGER

            Following the Corporate Merger, Camco shall cause the Bank Merger to be completed in accordance with the Bank Merger Agreement.

            1.05. STRUCTURE OF COMBINATION

            With the consent of London, which consent shall not be unreasonably withheld, Camco and Advantage may at any time change the method of effecting the mergers (including, without limitation, the provisions of this Article One) if and to the extent Camco deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the per share merger consideration described in Section 2.01 of this Agreement; (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay the satisfaction of any conditions to the closing of the Corporate Merger; or (iii) adversely affect the tax treatment of London or London shareholders as a result of receiving the merger consideration described in Section 2.01 of this Agreement. London and Citizens shall, if requested by Camco, enter into one or more amendments to this Agreement in order to effect any such change.

                                   ARTICLE TWO
                 CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

            2.01. CONVERSION OF LONDON SHARES

            At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the holder thereof:

            (a) Conversion of London Shares. Subject to Sections 2.02, 2.03 and 2.04, each London Share issued and outstanding immediately prior to the Effective Time, including London Shares held by the London ESOP (other than London Shares to be canceled in accordance with Section 2.01(d) and London Dissenting Shares, as defined in Section 2.03) shall be converted into the right to receive, at the election of the holder thereof:

                  (i) the number of Camco Shares that is equal to the Exchange Ratio as defined in Section 2.01(b) (the "PER SHARE STOCK CONSIDERATION"), or

                  (ii) a cash amount equal to $26.50 (the "PER SHARE CASH CONSIDERATION").

            (b)   Exchange Ratio. Subject to adjustments, if any, pursuant to
                  Section 2.01(f), the Exchange Ratio shall be 1.56342; provided, however, that in the event the average of the closing prices of Camco Shares during the fifteen consecutive trading days ending five trading days immediately preceding the Closing Date (the "AVERAGE") is less than $14.41, then the Exchange Ratio shall equal $22.52 divided by the Average; provided further, however, that in the event the Average is greater than $19.49, the Exchange Ratio shall equal $30.47 divided by the Average.

            (c) Aggregate Cash Consideration. For purposes of this Agreement, the "AGGREGATE CASH CONSIDERATION" shall be an amount equal to the Per Share Cash Consideration multiplied by 50% of the number of London Shares (excluding any of London's treasury shares) outstanding at the Effective Time.

            (d) Cancellation of Treasury Shares. All London Shares held by London as treasury shares shall be canceled and shall cease to exist and no Camco Shares or other consideration shall be delivered in exchange therefor.

            (e) London Stock Options. All outstanding options to acquire London Shares ("LONDON STOCK OPTIONS") that have vested immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right to receive an amount of cash equal to the product of $16.50 multiplied by the number of vested and unexercised shares subject to such option.

            (f) Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Corporate Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if, based upon the closing price of the Camco Shares as reported on the primary market on which the Camco Shares are listed for trading (the "CAMCO EXCHANGE") on the business day immediately preceding the Effective Time, the aggregate value of the Camco Shares to be issued in connection with the Corporate Merger would be less than 45% of the sum of the Aggregate Cash Consideration, plus the value of the Camco Shares to be received by the holders of the London Shares as consideration in connection with the Corporate Merger, then Camco will increase the Per Share Stock Consideration so that the aggregate value of the Camco Shares to be issued to the holders of the London Shares in connection with the Corporate Merger, as determined based upon the closing price of the Camco Shares on the Camco Exchange on the business day immediately preceding the Effective Time, is equal to 45% of the sum of the Aggregate Cash Consideration, plus the value of the Camco Shares to be received by the holders of the London Shares as consideration in connection with the Corporate Merger.

            2.02. ELECTION AND EXCHANGE AND PAYMENT PROCEDURES

            (a) Exchange Agent. Registrar and Transfer Company will act as agent (the "EXCHANGE AGENT") for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 2.02.

            (b) Election Procedure; Election Deadline. No later than eight calendar days following the Effective Time, Camco shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding London Shares ("LONDON CERTIFICATE") (i) a notice and letter of transmittal, specifying that delivery shall be effected and risk of loss and title to the London Certificates shall pass only upon proper delivery of such certificates to the Exchange Agent and advising such holder of the effectiveness of the Corporate Merger and the procedure for surrendering to the Exchange Agent the London Certificate in exchange for the consideration set forth in Section 2.01(a), and (ii) an election form in such form as Camco and London shall mutually agree ("ELECTION FORM"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Camco Shares with respect to all such holder's London Shares, (ii) to elect to receive cash with respect to all such holder's London Shares,
                  (iii) to elect to receive cash with respect to some of such holder's London Shares and to receive Camco Shares with respect to such holder's other London Shares, or (iv) to indicate that such holder makes no such election with respect to such holder's London Shares ("NO-ELECTION SHARES"). Any London Shares with respect to which the holder has elected to receive cash are hereinafter referred to as "CASH ELECTION SHARES," and any London Shares with respect to which the holder has elected to receive Camco Shares are hereinafter referred to as "STOCK ELECTION SHARES." Any London Shares with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any London Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of subsection (c) below, but in no event shall such shares be classified as Reallocated Stock Shares (as defined in Section 2.02(d)(ii)(B) below). For purposes of this Agreement, the term "ELECTION DEADLINE" shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form, or such other date upon which Camco and London shall mutually agree prior to the Effective Time. Any election to receive cash, Camco Shares or a combination of cash and Camco Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

            (c) Allocation of Camco Shares and Cash. The Exchange Agent shall effect the allocation among holders of London Shares of rights to receive cash, Camco Shares, or a combination of cash and Camco Shares in accordance with the Election Forms as follows:

                  (i) If: (1) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (2) the cash to be paid in lieu of fractional Camco Shares pursuant to
                        Section 2.02(i) below, is less than the Aggregate Cash Consideration, then:

                        (A) each of the Cash Election Shares (other than London Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration,

                        (B) the Exchange Agent will allocate first among the No-Election Shares (by the method of allocation described in Section 2.02(d)(i) below) and then, if necessary, will allocate among the Stock Election Shares (by the method of allocation described in Section 2.02(d)(ii) below), a sufficient number of non-Cash Election Shares ("REALLOCATED CASH SHARES") such that the sum of
                              (1) the product of (a) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (b) the Per Share Cash Consideration, plus (2) the amount of cash to be paid in lieu of fractional Camco Shares pursuant to Section 2.02(i) below, equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                        (C) each of the No-Election Shares (if any) and Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

                  (ii) If: (1) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (2) the cash to be paid in lieu of fractional Camco Shares pursuant to
                        Section 2.02(i) below, is greater than the Aggregate Cash Consideration, then:

                        (A) each of the Stock Election Shares and No-Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

                        (B) the Exchange Agent will allocate among the Cash Election Shares (other than London Dissenting Shares) (by the method of allocation described in
                              Section 2.02(d) below), a sufficient number of Cash Election Shares ("REALLOCATED STOCK SHARES") such that the sum of (1) the product of (a) the number of remaining Cash Election Shares (including all of the London Dissenting Shares) multiplied by (b) the Per Share Cash Consideration, plus (2) the amount of cash to be paid in lieu of fractional Camco Shares pursuant to Section 2.02(i), equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration, and

                        (C) each of the Cash Election Shares (other than London Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

                  (iii) If: (a) the number of Cash Election Shares (including the London Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (b) the cash to be paid in lieu of fractional Camco Shares pursuant to Section 2.02(i) below, is equal to the Aggregate Cash Consideration, then subparagraphs (c)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

            (d)   Pro Rata Allocation.

                  (i) If the Exchange Agent is required pursuant to Section 2.02(c)(i)(B) to designate from among all No-Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No-Election Shares shall be allocated a pro rata portion (based on such holder's No-Election Shares relative to all No-Election Shares) of the total Reallocated Cash Shares.

                  (ii) If the Exchange Agent is required pursuant to Section 2.02(c)(i)(B) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion (based on such holder's Stock Election Shares relative to all Stock Election Shares) of the remainder of the total Reallocated Cash Shares less the number of No-Election Shares which are Reallocated Cash Shares.

                  (iii) If the Exchange Agent is required pursuant to Section
                        2.02(c)(ii)(B) to designate from among all holders of Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion (based on such holder's Cash Election

                        Shares relative to all Cash Election Shares) of the remainder of the total Reallocated Stock Shares less the number of No-Election Shares which are Reallocated Stock Shares. For purposes of this Section 2.02(d)(iii), London Dissenting Shares shall not be considered to be Cash Election Shares.

            (e) Deposit with Exchange Agent; Exchange Fund. Camco shall provide to the Exchange Agent the number of Camco Shares issuable pursuant to Section 2.01(a), the Aggregate Cash Consideration payable pursuant to Section 2.01(c), the cash in respect of fractional Camco Shares payable pursuant to Section 2.02(i), and the amount of all other cash payable in the Corporate Merger, if any, on an "as needed" basis to the Exchange Agent, all of which shall be held by the Exchange Agent in trust for the holders of London Shares (collectively, the "EXCHANGE FUND"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Camco Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the Camco Shares until distributed thereto pursuant to the provisions of this Agreement all dividends or other distributions paid or distributed with respect to such Camco Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this paragraph.

            (f) Surrender of London Certificates. After completion of the foregoing allocation, each holder of a London Certificate who surrenders such London Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to a certificate representing the full number of Camco Shares and/or the amount of cash into which the aggregate number of London Shares previously represented by such surrendered London Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such London Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each London Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of Camco Shares or the right to receive the amount of cash into which such London Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of London of London Certificates and, if such London Certificates are presented to London for transfer, they shall be canceled against delivery of certificates for Camco Shares and/or cash as provided above.

            (g) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any London Certificate for surrender to the Exchange Agent in accordance with this Section 2.02:

                  (i) evidence to the reasonable satisfaction of the Surviving Corporation that such London Certificate has been lost, wrongfully taken, or destroyed;

                  (ii) such security or indemnity as reasonably may be requested by the Surviving Corporation to save it harmless (which may include the requirement to obtain a third party bond or surety with respect to amounts in excess of $1,000); and

                  (iii) evidence to the reasonable satisfaction of the Surviving
                        Corporation that such person was the owner of the London Shares represented by each such London Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such London Certificate for exchange pursuant to this Agreement;

            then the Exchange Agent, in the absence of actual notice to it that any London Shares represented by any such London Certificate have been acquired by a bona fide purchaser, shall deliver to such person the cash and/or Camco Shares (and cash in lieu of fractional Camco Share interests, if any) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed London Certificate.

            (h) No Further Ownership Rights in London Shares. All cash and Camco Shares issued upon conversion of London Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such London Shares.

            (i)   No Fractional Camco Shares.

                  (i) No certificates or scrip representing fractional Camco Shares shall be issued upon the surrender for exchange of London Certificates, and such fractional Camco Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

                  (ii) Each holder of London Shares who would otherwise be entitled to receive a fractional Camco Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional Camco Share interest to which such holder (after taking into account all London Shares held at the Effective Time by such holder) would otherwise be entitled by (b) $26.50.

            (j) Termination of Exchange Fund. Any portion of the Exchange Fund delivered to the Exchange Agent by Camco pursuant to Section 2.02(e) that remains undistributed to the shareholders of London for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of London who have not complied with this Article Two by such time shall thereafter look only to the Surviving Corporation for payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Camco Share interest and any dividends or distributions with respect to Camco Shares, in each case without interest.

            (k) No Liability. None of Camco, London, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of London Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Camco Share interest or any dividends or distributions with respect to Camco Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

            (l) Withholding Rights. Camco or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of London Certificates such amounts as Camco or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Camco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the London Certificates.

            (m) Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

            2.03. DISSENTING LONDON SHARES

            Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding London Share seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL (a "LONDON DISSENTING SHARE"), then such London Dissenting Share shall not be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, and instead:

            (a) Each such London Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

            (b) Each holder perfecting such dissenters' rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL, and the Surviving Corporation shall be required to deliver only such cash payments to which the London Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL; provided, however, that if any such person shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each such holder's London Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as shall have been designated by each such holder, subject to Section 2.01.

No holder of London Dissenting Shares shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of London Dissenting Shares shall be invalid, unless and until the demand for payment of the fair cash value of the London Shares shall have been or is deemed to have been withdrawn or forfeited.

            2.04. ANTI-DILUTION PROVISIONS

            The Exchange Ratio and the Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, including the establishment of a record date, subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding Camco Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Camco's capitalization.

            2.05. CAMCO SHARES

            Each Camco Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Corporate Merger.

            2.06. TAX CONSEQUENCES

            For federal income tax purposes, the Corporate Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

                                  ARTICLE THREE
              REPRESENTATIONS AND WARRANTIES OF LONDON AND CITIZENS

            Except as set forth on a disclosure schedule prepared by London (the "LONDON DISCLOSURE SCHEDULE"), London and Citizens represent and warrant to Camco and Advantage that each of the following statements is true and accurate:

            3.01. CORPORATE STATUS

            (a) London is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). London is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the London shareholders and the obtaining of appropriate approvals of Governmental and Regulatory Authorities (as defined below), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. London is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on London. London has made available to Camco and Advantage true and complete copies of the articles of incorporation and code of regulations of London, in each case as amended to the date of this Agreement.

            (b) Citizens is the only Subsidiary (as that term is defined in Section 3.03 below) of London. Citizens is an Ohio chartered commercial bank, is not a Federal Reserve member bank and is regulated by the Ohio Division of Financial Institutions (the "ODFI") and the Federal Deposit Insurance Corporation (the "FDIC"). Citizens is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted. Citizens is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citizens. Citizens has made available to Camco and Advantage true and complete copies of the articles of incorporation, constitution and other governing instruments of Citizens, in each case as amended to the date of this Agreement.

            (c) As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being "MATERIAL" with respect to any entity means an event, change or effect that is or is reasonably likely to be material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole, and (ii) the term "MATERIAL ADVERSE EFFECT" means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs, financial performance or prospects of Camco and its Subsidiaries, taken as a whole, or London and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Camco or London to perform its obligations under this Agreement or to consummate the Corporate Merger and the other transactions contemplated by this Agreement; provided that "MATERIAL ADVERSE EFFECT" shall not be deemed to include the impact of (1) actions and omissions of Camco or London taken with the prior written consent of the other in contemplation of the transactions contemplated hereby; (2) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement; (3) changes after the date of this Agreement in banking and similar laws of general applicability or interpretations thereof by any Governmental Authority; (4) changes after the date hereof affecting depository institutions generally, including changes in general economic conditions or prevailing interest or deposit rates (except to the extent that such changes affect Camco or London, as the case may be, in a manner disproportionate to the effect on depository institutions generally); or (5) any modifications or changes to valuation policies and practices in connection with the Merger to the extent requested by Camco or restructuring charges requested by Camco and taken in connection with the Corporate Merger or the Bank Merger, in each case in accordance with GAAP. Notwithstanding the foregoing, in no event shall a decrease in the trading price of London Shares or Camco Shares be considered a material adverse effect or material adverse change.

            3.02. CAPITALIZATION OF LONDON

            (a) The authorized capital of London consists solely of 5,000,000 London Shares, of which 356,037 London Shares are issued and outstanding and 172,963 London Shares are held in treasury by London. All outstanding London Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All London Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws. As of the date of this Agreement, 52,900 London Shares were reserved for issuance upon the exercise of London Stock Options granted under the London Financial Corporation 1997 Stock Option and Incentive Plan (the "LONDON STOCK OPTION PLAN"). London has made available to Camco a true, complete and correct copy of the London Stock Option Plan, and a list of all participants in the London Stock Option Plan as of the date of this Agreement is set forth in Section 3.02(a) of the London Disclosure Schedule, which list identifies the number of London Shares subject to London Stock Options held by each such participant, the exercise price or prices of such London Stock Options and the dates each such London Stock Option was granted, becomes exercisable and expires. London also has made available to Camco a true, complete and correct copy of The Citizens Loan & Savings Company Management Recognition Plan and Trust Agreement (the "LONDON MRP"), and Section 3.02(a) of the London Disclosure Schedule identifies, as of the date of this Agreement, all receipients of awards that have not yet been earned and distributed under the London MRP and the number of unearned London MRP shares awarded to each recipient, including the date such awards become earned.

            (b) As of the date of this Agreement, except for this Agreement, the London Stock Options and outstanding awards under the London MRP, there are no options, warrants, calls, rights, commitments or agreements of any character to which London is a party or by which it is bound, obligating London to issue, deliver or sell, or cause to be issued, delivered or sold, any additional London Shares or obligating London to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of London to repurchase, redeem or otherwise acquire any London Shares except for such obligations arising under the London Stock Option Plan or the London MRP.

            (c) Except as disclosed in Section 3.02(c) of the London Disclosure Schedule, since December 31, 2003, London has not
                  (A) issued or permitted to be issued any London Shares, or securities exercisable for or convertible into London Shares, other than upon exercise of the London Stock Options granted prior to the date hereof under the London

                  Stock Option Plan; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any London Subsidiary or otherwise, any London Shares; or (C) declared, set aside, made or paid to the shareholders of London dividends or other distributions on the outstanding London Shares.

            (d) No bonds, debentures, notes or other indebtedness of London having the right to vote on any matters on which London shareholders may vote are issued or outstanding.

            3.03. CAPITALIZATION OF CITIZENS

            London owns beneficially and of record all of the issued and outstanding equity securities of Citizens. There are no options, warrants, calls, rights, commitments or agreements of any character to which London or Citizens is a party or by which either of them is bound obligating London or Citizens to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of Citizens (other than to London), or obligating London or Citizens to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to London's rights to vote or to dispose of the equity securities of Citizens, and all of the equity securities of Citizens held by London are fully paid and non-assessable and are owned by London free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Except as disclosed in Section 3.03 of the London Disclosure Schedule, neither London nor Citizens owns of record or beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than London's ownership of Citizens.

            For purposes of this Agreement, "SUBSIDIARY" has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

            3.04. CORPORATE PROCEEDINGS

            (a) This Agreement has been (i) duly executed and delivered by London and Citizens, (ii) approved by the boards of directors of London and Citizens and (iii) adopted by London as the sole shareholder of Citizens.

            (b)   The board of directors of London has duly adopted resolutions
                  (i) declaring that it is in the best interests of London's shareholders that London enter into this Agreement and consummate the Corporate Merger on the terms and subject to the conditions set forth in this Agreement, (ii) declaring that this Agreement is fair to London's shareholders, and
                  (iii) directing that this Agreement be submitted to a vote at a meeting of London's shareholders to be held as promptly as practicable (the "LONDON MEETING"), which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of execution of this Agreement and which will not be subsequently rescinded, modified or withdrawn in any way prior to the Closing Date, except that the resolutions set forth in (b)(i) and (ii) above may be rescinded if and to the extent that the Board of Directors of London reasonably determines in good faith after consultation with London's Financial Advisors and upon written advice of counsel to London that consummation of the transactions contemplated by this Agreement could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of London.

            (c) Subject to the adoption of this Agreement by the London shareholders (by a majority of the outstanding London Shares, unless the board of directors of London recommends against the adoption of this Agreement and, in such case, by 75% of the outstanding London Shares) and to the filing of all requisite applications with Regulatory Authorities and the receipt of all requisite regulatory approvals, London and Citizens have all requisite corporate power and authority to enter into this Agreement and to perform all of their obligations hereunder.

            3.05. AUTHORIZED AND EFFECTIVE AGREEMENT

            This Agreement has been duly executed and delivered by each of London and Citizens, and assuming the due authorization, execution and delivery by Camco and Advantage, constitutes a valid and binding obligation of each of London and Citizens, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by appointment of a conservator by the FDIC. Each of London and Citizens has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the London shareholders, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

            3.06. FINANCIAL STATEMENTS OF LONDON

            (i) The audited consolidated financial statements of London consisting of consolidated statements of financial condition as of September 30, 2003, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity and cash flows for the three years then ended, including the related notes and the reports thereon of Grant Thornton LLP and (ii) the unaudited consolidated statement of financial condition as of December 31, 2003 (the "LONDON BALANCE SHEET DATE"), the related unaudited consolidated statements of earnings, shareholders' equity and cash flows for the three months ended December 31, 2003, of London and Citizens (collectively, all of such consolidated financial statements are referred to as the "LONDON FINANCIAL STATEMENTS"), copies of which have recently been provided to Camco and Advantage, comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial condition of London and Citizens as of the dates thereof and their respective consolidated statements of earnings and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to London or Citizens in the absence of full footnotes).

            3.07. ABSENCE OF UNDISCLOSED LIABILITIES

            Except as set forth in the London Financial Statements or in Section
3.07 of the London Disclosure Schedule and except as arising hereunder, London and Citizens have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on London or Citizens. Except as set forth in Section 3.07 of the London Disclosure Schedule, all debts, liabilities, guarantees and obligations of London and Citizens incurred since the London Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

            3.08. ABSENCE OF CHANGES

            Except (a) as otherwise publicly disclosed in press releases issued by London, (b) as set forth in Section 3.08 of the London Disclosure Schedule, or (c) in the ordinary course of business consistent with London's and Citizen's past practices, since the London Balance Sheet Date: (i) there has not been any material adverse change in the business, operations, assets or financial condition of London and Citizens taken as a whole, and (ii) neither London nor Citizens has taken or permitted any actions described in Section 5.01(b) of this Agreement.

            3.09. LOAN DOCUMENTATION

            The documentation ("LOAN DOCUMENTATION") governing or relating to the loan and credit-related assets ("LOAN ASSETS") included in the loan portfolio of Citizens is legally sufficient for the purposes intended thereby and creates enforceable rights of Citizens in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by appointment of a conservator by the FDIC, and except for such insufficiencies as would not reasonably be expected to have a material adverse effect on London or Citizens. Except as set forth in
Section 3.09 of the London Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.09 of the London Disclosure Schedule, Citizens is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of London or Citizens, or any person, corporation or enterprise controlling, controlled by or under common control with either London or Citizens. To the best knowledge of London and Citizens, all loans and extensions of credit that have been made by Citizens comply in all material respects with applicable regulatory limitations and procedures.

            3.10. ALLOWANCE FOR LOAN LOSSES

            Except as set forth in Section 3.10 of the London Disclosure Schedule, there is no loan which was made by Citizens and which is reflected as an asset of London or Citizens on the London Financial Statements that (a)(i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss," or (iii) has been designated by management of London or Citizens as "special mention" and (b) the default by the borrower under which would reasonably be expected to have a material adverse effect on London or Citizens. The allowance for loan losses reflected on the London Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to London and Citizens and was adequate as of the dates thereof to provide for reasonably anticipated losses on outstanding loans, except for such failures and inadequacies that would not reasonably be expected to have a material adverse effect on London or Citizens.

            3.11. REPORTS AND RECORDS

            London and Citizens have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the ODFI and the FDIC, except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on London or Citizens. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein.

            3.12. TAXES

            Except as set forth in Section 3.12 of the London Disclosure Schedule, London and Citizens have timely filed all returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the "TAX RETURNS") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including, without limitation, any interest, penalties or additions to tax with respect thereto, individually a "TAX," and collectively, "TAXES") required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. London and Citizens have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the London Financial Statements or have arisen in the ordinary course of business since the London Balance Sheet Date. Except as set forth in Section 3.12 of the London Disclosure Schedule, neither the Internal Revenue Service (the "IRS") nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of London or Citizens, is threatening to assert against London or Citizens any deficiency or claim for additional Taxes. There are no unexpired waivers by London or Citizens of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the London Financial Statements are adequate in all material respects for the periods covered. London and Citizens have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of London or Citizens, other than liens for current Taxes not yet due and payable. Neither London nor Citizens has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in Section 3.12 of the London Disclosure Schedule, neither London nor Citizens is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Neither London nor Citizens has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which London is or was the common parent corporation. Neither London nor Citizens has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

            3.13. PROPERTY AND TITLE

            Section 3.13 of the London Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by London or Citizens and used in the business of London or Citizens (collectively, the "LONDON REAL PROPERTIES"). Copies of all leases of London Real Properties to which London or Citizens is a party have been made available to Camco. Such leasehold interests have not been assigned or subleased. All London Real Properties which are owned by London or Citizens are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (a) those set forth in Section 3.13 of the London Disclosure Schedule; (b) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (c) liens for current Taxes not yet due and payable. London and Citizens own, and are in rightful possession of, and have good title to, all of the other material assets indicated in the London Financial Statements as being owned by London or Citizens, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except (a) those described in the Section 3.13 of the London Disclosure Schedule and (ii) those assets disposed of in the ordinary course of business consistent with past practices.

            3.14. LEGAL PROCEEDINGS

            Except as set forth in Section 3.14 of the London Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of London or Citizens, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by London or Citizens.

            3.15. REGULATORY MATTERS

            Neither London, Citizens nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve, the ODFI, the FDIC and the SEC) or the supervision or regulation of London or Citizens (collectively, the "REGULATORY AUTHORITIES"). Neither London nor Citizens has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

            3.16. NO CONFLICT

            Except as set forth in the London Disclosure Schedule, subject to the required adoption of this Agreement by the shareholders of London, receipt of the required approvals of Governmental and Regulatory Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by London and Citizens does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a "GOVERNMENTAL AUTHORITY") applicable to London or Citizens or any of their respective properties; (ii) the articles of incorporation or code of regulations of London, or the articles of incorporation, constitution or other governing instruments of Citizens (iii) any material agreement, indenture or instrument to which London or Citizens is a party or by which either of their properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to London or Citizens; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of London or Citizens, except to the extent that such creation or acceleration will not have a material adverse effect on London; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by London or Citizens.

            3.17. BROKERS, FINDERS AND OTHERS

            Except for the $125,000 aggregate fee that is payable to Keefe, Bruyette and Woods, Inc. and Keller & Company (collectively, "LONDON'S FINANCIAL ADVISORS"), there are no fees or commissions of any sort whatsoever claimed by, or payable by London or Citizens to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

            3.18. EMPLOYMENT AGREEMENTS

            Except as disclosed in Section 3.18 of the London Disclosure Schedule, neither London nor Citizens is a party to any employment, change in control, severance or consulting agreement not terminable at will. Neither London nor Citizens is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Each of London and Citizens is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on London or Citizens. Neither London nor Citizens has engaged in any unfair labor practice, other than practices that individually or in the aggregate would not reasonably be expected to have a material adverse effect on London or Citizens.

            3.19. EMPLOYEE BENEFIT PLAN

            (a) Section 3.19(a) of the London Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years), other than those described in Department of Labor ("DOL") Reg.Sections 2510.3-1(b) through (k), 2510.3-2(d),
                  2510.3-3(b), by (i) London or Citizens and in which any employee or former employee (the "EMPLOYEES"), consultant or former consultant (the "CONSULTANTS"), officer or former officer (the "OFFICERS"), or director or former director (the "DIRECTORS") of London or Citizens participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the "COMPENSATION AND BENEFIT PLANS"). However, Compensation and Benefit Plans does not include plans, funds, programs, policies, practices or procedures that are maintained and funded (i) by Employees, Consultants, Officers or Directors for their own benefit or for the benefit of their employees, such as individual retirement arrangements or plans described in Code Section 401 benefiting (or intended to benefit) themselves or persons who are not Employees or (ii) by persons or entities that are not ERISA Affiliates (as defined below). Neither London nor Citizens has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law.

            (b) Except as described in Schedule 3.19(a) of the London Disclosure Schedule, each Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS and neither London nor Citizens is aware of any circumstances likely to result in revocation of any such favorable determination letter. The London Financial Corporation Employee Stock Ownership Plan (the "LONDON ESOP") qualifies as an employee stock ownership plan, as defined in Code Section 4975(e)(7), and any loan made to the ESOP qualifies as an "exempt" loan, as described in IRS Regulation
                  Section 54.4975-7. There is no material pending or, to the knowledge of London or Citizens, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither London nor Citizens has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject London or Citizens to a tax or penalty imposed by either
                  Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

            (c) None of London or Citizens, or any entity which is considered one employer with London or Citizens under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an "ERISA AFFILIATE"), has ever sponsored, maintained or been obligated to contribute to any Pension Plan subject to either Title IV of ERISA or the funding requirements of Section 412 of the Code. None of London or Citizens, or any ERISA Affiliate, has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. There is no pending investigation or enforcement action by the PBGC, the DOL, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

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

            (d) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate plan or any employee benefit arrangements under any collective bargaining agreement to which London or Citizens is a party have been timely made or have been reflected on the London Financial Statements.

            (e) Except as disclosed in Section 3.19(e) of the London Disclosure Schedule, neither London nor Citizens has any obligations to provide retiree health and retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by
                  Section 4980B of the Code.

            (f) London and Citizens do not maintain any foreign Compensation and Benefit Plans.

            (g) With respect to each Compensation and Benefit Plan, if applicable, London or Citizens has provided or made available to Camco, true and complete copies of: (i) the most recently restated version of each Compensation and Benefit Plan document and all subsequent amendments thereto; (ii) the most recently restated version of each trust instrument and insurance contract and all subsequent amendments thereto;
                  (iii) the most recent annual returns (Forms 5500) and financial statements; (iv) the most recently restated summary plan descriptions and all subsequent summaries of material modifications; (v) the most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code Section 401(a); and (vi) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed with the IRS within the twelve consecutive months ending immediately before the date hereof.

            (h) Except as disclosed in Section 3.19(h) of the London Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
                  Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

            3.20. COMPLIANCE WITH LAWS

            Except with respect to Environmental Laws and Taxes, each of London and Citizens:

            (a) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on London or Citizens;

            (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on London or Citizens; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing; and

            (c) has received no written notification or communication from any Governmental or Regulatory Authority since January 1, 2003,
                  (i) asserting that London or Citizens is not in compliance with any of the statutes, regulations or ordinances which such Governmental or Regulatory Authority enforces, except as set forth in examination reports of the Regulatory Authorities; or
                  (ii) threatening to revoke any license, franchise, permit or governmental authorization, which has not been resolved to the satisfaction of the Governmental or Regulatory Authority that sent such notification or communication. There is no event which has occurred that, to the knowledge of London or Citizens, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

            3.21. INSURANCE

            (a) Section 3.21 of the London Disclosure Schedule lists all of the insurance policies, binders or bonds maintained by London or Citizens and a description of all claims filed by London or Citizens against the insurers of London and Citizens since January 1, 2001. London and Citizens are insured with reputable insurers against such risks and in such amounts as the management of London and Citizens reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, neither London nor Citizens is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

            (b) The savings accounts and deposits of Citizens are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Citizens has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

            3.22. GOVERNMENTAL AND THIRD-PARTY PROCEEDINGS

            Except as set forth in Section 3.22 of the London Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority, Regulatory Authority or any other third party is required to be made or obtained by London or Citizens in connection with the execution, delivery or performance by London of this Agreement or the consummation by London of the transactions contemplated hereby, except for (a) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificates of merger with the Secretaries of State of Ohio and Delaware pursuant to the OGCL and DGCL and (c) the adoption of this Agreement by the London shareholders.

            3.23. CONTRACTS

            Section 3.23 of the London Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all contracts in existence as of the date of this Agreement (other than those which have been performed completely and those related to loans made by London or Citizens, deposits in Citizens, investment securities held by London or Citizens, borrowings by London or Citizens or contracts listed or referenced elsewhere in the London Disclosure Schedule): (a) which involve the payment by or to London or Citizens of more than $5,000 in connection with the purchase of property or goods or the performance of services or (b) which are not in the ordinary course of their respective businesses. True, complete and correct copies of all such contracts have been delivered to Camco. Neither London nor Citizens, nor, to the knowledge of London or Citizens, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

            3.24. ENVIRONMENTAL MATTERS

            Except as otherwise disclosed in Section 3.24 of the London Disclosure Schedule: (a) each of London and Citizens is and has been at all times in compliance in all material respects with all applicable Environmental Laws, and, to the knowledge of London and Citizens, neither London nor Citizens has engaged in any activity in violation of any applicable Environmental Law;
(b)(i) to the knowledge of London or Citizens, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court, Governmental or Regulatory Authority are pending or have been threatened in writing in connection with any activities of London or Citizens or any London Real Properties or improvements thereon, and (ii) to the knowledge of London and Citizens, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental or Regulatory Authority are pending or threatened in connection with any real properties in respect of which Citizen has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the "CITIZENS REAL ESTATE COLLATERAL"); (c) to the knowledge of London and Citizens, no claims are pending or threatened by any third party against London or Citizens, or with respect to the London Real Properties or improvements thereon, or, to the knowledge of London and Citizens, the Citizens Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance which have not been resolved to the satisfaction of the parties involved; (d) to the knowledge of London and Citizens, no Hazardous Substances have been integrated into the London Real Properties or improvements thereon or any component thereof, or the Citizens Real Estate Collateral or improvements thereon or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; and (e) neither London nor Citizens has knowledge that (i) any of the London Real Properties or improvements thereon or the Citizens Real Estate Collateral or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (ii) any of the business operations of London or Citizens have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or
(iii) any of the London Real Properties or improvements thereon, or the Citizens Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment, which in any event would reasonably be expected to have a material adverse effect on London on a consolidated basis.

            For purposes of this Agreement, (a) "ENVIRONMENTAL LAW" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Resource Conservation and Recovery Act of 1976, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Federal Water Pollution Control Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, as of the date of this Agreement, and (b) "HAZARDOUS SUBSTANCES" means, at any time: (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder; (ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

            3.25. LONDON INFORMATION

            True and complete copies of all documents listed in the London Disclosure Schedule have been made available or provided to Camco. The books of account, stock record books and other financial and corporate records of London and Citizens, all of which have been made available to Camco, are complete and correct in all material respects, except for portions of records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement.

            3.26. CRA COMPLIANCE

            Neither London nor Citizens has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and Citizens has received a CRA rating of satisfactory or better from the FDIC. Neither London nor Citizens knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause London or Citizens to receive any notice of non-compliance with such provisions or cause the CRA rating of London or Citizens to fall below satisfactory.

            3.27. OWNERSHIP OF CAMCO SHARES

            As of the date hereof, except as otherwise disclosed in Section 3.28 of the London Disclosure Schedule, neither London nor Citizens nor, to the knowledge of London and Citizens, any of their affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Camco Shares.

            3.28. FAIRNESS OPINION

            The Board of Directors of London has received the opinion of one or both of London's Financial Advisors dated the date of this Agreement to the effect that the consideration to be received by the London shareholders in the Corporate Merger is fair, from a financial point of view, to the London shareholders.

                                  ARTICLE FOUR
              REPRESENTATIONS AND WARRANTIES OF CAMCO AND ADVANTAGE

            Camco and Advantage hereby represent and warrant to London and Citizens that:

            4.01. CORPORATE STATU

            (a) Camco is a Delaware corporation and a unitary savings and loan holding company registered under the Home Owners' Loan Act, as amended (the "HOLA"). Camco is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the required obtaining of appropriate approvals of Governmental and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Camco. Camco has made available to London true and complete copies of its certificate of incorporation and bylaws as amended to the date of this Agreement.

            (b) Advantage is an Ohio chartered savings bank, and is regulated primarily by the ODFI and the FDIC. Advantage is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property and to carry on its business as presently conducted. Advantage is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Advantage. Advantage has made available to London true and complete copies of its certificate of incorporation and constitution as amended to the date of this Agreement.

            4.02. CORPORATE PROCEEDINGS

            All corporate proceedings of Camco and Advantage necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken. This Agreement has been duly executed and delivered by each of Camco and Advantage. No vote of Camco's stockholders is required to be obtained in connection with the consummation of the transactions contemplated hereby unless the number of Camco Shares to be issued pursuant to the consummation of the Corporate Merger exceeds 20% of the outstanding number of Camco Shares immediately prior to the Effective Time.

            4.03. CAPITALIZATION OF CAMCO

            (a) As of the date of this Agreement, the authorized capital stock of Camco consists only of (i) 14,900,000 shares of common stock, par value $1.00 per share, of which 8,447,673.50 shares are issued and outstanding, including 1,096,523.40 shares held in treasury by Camco, and (ii) 100,000 preferred shares, par value $1.00 per share, none of which are outstanding. The outstanding Camco Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, 1,073,709 Camco Shares were reserved for issuance upon the exercise of outstanding stock options (the "CAMCO STOCK OPTIONS") granted under Camco's stock option plans (the "CAMCO STOCK OPTION PLANS") and 415,684 Camco Shares were available for future grants of stock options under the Camco Stock Option Plans. As of the date of this Agreement, except for the Camco Stock Options and the Shares issuable to London's shareholders pursuant to this Agreement, Camco has no other commitment or obligation to issue, deliver or sell any Camco Shares. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Camco, and no securities or other instruments or obligations of Camco, the value of which is in any way based upon or derived from any capital or voting stock of Camco, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Camco may vote. Except as set forth above, as of the date of this Agreement, there are no material Contracts of any kind to which Camco is a party or by which Camco is bound obligating Camco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Camco or obligating Camco to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. As of the date of this Agreement, there are no outstanding material contractual obligations of Camco to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Camco.

            (b) The Camco Shares to be issued in exchange for London Shares in the Corporate Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of stockholders and will be issued in compliance with applicable United States federal and state securities laws.

            4.04. AUTHORIZED AND EFFECTIVE AGREEMENT

            This Agreement has been duly executed and delivered by each of Camco and Advantage, and assuming the due authorization, execution and delivery by each of London and Citizens, constitutes the legal, valid and binding obligation of each of Camco and Advantage, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Camco and Advantage has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

            4.05. NO CONFLICT

            Subject to the receipt of the required approvals of Governmental and Regulatory Authorities, the expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Camco and Advantage do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Camco or any of its properties; (ii) the certificate of incorporation or bylaws of Camco or the articles of incorporation or constitution of Advantage; (iii) any material agreement, indenture or instrument to which Camco or Advantage is a party or by which it or its properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Camco or Advantage other than, in the case of clauses (i), (iii) and (iv) any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on Camco on a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Camco or Advantage, other than such security interests, mortgage, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Camco on a consolidated basis; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Camco other than such violations, cancellations, modifications, revocations or suspensions that individually or in the aggregate would not reasonably be expected to have a material effect on Camco on a consolidated basis.

            4.06. SEC FILINGS

            Camco has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4.07. FINANCIAL STATEMENTS OF CAMCO AND ADVANTAGE

            Camco and Advantage have furnished to London and Citizens consolidated financial statements of Camco consisting of (a) consolidated balance sheets as of December 31, 2003, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2003, including accompanying notes and the report thereon of Grant Thornton LLP (collectively, all of such consolidated financial statements are referred to as the "CAMCO FINANCIAL STATEMENTS"). The Camco Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of Camco at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

            4.08. ALLOWANCE FOR LOAN LOSSES

            The allowance for loan losses reflected on the Camco Financial Statements has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to Camco and Advantage and is adequate as of the date hereof to provide for reasonably anticipated losses on outstanding loans, except for such failures and inadequacies which would not reasonably be expected to have a material adverse effect on Camco on a consolidated basis.

            4.09. BROKERS, FINDERS AND OTHERS

            Except for fees paid to Capital Market Securities, Inc., there are no fees or commissions of any sort whatsoever claimed by, or payable by Camco to, any broker, finder, intermediary attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

            4.10. GOVERNMENTAL AND THIRD-PARTY PROCEEDINGS

            No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental or Regulatory Authority or any other third party is required to be made or obtained by Camco or Advantage in connection with the execution, delivery or performance by Camco or Advantage of this Agreement or the consummation by Camco of the transactions contemplated hereby, except for (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificate of merger with the Secretaries of State of Ohio and Delaware pursuant to the OGCL and DGCL, (c) the filing with the SEC of the Registration Statement (as defined in Section 7.03 below) and such reports under the Exchange Act as may be required in connection with this Agreement, the Corporate Merger and the other transactions contemplated hereby, (d) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. ("NASDAQ"), and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings, except for such consents, approvals orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material effect on Camco on a consolidated basis.

            4.11. ABSENCE OF UNDISCLOSED LIABILITIES

            Except as set forth in publicly available documents filed by Camco with the SEC prior to the date of this Agreement, including the financial statements included therein (the "CAMCO FILED SEC DOCUMENTS"), and except as arising hereunder, Camco has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) as of December 31, 2003, other than liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Camco. Except as set forth in the Camco Filed SEC Documents, all debts, liabilities, guarantees and obligations of Camco and Advantage incurred since December 31, 2003, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither Camco nor Advantage is in default or breach of any material agreement to which Camco or Advantage is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Camco on a consolidated basis. To the best knowledge of Camco and Advantage, no other party to any material agreement to which Camco or Advantage is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on Camco on a consolidated basis.

            4.12. ABSENCE OF CHANGES

            Except (a) as set forth in the Camco Filed SEC Documents, or (b) as otherwise publicly disclosed in press releases issued by Camco prior to the date of this Agreement, since December 31, 2003, there has not been any material adverse change in the business, operations, assets or financial condition of Camco and Advantage taken as a whole, and, to the knowledge of Camco and Advantage, no fact or condition exists that Camco or Advantage believes will cause such a material adverse change in the future.

            4.13. REPORTS AND RECORDS

            Camco and Advantage have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the SEC, FDIC, ODFI or the Office of Thrift Supervision

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

("OTS"), except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on Camco on a consolidated basis. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4.14. TAXES

            Camco and Advantage have timely filed all Tax Returns with respect to all material Taxes required to be filed with the appropriate tax authority. Such Tax Returns are and will be true, correct and complete in all material respects. Camco and Advantage have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Camco Financial Statements or have arisen in the ordinary course of business since December 31, 2003. Neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Camco, is threatening to assert against Camco or Advantage any deficiency or claim for additional Taxes, which deficiency or claim, if upheld, would reasonably be expected to have a material adverse effect on Camco on a consolidated basis. There are no unexpired waivers by Camco or any Camco Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Camco Financial Statements are adequate in all material respects for the periods covered. There are no liens for Taxes upon the assets of Camco or Advantage, other than liens for current Taxes not yet due and payable and liens that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Camco. Neither Camco nor Advantage has agreed to make, or is required to make, any adjustment under
Section 481(a) of the Code.

            4.15. LEGAL PROCEEDINGS

            Except as set forth in the Camco Filed SEC Documents, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Camco and Advantage, threatened in any court, before any Governmental Authority or instrumentality or in any arbitration proceeding (a) against Camco or Advantage which, if adversely determined against Camco or Advantage, would have a material adverse effect on Camco on a consolidated basis; or (b) against or by Camco or Advantage which, if adversely determined against Camco or Advantage, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

            4.16. REGULATORY MATTERS

            None of Camco, Advantage or the respective properties of Camco and Advantage is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Neither Camco nor Advantage has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

            4.17. COMPLIANCE WITH LAWS

            Except with respect to Environmental Laws and Taxes, each of Camco and Advantage:

            (a) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Camco or Advantage;

            (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Camco or Advantage; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Camco's knowledge, no suspension or cancellation of any of them has been threatened in writing; and

            (c) has received no written notification or communication from any Governmental or Regulatory Authority since January 1, 2003,
                  (i) asserting that Camco or Advantage is not in compliance with any of the statutes, regulations or ordinances which such Governmental or Regulatory Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization which has not been resolved to the satisfaction of the Governmental or Regulatory Authority that sent such notification or communication. There is no event that has occurred that, to the knowledge of Camco or Advantage, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

            4.18. ENVIRONMENTAL MATTERS

            (a) Camco and Advantage are and have been at all times in compliance in all material respects with all applicable Environmental Laws, and, to the knowledge of Camco, neither Camco nor Advantage has engaged in any activity in violation of any applicable Environmental Law except for failures to be in compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Camco or Advantage; (b)(i) to the knowledge of Camco and Advantage, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or have been threatened in writing in connection with any activities of Camco or Advantage or any Camco Real Properties or improvements thereon, and (ii) to the knowledge of Camco and Advantage, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which Advantage has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the "ADVANTAGE REAL ESTATE COLLATERAL");
(c) to the knowledge of Camco and Advantage, no claims pending or threatened by any third party against Camco or Advantage, or with respect to the Camco Real Properties or improvements thereon, or, to the knowledge of Camco, the Advantage Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance which have not been resolved to the satisfaction of the parties involved and which have had or are reasonably expected to have a material adverse effect on Camco or Advantage; (d) to the knowledge of Camco and Advantage, no Hazardous Substances have been integrated into the Camco Real Properties or improvements thereon or any component thereof, or the Advantage Real Estate Collateral or improvements thereon or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; and (e) neither Camco nor Advantage has knowledge that (i) any of the Camco Real Properties or improvements thereon, or the Advantage Real Estate Collateral or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (ii) any of the business operations of Camco or Advantage have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (iii) any of the Camco Real Properties or improvements thereon, or the Advantage Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment, which in any event would reasonably be expected to have a material adverse effect on Camco on a consolidated basis.

            4.19. BOOKS AND RECORDS

            The books of account, stock record books and other financial and corporate records of Camco and Advantage, all of which have been made available to London, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management's authorizations and such books and records are accurately reflected in all material respects in the Camco Filed SEC Documents.

            4.20. OWNERSHIP OF LONDON SHARES

            Neither Camco nor Advantage, nor to the knowledge of Camco, any of its affiliates or associates (as such terms are defined under the Exchange Act),
(a) beneficially owns, directly or indirectly or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any London Shares.

                                  ARTICLE FIVE
                    FURTHER COVENANTS OF LONDON AND CITIZENS

            5.01. OPERATION OF BUSINESS

            London and Citizens each covenant to Camco that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01 below), except as expressly contemplated or permitted by this Agreement or to the extent that Camco shall otherwise consent in writing:

            (a) Conduct of Business. The business of London and Citizens will be conducted only in the ordinary and usual course consistent with past practice. Neither London nor Citizens shall take any action that would be inconsistent with any representation or warranty of London or Citizens set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation.

            (b) Changes in Business and Capital Structure. Except as provided for by this Agreement, as set forth in Section 5.01(b) of the London Disclosure Schedule or as otherwise approved expressly in writing by Camco, neither London nor Citizens will:

                  (i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of London or Citizens, tangible or intangible, which are material, individually or in the aggregate, to London or Citizens except for securitization activities in the ordinary course of business;

                  (ii) make any capital expenditure or capital additions or improvements which individually exceed $2,500 or exceed $2,500 in the aggregate and which otherwise are in any manner inconsistent in any material respect with the capital budgets of London or Citizens for 2004;

                  (iii) become bound by, enter into, or perform any material contract, commitment or transaction that would be reasonably likely to (A) have a material adverse effect on London or Citizens, (B) impair in any material respect the ability of London or Citizens to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;

                  (iv) declare, pay or set aside for payment any dividends or make any distributions on London shares other than quarterly cash dividends in an amount not to exceed $.07 per London Share and consistent with its historical dividend payment practices;

                  (v) purchase, redeem, retire or otherwise acquire any London Shares;

                  (vi) issue any London Shares or grant any option or right to acquire any of its capital shares other than (a) the issuance of London Shares pursuant to the exercise of options outstanding as of the date of this Agreement and
                        (b) the award and distribution of shares held by the London MRP as of the date of this Agreement;

                  (vii) amend or propose to amend any of the governing documents of London or Citizens except as otherwise expressly contemplated by this Agreement;

                  (viii) reorganize or acquire all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

                  (ix) enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of London or Citizens, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that London or Citizens may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the London Disclosure Schedule, or regular annual renewals of insurance contracts; provided further, however, that London or Citizens may amend the London MRP as appropriate in order to permit the award and distribution of London Shares held in the London MRP as of the date of execution of this Agreement;

                  (x) announce or pay any general wage or salary increase or bonus, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of London or Citizens, except, in each case, for changes that are required by applicable law or to satisfy contractual obligations existing as of the date hereof that are disclosed in the London Disclosure Schedule, and except for normal wage or salary increases awarded to each employee on the anniversary of his or her employment not to exceed the aggregate amount set forth in the London Disclosure Schedule;

                  (xi) except for amounts as may be obtained with the right of prepayment at any time without penalty or premium, and deposit taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

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

                  (xii) except as disclosed in the London Disclosure Schedule, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

                  (xiii) make or change any Tax election or Tax accounting
                        method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes;

                  (xiv) originate or issue a commitment to originate any loan secured by one- to four-family residential real estate in a principal amount of $250,000 or more or any loan secured by nonresidential real estate in a principal amount of $250,000 or more;

                  (xv) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

                  (xvi) enter into any securities transactions for its own
                        account or purchase or otherwise acquire any investment security for its own account other than U.S. Government and U.S. agency obligations;

                  (xvii) increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Citizens' market;

                  (xviii) foreclose upon or otherwise take title to or
                        possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that Citizens shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products;

                  (xix) make any contributions under the London ESOP that are not consistent with the terms of the London ESOP; or

                  (xx)  enter into any agreement to do any of the foregoing.

            (c) Maintenance of Property. London and Citizens shall use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

            (d) Performance of Obligations. London and Citizens shall perform all of their obligations under all material agreements relating to or affecting their respective properties, rights and businesses.

            (e) Maintenance of Business Organization. London and Citizens shall use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

            (f) Insurance. London or Citizens shall maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by

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

                  them at the London Balance Sheet Date, and upon the renewal or termination of such insurance, London and Citizens will use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them at the London Balance Sheet Date.

            (g) Access to Information. London and Citizens shall afford to Camco and Advantage and to their officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, London and Citizens shall make available to Camco or Advantage on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Camco or Advantage may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants), provided that (A) neither Camco or Advantage shall unreasonably interfere with the business operations of London or Citizens and either London or Citizens may, in its discretion, limit the access of Camco or Advantage to the employees of London or Citizens whose work product London or Citizens reasonably wishes to keep confidential.

            5.02. NOTIFICATION

            Between the date of this Agreement and the Closing Date, London promptly shall notify Camco in writing if London or Citizens becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of London or Citizens, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the London Disclosure Schedule, London will promptly deliver to Camco a supplement to the London Disclosure Schedule specifying such change ("UPDATED LONDON DISCLOSURE SCHEDULE"); provided, however, that the disclosure of such change in the Updated London Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Camco. During the same period, London will promptly notify Camco of (i) the occurrence of any breach of any of the covenants of London or Citizens contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to London or Citizens, to result in a material adverse effect with respect to London or Citizens.

            5.03. ACQUISITION TRANSACTIONS

            (a) London and Citizens shall (i) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, London or Citizens (collectively, "ACQUISITION TRANSACTIONS"), (ii) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give Camco prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the consideration, negotiation and consummation of an Acquisition Transaction not solicited by London or Citizens or any of their respective officers, directors, agents or affiliates if, and to the extent that, the Board of Directors of London reasonably determines in good faith after consultation with London's Financial Advisors and upon written advice of counsel to London that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of London; provided, however, that London shall give Camco prompt notice of any such proposal of an Acquisition Transaction and keep Camco promptly informed regarding the substance thereof and the response of the Board of Directors of London thereto.

            (b) In the event London executes a definitive agreement in connection with, or closes, an Acquisition Transaction at any time after the date of this Agreement until the expiration of twelve months from the date of termination of this Agreement, London shall pay to Camco in immediately available funds the sum of $450,000 within ten days after the earlier of such execution or closing.

            5.04. DELIVERY OF INFORMATION

            London and Citizens shall furnish to Camco promptly after such documents are available: (a) all reports, proxy statements or other communications by London to its shareholders generally and (b) all press releases relating to any transactions.

            5.05. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT

            No later than the 15th day prior to the mailing of the Proxy Statement, London shall deliver to Camco a schedule of all persons who London reasonably believes are, or are likely to be, as of the date of the London Meeting, deemed to be "affiliates" of London as that term is used in Rule 145 under the Securities Act (the "RULE 145 AFFILIATES"). Thereafter and until the Effective Time, London shall identify to Camco each additional person whom London reasonably believes to have thereafter become a Rule 145 Affiliate.

            5.06. VOTING AGREEMENT

            Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Camco's willingness to enter into this Agreement, each of the directors and executive officers of London and Citizens shall enter into a Voting Agreement in the form attached hereto as Exhibit B. If any person shall become a director or executive officer of London or Citizens after the date of this Agreement and until the Effective Time, London and Citizens shall cause each such person to execute a Voting Agreement.

            5.07  NO CONTROL

            Nothing contained in this Agreement shall give Camco or Advantage, directly or indirectly, the right to control or direct the operations of London or Citizens prior to the Effective Time. Prior to the Effective Time, each of London and Camco shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

            5.08  TERMINATION OF BENEFIT PLANS

            (a) The London ESOP shall be terminated and the net assets thereof shall be distributed as described in Section 7.06 as expeditiously as possible after the Effective Time.

            (b) No additional contribution shall be made to the London ESOP by Camco, Advantage, London or Citizens except as necessary to make the minimum required payment under the current exempt loan (the "ESOP LOAN") between London and the London ESOP; provided, however, that all such contributions shall be deductible by London and Citizens under Section 404 of the Code and the allocations of such contributions shall otherwise be in compliance with Section 415 of the Code.

            5.09  ACCOUNTING POLICIES

            Before the Effective Time and at the request of Camco, London or Citizens shall promptly (a) establish and take such reserves and accruals to conform Citizens' loan, accrual and reserve policies to Camco's policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Corporate Merger, Bank Merger and restructuring charges related to or to be incurred in connection with such mergers, to the extent permitted by law and consistent with GAAP; provided, however, that neither London nor Citizens shall be obligated to make any such changes or adjustments until the satisfaction of all unwaived conditions set forth in Sections 8.02 and 8.03, and further provided that no basis for termination of this Agreement by any party pursuant to Article Eleven is then extant.

                                   ARTICLE SIX
                           FURTHER COVENANTS OF CAMCO

            6.01. ACCESS TO INFORMATION

            Camco and Advantage shall furnish to London promptly after such documents are available: (i) all reports, proxy statements or other communications by Camco to its stockholders generally; and (ii) all press releases relating to any transactions.

            6.02. EMPLOYEES; EMPLOYEE BENEFITS

            (a) All employees of Citizens as of the date of this Agreement who are actively employed at the Effective Time and who are offered employment by Camco or Advantage shall continue as employees of Advantage ("CONTINUING EMPLOYEES") at the Effective Time and, with respect to continuing Employees who are not currently covered by a written employment or severance agreement with Citizens, shall be employed as at will employees of Advantage. Continuing Employees will be eligible to participate in Advantage's benefit plans on the earliest date permitted by such plan, with credit for years of service with London or Citizens for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits or allocation of employer contributions). Camco shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under London's equivalent plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. Continuing Employees will retain accrued and unused sick leave and vacation to the extent that such benefits are consistent with Advantage's relevant policies.

            (b) Any Citizens employee immediately before the Effective Time who is not currently covered by a written employment or severance agreement with Citizens and who Camco or Advantage elects not to employ after the Effective Time shall receive: (i) a severance payment equal to the product of one week of the employee's then current salary multiplied by the number of total years of service as a Citizens employee; provided, however, that the maximum severance payment shall equal six months of such employee's base salary, and (ii) payment for vacation that is unused and accrued consistent with the terms of Citizens' vacation policy in effect on the date of this Agreement.

            (c) Camco shall make all change of control payments required pursuant to the employment agreements of John J. Bodle and Steven C. Adams; provided, however, that Camco shall not be required to make any payments that are "excess parachute payments" under Section 280G of the Code.

            (d) Camco shall enter into an employment agreement with each of Messrs. Bodle and Adams in such form attached hereto as Exhibits C and D, respectively.

            6.03. EXCHANGE LISTING

            Camco shall file a listing application with Nasdaq for the Camco Shares to be issued to the former holders of London Shares in the Corporate Merger at the time prescribed by applicable rules and regulations of Nasdaq, and shall use all commercially reasonable efforts to cause the Camco Shares to be issued in connection with the Corporate Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. In addition, Camco will use its best efforts to maintain its listing on Nasdaq.

            6.04. NOTIFICATION

            Between the date of this Agreement and the Closing Date, Camco will promptly notify London in writing if Camco or Advantage becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of Camco or Advantage or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Camco will promptly notify London of (i) the occurrence of any breach of any of the covenants of Camco or Advantage contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Camco or Advantage, to result in a material adverse effect with respect to Camco or Advantage.

            6.05. OFFICERS' AND DIRECTORS' INDEMNIFICATION

            (a) For a period of three years after the Effective Time, Camco shall, to the fullest extent permitted by applicable law, and consistent with the terms and conditions of the articles of incorporation and code of regulations of London, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is a current or former Director or Officer of London or Citizens (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions of such Director or Officer in the course of his or her duties as a Director or Officer of London or Citizens occurring prior to the Effective Time; provided that Camco shall not be obligated to indemnify a Director or Officer for acts or omissions of such Director or Officer that were beyond the scope of the duties of such Director or Officer as a Director or Officer of London or Citizens. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Camco) selected by Camco and reasonably acceptable to such Indemnified Party. As a condition to receiving such indemnification, the Indemnified Party shall assign to Camco, by separate writing, all right, title and interest in and to the proceeds of the Indemnified Party's applicable insurance coverage, if any, including insurance maintained or provided by Camco, London or Citizens to the extent of such indemnity. No Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such Indemnified Party fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such Indemnified Party against Camco, its subsidiaries, London or Citizens arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of Camco, its subsidiaries, London or Citizens, or (iii) if such person fails to deliver such notices as may be required under any applicable directors' and officers' liability insurance policy to preserve any possible claims of which the Indemnified Party is aware, to the extent such failure results in the denial of payment under such policy.

            (b) Camco shall designate one of the following two alternatives for providing directors' and officers' liability coverage for the directors and officers of London and Citizens: (i) London shall obtain extended reporting or "tail" coverage for three years under the director and officer liability policy currently maintained by London and Citizens or (ii) subject to London and Citizens providing all requested information and representations to Camco's directors' and officers' liability insurance carrier, Camco shall add a rider, to be effective at the Effective Time, to Camco's existing directors' and officers' liability insurance policy covering the acts and omissions of the officers and directors of London and Citizens occurring prior to the Effective Time and to continue such rider for a period of three years. Camco's obligation under this Section 6.05(b) shall be limited to an aggregate amount not to exceed 125% of the annual premium for the director and officer liability policy currently maintained by London and Citizens.

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

            6.06. ADVISORY BOARD

            Camco agrees to take all action necessary to appoint all of the directors of London and Citizens, effective as of the Effective Time, to an advisory board of Camco or Advantage for a term of one year. Camco shall pay the members of the advisory board a fee of $1,000 per meeting attended and the advisory board shall meet four times during the year following the Corporate Merger. Each member of the advisory board shall execute a non-compete agreement that extends for a period of twelve months from the Effective Time.

                                  ARTICLE SEVEN
                       FURTHER OBLIGATIONS OF THE PARTIES

            7.01. COOPERATIVE ACTION

            Subject to the terms and conditions of this Agreement, each of London, Citizens, Camco and Advantage agrees to use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, and to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for London ("LONDON'S COUNSEL") and counsel for Camco ("CAMCO'S COUNSEL"), to satisfy all legal requirements of the States of Ohio and Delaware and of the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

            7.02. PRESS RELEASES

            Neither Camco nor London shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or Nasdaq rules to be made before such consent can be obtained.

            7.03. REGISTRATION STATEMENTS; PROXY STATEMENT; LONDON MEETING

            (a) As promptly as reasonably practical following the date hereof, London shall prepare, in consultation with Camco and with Camco's cooperation, mutually acceptable proxy material which shall constitute the proxy statement/prospectus (including all amendments or supplements thereto, the "PROXY STATEMENT") relating to the matters to be submitted to the London shareholders for the London Meeting, and Camco shall file with the SEC a registration statement with respect to the issuance of Camco Shares in the Corporate Merger (such registration statement and all amendments or supplements thereto, the "REGISTRATION STATEMENT"). Each of London and Camco agrees to use all commercially reasonable efforts to cause the Registration Statement, including the Proxy Statement, to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Camco also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. London agrees to promptly furnish to Camco all information concerning London, Citizens and the Officers, Directors and shareholders of London as Camco reasonably may request in connection with the foregoing. Each of London and Camco shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of London and Camco, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other's approval, which approval shall not be unreasonably withheld or delayed.

            (b) Each of London and Camco agrees, as to itself and its subsidiaries, that none of the information to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, as of the date such Proxy Statement is mailed to shareholders of London and up to and including the date of the meeting of London's shareholders to which such Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

            (c) Each of London and Camco agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement.

            (d) London shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the London Meeting, regardless of whether the Board of Directors of London determines at any time that this Agreement or the Corporate Merger is no longer advisable or recommends that the shareholders of London reject this Agreement or the Corporate Merger. London shall cause the London Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 45 days after the effectiveness of the Registration Statement, unless otherwise agreed to by Camco and London. The London Board of Directors shall recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement, unless the Board of Directors of London reasonably determines in good faith after consultation with London's Financial Advisors and upon written advice of counsel to London that such a recommendation would constitute a breach of its fiduciary duties to the shareholders of London.

            7.04. REGULATORY APPLICATIONS

            Camco, Advantage, London and Citizens shall use their best efforts to file within 60 days of the date hereof all applications required to be filed with Governmental and Regulatory Authorities in order to consummate the Corporate Merger and the Bank Merger. Each party shall keep the other party reasonably informed as to the status of all applications and make available to other party copies of such applications as filed and any supplementary filed materials and all responses received with respect to such applications. Each party will cooperate and will cause their respective directors, officers, employees, agents and advisors to cooperate with the other party in connection with the preparation of such applications and the Registration Statement.

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

            7.05. COORDINATION OF DIVIDENDS

            After the date of this Agreement, London shall coordinate with Camco the payment of any dividends authorized under Section 5.01(b)(iv) and the record date and payment dates relating thereto, it being the intention of the parties hereto that the holders of London Shares (who will become holders of Camco Shares following the Closing) shall not receive two dividends, or fail to receive one dividend, from London and/or Camco for any single calendar quarter.

            7.06. TERMINATION OF LONDON ESOP

            (a) Subject to the Code and relevant regulations, as soon as practicable following the date of this Agreement, London and Citizens will (i) contingent upon completion of the transactions described in this Agreement, terminate the London ESOP and amend the London ESOP to incorporate any additional provisions that are appropriate to facilitate termination and liquidation of the London ESOP and that are required by then-effective law and
(ii) submit an application to the IRS requesting a determination letter to the effect that the London ESOP, as initially established and as subsequently amended to comply with laws enacted after the London ESOP was established, complies with Section 401(a) of the Code and that termination and liquidation of the London ESOP in accordance with its terms and the terms of this Agreement will not adversely affect the London ESOP's status under Section 401(a) of the Code.

            (b) Prior to the Effective Time, London shall continue to accrue compensation expense with respect to the London ESOP only to the extent necessary to make any principal and interest payments required to be made on the ESOP Loan between the date of this Agreement and the Effective Time. At the Effective Time, London will contribute this amount to the London ESOP which will be applied toward repayment of the ESOP Loan, after which an appropriate number of London shares shall be allocated as promptly as possible by the London ESOP trustee to the accounts of London ESOP participants, as defined in the London ESOP (the "ESOP PARTICIPANTS") in accordance with the allocation provisions of the London ESOP and applicable law; provided, however, that the amount of any such allocation shall be deductible by London and Citizens under Section 404 of the Code and the allocation of such contribution shall otherwise be in compliance with Section 415 of the Code.

            (c) All London shares held by the trustee of the London ESOP at the Effective Time shall be exchanged in accordance with the Election Form submitted by the London ESOP trustee, subject to the allocation provisions of
Section 2.02 of this Agreement. Subsequently, the trustee of the London ESOP shall retire the ESOP Loan by transferring to Camco Camco Shares having a value equal to the then outstanding ESOP Loan plus, if necessary, additional cash necessary to fully retire the London ESOP Loan. For these purposes, the value of any Camco shares transferred to Camco to retire the London ESOP Loan will be the fair market value of such shares at the time of surrender. Any Camco shares and other assets remaining in the suspense account following the repayment of the ESOP Loan in full shall be allocated as promptly as possible by the London ESOP trustee to ESOP Participants in accordance with the allocation provisions of the London ESOP and applicable law but contingent upon receiving a determination letter to the effect described in Section 7.06(e) of this Agreement. It is the intent of the parties that the London ESOP be terminated concurrently with the Effective Time and that the distributions be made as soon thereafter as possible, provided that no distribution shall be made until a final determination letter is received from the IRS.

            (d) After the Effective Time, and while the determination letter application described in Section 7.06(a) is pending, the current administrator of the London ESOP, or another administrator selected by Camco (subject to consultation with the then current trustee), shall continue to administer the London ESOP subsequent to the Effective Time, and the current trustee of the London ESOP, or such other trustee(s) selected by Camco (subject to consultation with the then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time.

            (e) Camco and London agree that the London ESOP shall be amended to the extent necessary to facilitate termination and liquidation of the London ESOP and to receive a favorable determination letter from the IRS as to the tax qualified status of the London ESOP upon its termination under Section 401(a) and

4975(e)(7) of the Code (the "FINAL DETERMINATION LETTER"). Following the receipt of the Final Determination Letter, distributions of the account balances under the London ESOP shall be made to the ESOP Participants as soon as administratively feasible. From and after the date hereof, in anticipation of such termination and distribution, London and Citizens prior to the Effective Time, and Camco after the Effective Time, shall use their best efforts to obtain the favorable Final Determination Letter. In the event that London and Citizens, prior to the Effective Time, and Camco after the Effective Time, reasonably determine that the London ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be applied, allocated or distributed without causing the London ESOP to lose its tax qualified status, London and Citizens prior to the Effective Time and Camco after the Effective Time shall take such action as they may reasonably determine is necessary to preserve, to the extent possible, the tax status of the London ESOP and its trust, the tax characterization of distributions to ESOP Participants, the allocation of the Per Share Merger Consideration as described in Section 7.06(c) to those employees who are ESOP Participants as of the Effective Time and the liquidation of the London ESOP trust. All London ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the London ESOP determined as of the termination date.

            7.07. CONFIDENTIALITY

            The parties to this Agreement acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the "INFORMATION") and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

                                  ARTICLE EIGHT
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

            8.01. CONDITIONS TO THE OBLIGATIONS OF CAMCO AND ADVANTAGE

            The obligations of Camco and Advantage under this Agreement shall be subject to the satisfaction, or written waiver by Camco and Advantage prior to the Closing Date, of each of the following conditions precedent:

            (a) The representations and warranties of London and Citizens set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Camco shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of London and Citizens to such effect.

            (b) Each of London and Citizens shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement, and Camco shall have received a certificate, dated the

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

                  Closing Date, signed by the chief executive officer and the chief financial officer of each of London and Citizens to such effect.

            (c) The holders of not more than 10% of the outstanding London Shares shall have perfected their dissenters' rights under
                  Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

            (d) London and Citizens shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

            (e) The shareholders' equity of London on the Closing Date and as calculated in accordance with GAAP shall not be less than $5,297,000, without giving effect to (i) reasonable expenses incurred in connection with the transactions contemplated by this Agreement, (ii) realized or unrealized gains or losses on securities classified as available for sale in the London Financial Statements, or dividends paid in accordance with
                  Section 5.01(b)(iv) of this Agreement.

            8.02. CONDITIONS TO THE OBLIGATIONS OF LONDON AND CITIZENS

            The obligations of London and Citizens under this Agreement shall be subject to satisfaction, or written waiver by London and Citizens prior to the Closing Date, of each of the following conditions precedent:

            (a) The representations and warranties of Camco and Advantage set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and London shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of Camco and Advantage to such effect.

            (b) Each of Camco and Advantage shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02 of this Agreement, and London shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of Camco and Advantage to such effect.

            (c) Camco and Advantage shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

            (d) London shall have received from one or both of London's Financial Advisors an opinion reasonably acceptable to London, dated as of the Closing Date, to the effect that the consideration to be received by the holders of the London Shares in the Corporate Merger is fair to the holders of the London Shares, from a financial point of view.

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

            8.03. MUTUAL CONDITIONS

            The obligations of London, Citizens, Camco and Advantage under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:

            (a) The shareholders of London shall have duly adopted this Agreement by the required vote.

            (b) All approvals of Governmental and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

            (c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Corporate Merger shall be in effect. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Corporate Merger illegal.

            (d) The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

            (e) The Camco Shares to be issued in the Corporate Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

            (f) Camco and London shall have received the written opinion of Camco's Counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Corporate Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, Camco's Counsel will require and rely upon customary representations contained in letters from Camco and London that Camco's Counsel reasonably deems relevant.

                                  ARTICLE NINE
                                     CLOSING

            9.01. CLOSING

            The closing of the Corporate Merger pursuant to this Agreement (the "CLOSING") shall take place at a date and time agreed upon by Camco and London as soon as practicable after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Eight of this Agreement to be satisfied. Notwithstanding any of the foregoing to the contrary, the Closing shall not occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental or Regulatory Authority approval or any extension thereof expires. The date of the Closing is sometimes herein called the "CLOSING DATE."

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

            9.02. CLOSING DELIVERIES REQUIRED OF CAMCO AND ADVANTAGE

            At the Closing, Camco and Advantage shall cause all of the following to be delivered to London:

            (a)   The certificates of Camco and Advantage contemplated by
                  Section 8.02(a) and (b) of this Agreement.

            (b) Copies of all resolutions adopted by the directors of Camco and Advantage, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of Camco and Advantage, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

            (c) The Employment Agreements of Messrs. Bodle and Adams pursuant to Section 6.02(d) of this Agreement.

            9.03. CLOSING DELIVERIES REQUIRED OF LONDON AND CITIZENS

            At the Closing, London and Citizens shall cause all of the following to be delivered to Camco:

            (a) The certificates of London and Citizens contemplated by Sections 8.01(a) and (b) of this Agreement.

            (b) Copies of all resolutions adopted by the directors and the shareholders of London and Citizens approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of London and Citizens, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

            (c) A non-compete agreement for each person who is a director of London as of the date of this Agreement and each person who is a director of London as of the Effective Time in the appropriate version of Exhibit E attached hereto depending upon whether or not such director intends to serve on the advisory board of Advantage pursuant to Section 6.06.

            (d) The Employment Agreements of Messrs. Bodle and Adams pursuant to Section 6.02(d) of this Agreement.

            (e) A statement issued by London in the form attached hereto as Exhibit F, dated not more than 30 days prior to the Closing Date, certifying that the London Shares are not a U.S. real property interest within the meaning of Treasury Department Regulation Sections 1.897-2(b)(1) and (h).

                                   ARTICLE TEN
            NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

            10.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

            The representations, warranties and covenants of Camco, Advantage, London and Citizens set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Six and this Article Ten and Article Twelve); except that the Surviving Corporation and any director, officer or controlling person thereof may rely on such representations, warranties or covenants in any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either London or Camco.

                                 ARTICLE ELEVEN
                                   TERMINATION

            11.01. TERMINATION

            This Agreement may be terminated, and the Corporate Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of London:

            (a) By mutual written agreement of London and Camco duly authorized by action taken by or on behalf of their respective Boards of Directors;

            (b) By either London or Camco upon written notification to the non-terminating party:

                  (i) at any time after nine months after the date of this Agreement, if the Corporate Merger shall not have been consummated on or prior to such date and such failure to consummate the Corporate Merger is not caused by a breach of this Agreement by the terminating party; or

                  (ii) if any event occurs which, in the reasonable opinion of either Camco or London, would preclude satisfaction of any of the conditions set forth in Section 8.03 of this Agreement;

            (c)   By London upon written notice to Camco if:

                  (i) in compliance with the provisions of Section 5.03(b) of this Agreement, London executes a definitive agreement in connection with, or closes, an Acquisition Transaction; or

                  (ii) any event occurs which, in the reasonable opinion of London, would preclude satisfaction of any of the conditions set forth in Section 8.02 of this Agreement; or

            (d) By Camco upon written notice to London if any event occurs which, in the reasonable opinion of Camco, would preclude satisfaction of any of the conditions set forth in Section
                  8.01 of this Agreement.

            11.02. EFFECT OF TERMINATION

            If this Agreement is validly terminated by either London or Camco pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of London, Citizens, Camco or Advantage except that (i) the provisions of Sections 5.03, 7.07 and
12.07 and this Article Eleven will continue to apply following any such termination, and (ii) nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

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

                                 ARTICLE TWELVE
                                  MISCELLANEOUS

            12.01. NOTICES

            All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

                     If to London or Citizens, to:

                     London Financial Corporation
                     2 East High Street
                     London, Ohio  43140
                     Attn:  John J. Bodle, President
                     Facsimile Number:   (740) 852-4699

                     If to Camco or Advantage, to:

                     Camco Financial Corporation
                     6901 Glenn Highway
                     Cambridge, Ohio 43725
                     Attn: Richard C. Baylor, President
                     Facsimile Number:  (740) 435-2021

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

            12.02. COUNTERPARTS

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

            12.03. ENTIRE AGREEMENT

            This Agreement (including the exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

            12.04. SUCCESSORS AND ASSIGNS

            This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

            12.05. CAPTIONS

            The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

            12.06. GOVERNING LAW

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

            12.07. PAYMENT OF FEES AND EXPENSES

            Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Camco.

            12.08. AMENDMENT

            From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of each of the parties hereto; except that after the London Meeting, this Agreement may not be amended if it would violate the OGCL.

            12.09. WAIVER

            The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

            12.10. NO THIRD-PARTY RIGHTS

            Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

            12.11. WAIVER OF JURY TRIAL

            Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

            12.12. SEVERABILITY

            If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Camco, Advantage, London and Citizens to be effective as of the date set forth in the first paragraph above.

ATTEST:                               CAMCO FINANCIAL CORPORATION

/s/ Sharon K. Chorey                  By: /s/ Richard C. Baylor
-----------------------------             --------------------------------------
                                            Richard C. Baylor, Chief Executive
                                            Officer

ATTEST:                               ADVANTAGE BANK

/s/ Sharon K. Chorey                  By: /s/ Richard C. Baylor
-----------------------------             --------------------------------------
                                           Richard C. Baylor, President

ATTEST:                                    LONDON FINANCIAL CORPORATION

/s/ Steven C. Adams                        By: /s/ John J. Bodle
-----------------------------                  ---------------------------------
                                                John J. Bodle, President

ATTEST:                                    THE CITIZENS BANK OF LONDON

/s/ Steven C. Adams                        By:  /s/ John J. Bodle
-----------------------------                  ---------------------------------
                                                John J. Bodle, President

             EXHIBITS A - F TO AGREEMENT AND PLAN OF MERGER OMITTED

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT (this "AMENDMENT") to the Agreement and Plan of Merger, dated as of March 26, 2004 (the "AGREEMENT"), by and among Camco Financial Corporation ("CAMCO"), Advantage Bank ("ADVANTAGE"), London Financial Corporation ("LONDON") and The Citizens Bank of London ("CITIZENS"), is made and entered into as of May 17, 2004, by and among Camco, Advantage, London and Citizens.

                                   WITNESSETH:

      WHEREAS, Camco has determined that, for certain desirable business purposes, after the merger of London into Camco, it will be more beneficial to merge Advantage into Citizens rather than merging Citizens into Advantage;

      WHEREAS, Section 1.05 of the Agreement provides that, with the consent of London, Camco and Advantage may at any time change the method of effecting the mergers to the extent Camco deems such change to be desirable;

      WHEREAS, Section 12.08 of the Agreement provides that the Agreement may be amended by an agreement in writing executed in the same manner as the Agreement, after authorization of such action by the Boards of Directors of each of the parties thereto; and

      WHEREAS, the Boards of Directors of each of the parties to the Agreement have authorized the execution of this Amendment;

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions set forth hereinafter and in the Agreement, Camco, Advantage, London and Citizens, intending to be legally bound hereby, agree as follows:

      1. The term "BANK MERGER" as used in the Agreement shall be defined as the merger of Advantage with and into Citizens; and

      2. Exhibit A to the Agreement shall be amended by replacing it in its entirety with the attached Exhibit A.

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of Camco, Advantage, London and Citizens to be effective as of the date set forth in the first paragraph above.

ATTEST:                                 CAMCO FINANCIAL CORPORATION

/s/ Sharon K. Chorey                   By: /s/ Richard C. Baylor
------------------------------             -------------------------------------
                                             Richard C. Baylor, Chief Executive
                                             Officer

ATTEST:                                ADVANTAGE BANK

/s/ Sharon K. Chorey                   By: /s/ Richard C. Baylor
------------------------------            --------------------------------------
                                            Richard C. Baylor, President

ATTEST:                                    LONDON FINANCIAL CORPORATION

/s/ Steven C. Adams                        By: /s/ John J. Bodle
-----------------------------                  ---------------------------------
                                                John J. Bodle, President

ATTEST:                                    THE CITIZENS BANK OF LONDON

/s/ Steven C. Adams                        By:  /s/ John J. Bodle
-----------------------------                  ---------------------------------
                                                John J. Bodle, President

                                    EXHIBIT A
                               AGREEMENT OF MERGER

      THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of the ___ day of ___________, 2004, by and between Advantage Bank ("Advantage"), a savings bank organized under Chapter 1161 of the Ohio Revised Code, and The Citizens Bank of London ("Citizens"), a commercial bank organized under the Chapter 1113 of the Ohio Revised Code.

                                R E C I T A L S :

      WHEREAS, Advantage is a wholly owned subsidiary of Camco Financial Corporation ("Camco"), a Delaware corporation, and Citizens is a wholly owned subsidiary of London Financial Corporation ("London"), an Ohio corporation;

      WHEREAS, Camco, Advantage, London and Citizens have entered into an Agreement and Plan of Merger dated March 26, 2004 and amended on May __, 2004 (the "Merger Agreement"), which provides for the merger of London with and into Camco and the subsequent merger of Advantage with and into Citizens; and

      WHEREAS, the Boards of Directors of each of the parties hereto have approved this Agreement;

      NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

                                    ARTICLE I
                                   THE MERGER

      Section 1.01. At the Effective Time (as defined in Article IV below), Advantage shall merge with and into Citizens (the "Merger") pursuant to Ohio Rev. Code Sections 1161.76, 1115.11 and 1701.78, 12 U.S.C. Section 1828(c), and
the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division") and the Federal Deposit Insurance Corporation ("FDIC"). Upon consummation of the Merger, the separate corporate existence of Advantage shall cease and Citizens shall continue as the surviving institution (the "Surviving Institution").

                                   ARTICLE II
                          NAME OF SURVIVING INSTITUTION

      Section 2.01. The name of the Surviving Institution shall be Advantage
Bank.

                                   ARTICLE III
                            CONVERSION OF SECURITIES

      Section 3.01. Citizens Stock. The shares of common stock of Citizens, $1.00 par value per share, issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

      Section 3.02. Advantage Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Advantage or Citizens, all of the shares of common stock of Advantage that are issued and outstanding immediately prior thereto shall thereupon be canceled.

                                   ARTICLE IV
                                 EFFECTIVE TIME

      Section 4.01. The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in Article Nine of the Merger Agreement) at the date and time specified in the certificate of merger filed with the Ohio Secretary of State with respect to the Merger (the "Effective Time"); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) London shall have been merged with and into Camco; (b) the sole shareholders of Advantage and Citizens shall have adopted this Agreement; (c) the Merger shall have been approved by the Division and the FDIC; (d) all applicable regulatory waiting periods shall have expired; and (e) a certificate of merger with respect to the Merger shall have been filed with the Ohio Secretary of State.

                                    ARTICLE V
                ARTICLES OF INCORPORATION AND CODE OF REGULATIONS
                            OF SURVIVING INSTITUTION

      Section 5.01. The articles of incorporation and code of regulations of the Surviving Institution at and after the Effective Time shall be in the forms attached hereto as Exhibits 1 and 2, respectively.

                                   ARTICLE VI
                 DIRECTORS AND OFFICERS OF SURVIVING INSTITUTION

      Section 6.01. The names and addresses of the directors of the Surviving Institution shall be as set forth on Exhibit 3 hereto.

      Section 6.02. The executive officers of Advantage immediately before the Effective Time shall serve in the same capacities as executive officers of the Surviving Institution at and after the Effective Time.

                                   ARTICLE VII
                                EFFECTS OF MERGER

      Section 7.01. At the Effective Time, Advantage shall merge with and into Citizens, with Citizens as the Surviving Institution. The business of the Surviving Institution shall be that of an Ohio bank, as provided for in its articles of incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Advantage and Citizens shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.

      Section 7.02. The Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Advantage and Citizens, respectively.

      Section 7.03. The Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Advantage and Citizens, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Advantage and Citizens, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Advantage or Citizens. Deposit accounts shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either Advantage or Citizens shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

                                  ARTICLE VIII
              PRINCIPAL PLACE OF BUSINESS OF SURVIVING INSTITUTION

      Section 8.01. The principal place of business of the Surviving Institution shall be its main office located at 814 Wheeling Avenue, Cambridge, Ohio 43725.

                                   ARTICLE IX
                               LIQUIDATION ACCOUNT

      Section 9.01. At the Effective Time, the Surviving Institution shall assume Advantage's liquidation account established upon Advantage's conversion to the stock form of ownership.

                                    ARTICLE X
                                   OTHER TERMS

      Section 10.01. All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

      Section 10.02. Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

      Section 10.03. This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to Article Eleven thereof.

      Section 10.04. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:                                 ADVANTAGE BANK


_________________________________       By: ___________________________________
______________________

ATTEST:                                 THE CITIZENS BANK OF LONDON

_________________________________       By: ___________________________________
______________________

                EXHIBITS 1 - 3 TO THE AGREEMENT OF MERGER OMITTED

                                     ANNEX B

                                FAIRNESS OPINION

March 26, 2004

Board of Directors
London Financial Corporation
Two East High Street
London, Ohio 43140

Dear Board of Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of London Financial Corporation ("London"), of the consideration to be received by London in the merger (the "Merger") between London and Camco Financial Corporation ("Camco"). We have not been requested to opine as to, and our opinion does not in any manner address, London's underlying business decision to proceed with or effect the Merger.

Pursuant to the Merger Agreement, dated as of March 26, 2004, by and among London and Camco (the "Agreement"), at the effective time of the Merger, Camco will acquire all of London's issued and outstanding shares of common stock. London shareholders will elect to receive a cash amount equal to $26.50 per share 1.5634 shares of Camco common stock or a combination of cash and stock such that the total consideration is comprised of 50% stock and 50% cash (the "Consideration"). In addition, the holders of London stock options will receive $16.50, the difference between $26.50 and the exercise price, in cash as provided in the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by Camco including (i) the Agreement (ii) Annual Report, Proxy Statement and Form 10-K for the years ended December 31, 2003, 2002 and 2001 (December 31, 2003 was in draft from) (iii) and other information we deemed relevant. We discussed with senior management of Camco, the current position and prospective outlook for Camco. We considered historical returns and the prices of recorded transactions in Camco's common stock. We reviewed financial and stock market data of other savings institutions of similar size, particularly in the Midwest region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of commercial banks or proposed changes of control of comparably situated companies.

For London, we reviewed the (i)audited financial statements and Proxy Statements for the years ended September 30, 2003, 2002 and 2001, (ii) internal financial reports for the quarter ended December 31, 2003 and certain other information deemed relevant. We also discussed with senior management of London, the current position and prospective outlook for London.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by London and Camco and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from Camco, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of Camco's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of Camco or London. We have further relied on the assurances of management of Camco and London that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Camco or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to London in connection with the Merger and will receive a fee for such services. In addition, London has agreed to indemnify us for certain liabilities arising out of our engagement by London in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by Camco in the Merger is fair, from a financial point of view, to the stockholders of London.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of London used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of London in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Sincerely,

Keefe, Bruyette, & Woods, Inc.

                                     ANNEX C

                           DISSENTERS' RIGHTS STATUTE

OHIO REVISED CODE SECTION 1701.85
QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS.

      (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

      (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

      (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

      (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

      (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

      (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

      (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

      (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

      (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

      (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

      (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

      (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

      (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

      (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                     PART II

Item 20. Indemnification of Directors and Officers.

      (a)   DELAWARE GENERAL CORPORATION LAW

      Section 145 of the Delaware General Corporation Law, which governs indemnification by a corporation of officers, directors, employees and agents, provides as follows:

      (a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance or on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). (Last amended by Ch. 120, L. `97, eff. 7-1-97.)

      (b)   BY-LAWS OF CAMCO

      The By-laws of Camco contain the following provisions with respect to the indemnification of directors and officers:

      Section 7.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation, and any officer (other than an assistant officer) or director (i) of a subsidiary of the corporation or (ii) of a subsidiary of any such subsidiary, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or of a subsidiary of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 7.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

      Section 7.02. Court-Approved Indemnification. Anything contained in the by-laws or elsewhere to the contrary notwithstanding:

            (A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for gross negligence or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas of Franklin County, Ohio or such other court shall deem proper; and

            (B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this
Section 7.02.

      Section 7.03. Indemnification for Expenses. Anything contained in the by-laws or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

      Section 7.04. Determination Required. Any indemnification required under
Section 7.01 and not precluded under Section 7.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (C) by the stockholders, or (D) by the Court of Common Pleas of Franklin County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 7.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division
(A) or by independent legal counsel under division (B) or by the stockholders under division (C) of this Section 7.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by stockholders under division
(C) of this Section 7.04 shall be evidence in rebuttal of the presumption recited in Section 7.01.

      Section 7.05. Advances for Expenses. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in
Section 7.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

            (A)   if it shall ultimately be determined as provided in Section
7.04 that he is not entitled to be indemnified by the corporation as provided under Section 7.01; or

            (B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for gross negligence or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

      Section 7.06. Article Seven Not Exclusive. The indemnification provided by this Article Seven shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the certificate of incorporation or any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         Section 7.07. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Seven.

      Section 7.08. Certain Definitions. For purposes of this Article Seven, and as examples and not by way of limitation:

            (A) a person claiming indemnification under this Article Seven shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

            (B) references to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and references to "a subsidiary of the corporation" shall include another corporation if securities representing at least a majority of the voting power of such other corporation are owned by the corporation; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Seven.

      Section 7.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Seven may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Franklin County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Franklin County, Ohio in any such action, suit or proceeding.

      (c)   INSURANCE

      Camco has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 21. Exhibits and Financial Statements Schedules

            (a)   Exhibits

Exhibit No.                             Description
-----------                             -----------
  2               Agreement and Plan of Merger dated as of March 26, 2004, and amended May 17, 2004, by and among Camco Financial
                  Corporation, Advantage Bank, London Financial Corporation and
                  The Citizens Bank of London

  3(i)            Restated Certificate of Incorporation of Camco Financial
                  Corporation

  3(ii)           2003 Amended and Restated By-laws of Camco Financial
                  Corporation

  4               Restated Certificate of Incorporation and 2003 Amended and
                  Restated By-laws of Camco Financial Corporation, defining the rights of stockholders

  5 Opinion of Vorys, Sater, Seymour and Pease LLP regarding the legality of the Camco Financial Corporation stock being registered

  8 Opinion of Vorys, Sater, Seymour and Pease LLP regarding the tax consequences of the merger

  10(i)           Employment Agreement between Camco Financial Corporation and
                  Richard C. Baylor

  10(ii)          Employment Agreement between Camco Financial Corporation and
                  Larry A. Caldwell

  10(iii)         Form of Change of Control Agreement

  10(iv)          Form of 2002 Salary Continuation Agreement

  10(v)           Form of 1996 Salary Continuation Agreement

  10(vi)          Form of Executive Deferred Compensation Agreement

  10(vii)         First Ashland Financial Corporation 1995 Stock Option and
                  Incentive Plan

  10(viii)        Camco Financial Corporation 2002 Equity Incentive Plan

  10(ix)          Camco Financial Corporation 1995 Stock Option and Incentive
                  Plan

  10(x)           Westwood Homestead Financial Corporation 1997 Stock Option
                  Plan

  20              Notice of Special Meeting of Shareholders of London Financial
                  Corporation

  21              Subsidiaries of Camco Financial Corporation

  23(i)           Consent of Grant Thornton LLP

  23(ii)          Consent of Vorys, Sater, Seymour and Pease LLP

  23(iii)         Consent of Keefe, Bruyette & Woods, Inc.

  99              Form of Proxy for London Financial Corporation

            (b)   Financial Statement Schedules

            All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22. Undertakings

      (a)   1.    The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            4. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            5. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 4 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant herby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant herby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Ohio, on June 7, 2004.

                                       Camco Financial Corporation

                                       By /s/ Richard C. Baylor
                                         ---------------------------------------
                                          Richard C. Baylor,
                                          President, Chief Executive Officer
                                          and a Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 7, 2004.

By /s/ Larry A.Caldwell                         By /s/ Mark A.Severson
-----------------------------------             --------------------------------
   Larry A. Caldwell,                              Mark A Severson,
   Chairman and Director                           Chief Financial Officer

By /s/ Samuel W. Speck                          By /s/ Robert C. Dix, Jr.
-----------------------------------             --------------------------------
   Samuel W. Speck,                                Robert C. Dix. Jr.,
   Director                                        Director

By /s/ Jeffrey T. Tucker                        By /s/ Paul D. Leake
-----------------------------------             --------------------------------
   Jeffrey T. Tucker,                              Paul D. Leake,
   Director                                        Director

By /s/ Susan J. Insley                          By /s/ Terry A. Feick
-----------------------------------             --------------------------------
   Susan J. Insley,                                Terry A. Feick,
   Director                                        Director

By /s/ Carson  K. Miller
-----------------------------------
   Carson K. Miller,
   Director

                           CAMCO FINANCIAL CORPORATION
                       Registration Statement on Form S-4

                                INDEX TO EXHIBITS

Exhibit No.                       Description
-----------                       -----------
  2            Agreement and Plan of Merger and dated as of          Included as Annex A to the
               March 26, 2004, and amended May 17, 2004, by and      Prospectus/Proxy Statement
               among Camco Financial Corporation, Advantage
               Bank, London Financial Corporation and The
               Citizens Bank of London

  3(i)         Restated Certificate of Incorporation of Camco        Incorporated by reference to
               Financial Corporation                                 the Registrant's 2003 Annual
                                                                     Report on Form 10-K (the "2003 10-K"),
                                                                     filed with the Securities and Exchange
                                                                     Commission ("SEC") on EDGAR on March 15, 2004
                                                                     (SEC File No. 000-25196), Exhibit 3(i)

  3(ii)        2003 Amended and Restated By-laws of Camco            Included herewith
               Financial Corporation

  4            2003 Restated Certificate of Incorporation and        Included in Exhibits 3(i) and 3(ii)
               Amended and Restated By-laws of Camco Financial
               Corporation, defining the rights of stockholders

  5            Opinion of Vorys, Sater, Seymour and Pease LLP        Included herewith
               regarding the legality of the Camco stock being
               registered

  8            Opinion of Vorys, Sater, Seymour and Pease LLP        Included herewith
               regarding the tax consequences of the merger


  10(i)        Employment Agreement dated January 1, 2001            Incorporated by reference to the
               between Camco Financial Corporation and Richard       Registrant's 2002 Annual Report on
               C. Baylor                                             Form 10-K (the "2002 10-K"), filed
                                                                     with the SEC on EDGAR on March 28,
                                                                     2002 (SEC File No. 000-25196),
                                                                     Exhibit 10(i)

  10(ii)       Employment Agreement dated November 9, 2001, by       Incorporated by reference to the
               and between Camco Financial Corporation and Larry     2002 10-K, Exhibit 10(ii)
               A. Caldwell

  10(iii)      Form of Change of Control Agreement                   Incorporated by reference to the
                                                                     2003 10-K, Exhibit 10(iii)

  10(iv)       Form of 2002 Salary Continuation Agreement,           Incorporated by reference to the
               including individualized Schedule A's for each        2003 10-K, Exhibit 10(iv)
               participant

Exhibit No.                       Description
-----------                       -----------
  10(v)        1996 Salary Continuation Agreement between            Incorporated by reference to the
               Advantage Bank and D. Edward Rugg                     2003 10-K, Exhibit 10(v)

  10(vi)       Form of Executive Deferred Compensation Agreement     Incorporated by reference to the
                                                                     2003 10-K, Exhibit 10(vi)

  10(vii)      First Ashland Financial Corporation 1995 Stock        Incorporated by reference to the
               Option and Incentive Plan                             Registrant's  Form S-8 filed on June
                                                                     10, 2002 (SEC File No. 333-90142),
                                                                     Exhibit 4.01

  10(viii)     Camco Financial Corporation 2002 Equity Incentive     Incorporated by reference to the
               Plan                                                  Registrant's Form S-8 filed on June
                                                                     10, 2002 (SEC File No. 333-90152),
                                                                     Exhibit 4.01

  10(ix)       Camco Financial Corporation 1995 Stock Option and     Incorporated by reference to the
               Incentive Plan Number 333-90166, Exhibit 4.01         Registrant's  Form S-8 filed on June
                                                                     10, 2002 (SEC File No. 333-90166),
                                                                     Exhibit 4.01

  10(x)        Westwood Homestead Financial Corporation 1997         Incorporated by reference to Camco's
               Stock Option Plan                                     Form S-8 filed on January 5, 2000
                                                                     (SEC File No. 333-94113), Exhibit 4.01

  20           Notice of Special Meeting of Shareholders of          Included herewith
               London Financial Corporation

  21           Subsidiaries of Camco Financial Corporation           Incorporated by reference to the
                                                                     2003 10-K, Exhibit 21

  23(i)        Consent of Grant Thornton LLP                         Included herewith

  23(ii)       Consent of Vorys, Sater, Seymour and Pease LLP        Included in Exhibit 5

  23(iii)      Consent of Keefe, Bruyette & Woods, Inc.              Included herewith

  99           Form of Proxy for London Financial Corporation        Included herewith